As filed with the Securities and Exchange Commission on March 22, 2012

Registration No. 333-179581

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 4

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vipshop Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 20 Huahai Street

Liwan District, Guangzhou 510370

The People’s Republic of China

+86 (20) 2233-0000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP c/o ICBC Tower, 35/F 3 Garden Road, Central Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2) (3)	Proposed Maximum Offering Price Per Share(2)	Proposed maximum aggregate offering price(2) (3)	Amount of registration fee(4)
Ordinary Shares, par value US$0.0001 per share(1)	25,705,880	US$5.25	US$134,955,870	US$15,466

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share represents two ordinary shares.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	All of which has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED MARCH 22, 2012

11,176,470 American Depositary Shares

Representing 22,352,940 Ordinary Shares

Vipshop Holdings Limited

This is an initial public offering of American depositary shares, or ADSs, of Vipshop Holdings Limited. We are offering 11,176,470 ADSs and each ADS represents two ordinary shares, par value US$0.0001 per share. Prior to this offering, there has been no public market for our ADSs or ordinary shares. We anticipate the initial public offering price will be between US$8.50 and US$10.50 per ADS.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “VIPS.”

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 12.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to us (before expenses)	US$	US$

The underwriters have an option to purchase up to 1,676,470 additional ADSs from us at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Certain existing shareholders of our company, namely, the DCM Entities and the Sequoia Entities, and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of US$20 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to them. The number of ADSs available for sale to the general public will be reduced to the extent that these shareholders or their affiliates purchase those ADSs.

The underwriters expect to deliver the ADSs to purchasers on or about             , 2012.

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities

Piper Jaffray & Co.	Oppenheimer & Co.

The date of this prospectus is                     , 2012

You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the United States Securities and Exchange Commission, or the SEC. Neither we nor underwriters have authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we nor the underwriters have taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of the prospectus outside the United States.

i

CONVENTIONS USED IN THIS PROSPECTUS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

•	“we,” “us,” “our company” and “our” refers to Vipshop Holdings Limited, its subsidiaries and its consolidated affiliated entity;

•	an “active customer” for a given period refers to any registered member on vipshop.com who has purchased products from us at least once during such period;

•

a “repeat customer” for a given period refers to any customer who (i) is an active customer during such period, and (ii) had purchased products from us at least twice during the period from our inception on August 22, 2008 to the end of such period. Orders placed by a repeat customer during a given period include all orders placed by the customer during such period even if the customer made the first purchase from us in the same period;

•	a “registered member” refers to any consumer who has registered and created an account on our vipshop.com website;

•	“daily unique visitors” refers to the number of different IP addresses from which a website is visited during a given day;

•	“monthly unique visitors” refers to the number of different IP addresses from which a website is visited during a given month;

•	“DCM Entities” refers to, as the context may require, any or all of our shareholding entities affiliated with DCM. See “Principal Shareholders;”

•	“Sequoia Entities” refers to, as the context may require, any or all of our shareholding entities affiliated with Sequoia Capital China. See “Principal Shareholders;”

•

“Frost & Sullivan” refers to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party market research company that we commissioned to provide information on the industry in which we operate;

•	“ADSs” refers to our American depositary shares, each of which represents two ordinary shares;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•

“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.0001 per share, and “preferred shares” refers to our series A and series B convertible preferred shares, par value US$0.0001 per share;

•	“RMB” or “Renminbi” refers to the legal currency of China; and

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

Except as otherwise indicated, all information in this prospectus assumes (i) no exercise by the underwriters of their option to purchase additional shares, (ii) certain existing shareholders of the company or their affiliates do not subscribe to any ADSs offered in this offering and (iii) the conversion of each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, immediately upon the completion of this offering, based on an assumed initial public offering price of US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Renminbi amounts shown in this prospectus are accompanied by translations into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all such translations from Renminbi to U.S. dollars in this prospectus were made at RMB6.2939 to US$1.0000, the noon buying rate for December 30, 2011 set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On March 16, 2012, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.3222 to US$1.0000.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This prospectus contains information from the Chinese Flash Sales Market Study, an industry report commissioned by us and prepared by Frost & Sullivan, a third-party market research firm. We refer to this report as the Frost & Sullivan Report in this prospectus.

Our Business

We are China’s leading online discount retailer for brands as measured by total revenues in 2010, the number of registered members as of June 30, 2011 and the number of monthly unique visitors in December 2011, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website. Flash sales represent a new online retail format combining the advantages of e-commerce and discount sales through selling a finite quantity of discounted products or services online for a limited period of time. Since our inception in August 2008, we have attracted a large and growing number of consumers and popular brands. We had 12.1 million registered members and over 1.7 million cumulative customers and promoted and sold products for over 1,900 popular domestic and international brands as of December 31, 2011.

Our business model provides a unique online shopping experience for our customers. We offer new sales events daily with a curated selection of popular branded products at deeply discounted prices in limited quantities during limited time periods, creating the element of “thrill and excitement” associated with our unique customer shopping experience. Our strong merchandizing expertise enables us to select the brand composition and product mix of our daily sales events that appeal to our customers, which mostly consist of urban and educated individuals in China who are seeking lifestyle enhancements. We have built a highly engaged and loyal customer base that contributes to our sales growth, while also enabling us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have purchased products from us more than once. Our total number of repeat customers was 14 thousand, 0.2 million and 0.9 million in 2009, 2010 and 2011, respectively, representing 36.8%, 56.2% and 60.6%, respectively of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 66.2%, 86.7% and 91.9% of our total orders during the same periods.

We are a preferred online flash sales channel in China for popular domestic and international brands. We believe that well-known and popular brands are attracted to our website and services because of our ability to monetize large volume of their inventory in short periods of time, increase consumer awareness of their brands and products, reach potential customers throughout China, and fulfill their demand for customer data analysis and inventory management. Among the 1,900 brands who have promoted and sold products on our website, substantially all of them have returned to pursue additional sales opportunities with us. To date, we have the exclusive rights to sell selective products from over 360 brands.

We strive to optimize every aspect of our operations as we continue to grow our business. We generally have the right to return unsold items for most of our products to our brand partners. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and quality regional couriers to ensure reliable and timely delivery. We have developed our IT infrastructure to support the surge of visitor traffic to our website during the peak hours of our daily flash sales. We believe that our efficient operational and management systems combined with our robust IT infrastructure set a solid foundation for our continuing growth.

We began our operations in August 2008 and have grown significantly since then. In 2009, 2010 and 2011, we fulfilled over 70 thousand, over 0.9 million and over 7.2 million customer orders, respectively, and we generated total net revenues of US$2.8 million, US$32.6 million and US$227.1 million, respectively. In 2009, 2010 and 2011, we incurred net losses of US$1.4 million, US$8.4 million and US$107.3 million, respectively. Our net loss in 2011 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million.

PRC laws and regulations currently limit foreign ownership of companies that provide internet-based services, such as our online retail business. To comply with these restrictions, we conduct our online operations principally through our variable interest entity, Guangzhou Vipshop Information Technology Co., Ltd., or Vipshop Information. We face risks associated with our corporate structure, as our control over Vipshop Information is based upon contractual arrangements rather than equity ownership. See “Our Corporate History and Structure” and “Risk Factors – Risks Relating to Our Corporate Structure and Restrictions on Our Industry.”

Our Value Proposition to Consumers and Brands

Since our inception in August 2008, we have focused on building the leading online discount retail website in China. We believe that the success of vipshop.com is a direct result of the unique value proposition that we offer to both consumers and brands.

For consumers, we provide a unique online shopping experience characterized by “thrill and excitement.” The “thrill and excitement” experience for consumers arises from their discovery of the high quality items available for sale on our website each day and being able to purchase these high quality items at a significant discount to retail prices. We deliver this unique online shopping experience to consumers across China, providing them with access to carefully selected, high quality products from coveted brands which they might not otherwise have access to or have thought about purchasing.

For brands, we offer a channel to create new consumer demand for their products and services and the ability to monetize their inventory quickly without compromising their brand promise. We provide a new and impactful marketing channel for brands to increase consumer awareness throughout China. We help brands expand their addressable market of potential customers by offering products at a price that entices new customers to try a brand’s products that they may not otherwise have sampled or been able to afford. We also provide our customer behavior and transaction data to brands to help them refine their product development and sales and marketing strategies.

Our Industry

The retail market in China is in the midst of an extended period of robust growth driven by increasing urbanization and higher levels of disposable income. Retail sales in China grew from RMB7.6 trillion in 2006 to RMB15.7 trillion in 2010, representing a compound annual growth rate, or CAGR, of 19.7%, according to China’s National Bureau of Statistics. According to the Frost & Sullivan Report, retail sales in China are expected to reach RMB20.9 trillion (US$3.3 trillion) in 2012. Retail sales are expected to continue to grow as a percentage of China’s GDP as domestic consumption becomes a more important component of China’s economy. According to the Frost & Sullivan Report, retail sales are projected to constitute 44.5% of China’s GDP in 2015, compared to 39.4% in 2010. However, China’s retail market is still at the relatively early stage of development. Chinese consumers, equipped with increasing purchasing power for lifestyle products and services, are highly brand conscious and price sensitive, yet the availability of discount retailers and outlet malls within China’s retail ecosystem is extremely limited. According to the Frost & Sullivan Report, China’s discount retail market size in 2010 and 2011 was US$8.9 billion and US$14.7 billion, respectively, compared with US$61.4 billion and US$65.1 billion in the U.S. China’s discount retail market accounted for 0.4% and 0.5% of the total retail market in 2010 and 2011, respectively, compared with 1.4% and 1.4% for the same periods in the U.S., according to the Frost & Sullivan Report. Frost & Sullivan projects that discount retail sales in China will reach RMB568.1 billion in 2015, representing a CAGR of 58.7% from 2010, as discount retail channels become more developed and diversified.

The internet is enabling Chinese consumers to more easily research and purchase products and services online. According to the Frost & Sullivan Report, the number of online shoppers in China grew from 80 million in 2008 to 187 million in 2011. The number is projected to grow to 363 million in 2015, representing a CAGR of 18.0% from 2011 to 2015. Driven by the increasing number of online shoppers, as well as higher purchase volumes per shopper, the online retail sales revenue in China is expected to grow from RMB774 billion in 2011 to RMB2,551 billion in 2015, representing a CAGR of 34.8%, according to the Frost & Sullivan Report.

Flash sales represent a new online retail format combining the advantages of e-commerce and discount sales channels. The flash sales market in China is estimated to grow from RMB3.0 billion in 2010 to RMB107.4 billion in 2015, according to the Frost & Sullivan Report. Unlike leading flash sales models in the U.S. and Europe, the flash sales market in China has quickly expanded beyond selling primarily luxury brands and services. China’s flash sales market encompasses a broader range of brands and products, appealing to a larger base of consumers. While sales of apparel products comprised of 59.3% of total online flash sales market in China in 2010, they are projected to decrease to represent 43.1% of the total flash sales market in 2015, as other growing product categories such as household goods, cosmetics and other lifestyle products account for a larger portion of the market, according to the Frost & Sullivan Report. We believe that the flash sales market will increase as a percentage of total retail sales in China as merchandising expertise, economies of scale and fulfillment and logistics capabilities of flash sales companies continue to improve.

Our Strengths

We are focused on revolutionizing the online shopping experience in China for both consumers and brands. We believe the following strengths have been critical to our success to date:

•	China’s leading online discount retailer for brands;

•	highly engaged and loyal customer base;

•	preferred online flash sales channel for popular brands;

•	powerful network effects;

•	superior operational expertise; and

•	experienced management team with deep industry knowledge.

Our Strategies

Our goal is to be the destination of choice for online sales of branded products and be the lifestyle trend setter in China. We plan to execute the following strategies to achieve our goal:

•	enhance customer experience and loyalty through innovation;

•	strengthen our brand relationships and expand our product selection;

•	further promote our vipshop.com brand to attract more customers;

•	expand our operational capabilities and IT infrastructure; and

•	pursue strategic alliances and acquisition opportunities.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including the following:

•

if we are unable to offer branded products at attractive prices to meet customer needs and preferences, we may lose customers and our business, financial condition and results of operations may be materially and adversely affected;

•	our business and results of operations may be materially and adversely affected if we are unable to maintain our customer experience or provide high quality customer service;

•	any harm to our vipshop.com brand or failure to maintain our reputation may materially and adversely affect our business and growth prospects;

•

if we fail to manage our relationships with, or otherwise fail to procure products at favorable terms from, our existing brand partners, or if we fail to attract new brand partners, our business and growth prospects may suffer;

•	if we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected;

•	we use third-party delivery companies to deliver our products, and if they fail to provide reliable delivery services, our business and reputation may be materially and adversely affected;

•	if we do not compete effectively against existing or new competitors, we may lose market share and customers;

•	we have a history of net losses and may continue to incur net losses in the future; and

•	we may suffer losses if we are unable to effectively manage our inventory.

In addition, we expect to face risks and uncertainties related to our corporate structure and doing business in China, including:

•	risks associated with our control over our consolidated affiliated entity, which is based on contractual arrangements rather than equity ownership; and

•	uncertainties associated with our compliance with applicable PRC regulations.

Please see “Risk Factors” for a more detailed discussion of these and other risks and uncertainties we face.

Our Corporate History and Structure

We are a holding company incorporated in the Cayman Islands and conduct our business through our subsidiaries and consolidated affiliated entity in China. We started our operations in August 2008 when our founders established Guangzhou Vipshop Information Technology Co., Ltd., or Vipshop Information, in China. In order to facilitate foreign investment in our company, our founders incorporated Vipshop Holdings Limited, or Vipshop Holdings, an offshore holding company in Cayman Islands, in August 2010. In October 2010, Vipshop Holdings established Vipshop International Holdings Limited, or Vipshop HK, a wholly owned subsidiary, in Hong Kong. Subsequently, Vipshop HK established a wholly owned PRC subsidiary, Vipshop (China) Co., Ltd. (formerly, Guangzhou Vipshop Computer Service Co., Ltd.), or Vipshop China, in January 2011. Vipshop China established Vipshop (Kunshan) E-Commerce Co., Ltd., or Vipshop Kunshan, and Vipshop (Jianyang) E-Commerce Co., Ltd., or Vipshop Jianyang, wholly owned PRC subsidiaries, in August 2011 and February 2012, respectively.

The following diagram illustrates our corporate structure upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares and each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, immediately upon the completion of this offering, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus:

(1)

Shareholders of Vipshop Information include our co-founders and shareholders Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu, Yu Xu and Xing Peng, holding 41.6%, 26.0%, 11.6%, 10.4% and 10.4% of the total equity interests in Vipshop Information, respectively.

(2)	An intermediary holding company.
(3)	A subsidiary primarily engaged in warehousing, logistics, product procurement, research and development, technology development and consulting businesses.
(4)	A subsidiary primarily engaged in warehousing and logistics businesses in Kunshan and nearby regions.
(5)	A subsidiary primarily engaged in warehousing and logistics businesses in Chengdu and nearby regions.
(6)	Assume no purchase of ADSs in the offering by pre-IPO investors.

Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is a wholly foreign owned enterprise. As a wholly foreign owned enterprise, Vipshop China is restricted from holding the licenses that are necessary for our online operation in China. To comply with these restrictions, we conduct our operations partly through Vipshop

Information, our consolidated affiliated entity in China. Vipshop Information operates our website and holds the licenses necessary to conduct our internet-related operations in China.

Our wholly owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to:

•	exercise effective control over Vipshop Information;

•

receive substantially all of the economic benefits of Vipshop Information through service fees, which are equal to 100% of Vipshop Information’s net income and may be adjusted at Vipshop China’s sole discretion, in consideration for the technical and consulting services provided by Vipshop China; and

•	have an exclusive option to purchase all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures.

These contractual arrangements include:

•

an amended and restated exclusive business cooperation agreement under which Vipshop Information agrees to engage Vipshop China as its exclusive provider of technical, consulting and other services in relation to its business operations. The term of this agreement is ten years from the execution date of October 8, 2011, which may be extended for a period to be determined by Vipshop China. Vipshop China may terminate this agreement at any time by giving 30 days prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud;

•

an exclusive purchase framework agreement under which Vipshop Information agrees to purchase products or services exclusively from Vipshop China or its subsidiaries. Vipshop Information and its subsidiaries must not purchase from any third-party products or services which Vipshop China is able to provide. The term of this agreement is five years from September 1, 2011. Vipshop China may terminate this agreement at any time by giving 15 days prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud;

•

an amended and restated equity interest pledge agreement under which the shareholders of Vipshop Information have pledged all of their equity interests in Vipshop Information to Vipshop China to guarantee Vipshop Information’s performance of its obligations under the exclusive business cooperation agreement. The agreement will remain in effect until all of the obligations of Vipshop Information under the exclusive business cooperation agreement have been duly performed or terminated;

•

an amended and restated exclusive option agreement under which the shareholders of Vipshop Information have granted Vipshop China an exclusive option to purchase all or part of their respective equity interests in Vipshop Information at a purchase price of RMB10, subject to any adjustments as may be required by the applicable PRC laws and regulations of the time. The term of this agreement is ten years from the execution date of October 8, 2011, which may be extended for a period to be determined by Vipshop China; and

•

powers of attorney under which all of the shareholders of Vipshop Information have each irrevocably appointed Vipshop China as their attorney-in-fact to act on their behalf to exercise all of their rights as shareholders of Vipshop Information and to transfer all or part of their equity interests in Vipshop Information pursuant to the equity interest pledge agreement and the exclusive option agreement. Each power of attorney will remain in effect until the shareholder ceases to hold any equity interest in Vipshop Information.

We do not have any equity interest in Vipshop Information. However, as a result of contractual arrangements, we are considered the primary beneficiary of Vipshop Information, and we treat it as our consolidated affiliated entity under the generally accepted accounting principles of the United States, or U.S. GAAP. We have consolidated the financial results of Vipshop Information in our consolidated financial statements included in this prospectus in accordance with U.S. GAAP.

We face risks with respect to the contractual arrangements with our consolidated affiliated entity and its shareholders. If our consolidated affiliated entity or its shareholders fail to perform their obligations under the contractual arrangements, our ability to enforce the contractual arrangements that give us effective control over the consolidated affiliated entity may be limited. If we are unable to maintain effective control over our consolidated affiliated entity, we would not be able to continue to consolidate its financial results. For a detailed description of the risks associated with our corporate structure, see “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry.” For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see “Regulation.”

In addition, as a holding company, our ability to pay dividends may depend upon dividends paid to us by Vipshop China, our wholly-owned subsidiary in China, which may be restricted under PRC law. For more information, see ‘‘Risk Factors—Risks Relating to Doing Business in China—We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business” and “Regulations—Regulations on Dividend Distribution.”

Our Corporate Information

Our principal executive offices are located at No. 20 Huahai Street, Liwan District, Guangzhou 510370, the People’s Republic of China. Our telephone number at this address is +86 (20) 2233-0000. Our registered office in the Cayman Islands is located at the office of International Corporation Services Ltd., P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1106, Cayman Islands.

Our website is www.vipshop.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

The Offering

Offering price	We currently expect that the initial public offering price will be between US$8.50 and US$10.50 per ADS.

ADSs outstanding immediately after this offering	11,176,470 ADSs (or 12,852,940 ADSs if the option to purchase additional shares is exercised in full by the underwriters).

Ordinary shares outstanding immediately after this offering	97,477,398 ordinary shares (or 100,830,338 ordinary shares if the option to purchase additional shares is exercised in full by the underwriters), including 28,889,799 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares immediately upon the completion of this offering, assuming the initial public offering price at US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

The ADSs	Each ADS represents two ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time. We do not have any present plan to declare or pay any dividends in the near future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses. You may turn in your ADSs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement, as amended from time to time.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional shares	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,676,470 additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$94.6 million from this offering, or approximately US$109.4 million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$9.50 per ADS, which is the mid-point of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds received from this offering to fund our capital expenditures for expanding our fulfillment capabilities and for further enhancing our IT systems. The remaining proceeds will be used for general corporate purposes, including funding working capital and potential investments in and acquisitions of complementary businesses, although we are not currently negotiating any such investment or acquisition. See “Use of Proceeds” for more information.

Lock-up	We, our directors and executive officers and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days following the date this prospectus becomes effective. See “Underwriting” for more information.

New York Stock Exchange symbol	VIPS

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2012.

Depositary	Deutsche Bank Trust Company Americas

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

Summary Consolidated Financial and Operating Data

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our summary consolidated statements of operations data presented below for the years ended December 31, 2009, 2010 and 2011 and our summary consolidated balance sheets data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated statements of operations data presented below for the period from August 22 to December 31, 2008 and our summary consolidated balance sheet data as of December 31, 2008, have been derived from our audited consolidated financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results for any period presented are not necessarily indicative of results to be expected for any future period.

	For the period from August 22 to December 31, 2008(1)	For the year ended December 31,
		2009		2010		2011
	US$	US$	%	US$	%	US$	%
	(in US$, except percentages and number of shares and per share data)
Summary Consolidated Statements of Operations Data:
Net revenues	1,087	2,804,830	100.0	32,582,115	100.0	227,142,876	100.0
Cost of goods sold(2)	(886)	(2,576,191)	(91.8)	(29,374,315)	(90.2)	(183,801,334)	(80.9)

Gross profit	201	228,639	8.2	3,207,800	9.8	43,341,542	19.1
Operating expenses(3):
Fulfillment expenses(4)	(84,641)	(611,333)	(21.8)	(5,809,118)	(17.8)	(45,478,327)	(20.0)
Marketing expenses	—	(303,509)	(10.8)	(2,438,066)	(7.5)	(15,253,325)	(6.7)
Technology and content expenses	(8,480)	(103,235)	(3.7)	(562,120)	(1.7)	(5,516,361)	(2.4)
General and administrative expenses	(226,145)	(650,786)	(23.2)	(2,843,583)	(8.7)	(84,575,539)	(37.3)
Other income, net	3,596	59,470	2.1	78,675	0.2	564,182	0.2

Total operating expenses	(315,670)	(1,609,393)	(57.4)	(11,574,212)	(35.5)	(150,259,370)	(66.2)

Loss from operations	(315,469)	(1,380,754)	(49.2)	(8,366,412)	(25.7)	(106,917,828)	(47.1)
Interest expense	—	—	—	—	—	(494,509)	(0.2)
Interest income	43	47	0.0	564	0.0	122,437	0.1
Exchange gain	—	—	—	—	—	18,375	(0.0)

Loss before income tax	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Income tax expenses	—	—	—	—	—	—	—

Net loss	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	—	(49,214,977)	(21.7)

Net loss attributable to ordinary shareholders	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(156,486,502)	(68.9)

Net loss per share:
– Basic	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—
– Diluted	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—
Weighted average number of shares used in computing net loss per share:
– Basic	47,775,000	47,775,000		47,775,000		46,255,574
– Diluted	47,775,000	47,775,000		47,775,000		46,255,574
Net loss per ADS(5)
– Basic	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—
– Diluted	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—
Pro forma net loss per share on an as converted basis:
– Basic						(2.10)	—
– Diluted						(2.10)	—
Weighted average number of shares used in calculating pro forma net loss per share:
– Basic						74,634,741
– Diluted						74,634,741

(1)	We commenced operations in August 2008 but only commenced sales of our products on our vipshop.com website in December 2008. We incurred significant operating expenses and generated limited sales in the period from August 22 to December 31, 2008. As a result, percentages for this period are not meaningful for investors to evaluate our results of operations and are not presented in this table.
(2)	Excluding shipping and handling expenses.
(3)	Including share-based compensation expenses as set forth below:

	For the period from August 22 to December 31, 2008	For the year ended December 31,
		2009	2010	2011
	(in US$)
Allocation of share-based compensation expenses*:
Fulfillment expenses	—	—	—	297,095
Marketing expenses	—	—	—	184,404
Technology and content expenses	—	—	—	729,420
General and administrative expenses	—	—	—	72,716,983

Total	—	—	—	73,927,902

*	The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were unrecognized share-based compensation costs in connection with the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation costs were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis schedule. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” for details.

(4)	Including shipping and handling expenses, which amounted to US$157, US$0.3 million, US$4.3 million, and US$29.4 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010 and 2011, respectively.
(5)	Each ADS represents two ordinary shares.

	As of December 31,
	2008	2009	2010	2011
	(in US$)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	12,258	287,720	1,111,091	44,954,778
Total current assets	125,574	2,584,046	15,567,836	158,278,041
Total assets	229,720	2,739,835	17,132,690	167,435,320
Total liabilities	399,404	4,289,798	27,244,271	149,146,118
Total shareholders’ (deficit)/equity	(169,684)	(1,549,963)	(10,111,581)	18,289,202

The following table presents summary operating data for the periods indicated:

	For the year ended December 31,
	2009	2010	2011
New active customers (in thousands)	38	255	1,330
Repeat customers (in thousands)	14	155	903
Total orders (in thousands)	71	927	7,269
Orders placed by repeat customers (in thousands)	47	804	6,681
Brand partners	76	411	1,075

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our business and prospects.

We commenced operations in August 2008 and have a limited operating history. We have experienced rapid growth in our business since our inception. As of December 31, 2011, we had attracted 12.1 million registered members and over 1.7 million cumulative customers, and had promoted and sold products for over 1,900 domestic and international brands. Our total net revenues increased from US$2.8 million in 2009 to US$32.6 million in 2010 and to US$227.1 million in 2011. However, our historical growth rate may not be indicative of our future performance. We cannot assure you that we will be able to achieve similar results or grow at the same rate as we did in the past. It is also difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the online discount retail market, may be exposed. You should consider our prospects in light of the risks and uncertainties fast-growing companies with a limited operating history may encounter.

If we are unable to offer branded products at attractive prices to meet customer needs and preferences, we may lose customers and our business, financial condition and results of operations may be materially and adversely affected.

Our future growth depends on our ability to continue to attract new customers as well as to increase the spending and repeat purchase rate of existing customers. Constantly changing consumer preferences have historically affected, and will continue to affect, the online retail industry. Consequently, we must stay abreast of emerging lifestyle and consumer preferences and anticipate product trends that will appeal to existing and potential customers. As we implement our strategy to offer a personalized web-interface focusing on deep curation and targeted offerings desired by our customers, we expect to face additional challenges in the selection of products and services. Our ability to offer individually-tailored merchandise is dependent on our IT systems, including our business intelligence system, to collect and provide accurate and reliable information on consumer interests. In addition, most of our customers are urban and educated consumers who choose to purchase branded products on our website due to the deep price discounts that we offer. If our customers cannot find desired products within our product portfolio at attractive prices, they may lose interest in our website and thus may visit our website less frequently or even stop visiting our website altogether, which in turn, may materially and adversely affect our business, financial condition and results of operations.

Our business and results of operations may be materially and adversely affected if we are unable to maintain our customer experience or provide high quality customer service.

The success of our business largely depends on our ability to provide superior customer experience and high quality customer service, which in turn depends on a variety of factors, such as our ability to continue to provide a reliable and user-friendly website interface for our customers to browse and purchase our products, reliable and timely delivery of our products, and superior after sales services. Our sales may decrease if our website services are severely interrupted or otherwise fail to meet our customer requests. Should we or our third-party delivery companies fail to provide our product delivery and return services in a convenient or reliable manner, or if our customers are not satisfied with our product quality, our reputation and customer loyalty could be negatively affected. In addition, we also depend on our call center and online customer service representatives to provide live assistance to our customers. If our call center or online customer service representatives fail to satisfy the individual needs of customers, our reputation and customer loyalty could be negatively affected and we may lose potential or existing customers and experience a decrease in sales. As a result, if we are unable to continue to maintain our customer experience and provide high quality customer service, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

Any harm to our vipshop.com brand or failure to maintain our reputation may materially and adversely affect our business and growth prospects.

We believe that the recognition and reputation of our vipshop.com brand among our customers and brand partners have significantly contributed to the growth of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand and may negatively impact our brand and reputation if not properly managed. These factors include our ability to:

•	provide satisfactory user experience as consumer preferences evolve and as we expand into new product categories;

•	increase brand awareness among existing and potential customers through various marketing and promotional activities;

•	maintain the popularity, attractiveness and quality of the products we offer;

•	maintain the efficiency, reliability and quality of our fulfillment services; and

•

preserve our reputation and goodwill in the event of any negative media publicity on internet security or product quality or authenticity issues affecting us or other online retail businesses in China.

A public perception that non-authentic or counterfeit goods are sold on our website, even if factually incorrect, could damage our reputation, reduce our ability to attract new customers or retain our current customers, and diminish the value of our brand. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our website, products and services, it may be difficult to maintain and grow our customer base, and our business and growth prospects may be materially and adversely affected.

If we fail to manage our relationships with, or otherwise fail to procure products at favorable terms from, our existing brand partners, or if we fail to attract new brand partners, our business and growth prospects may suffer.

We source our products from both domestic and international brand partners. In 2009, 2010 and 2011, we worked with 76, 411 and 1,075 brand partners, respectively. Maintaining strong relationships with these brand partners is important to the growth of our business. In particular, we depend significantly on our ability to source products from brand partners at favorable pricing terms, typically at a substantial discount to the original sales price. However, our agreements do not ensure the long-term availability of merchandise or the continuation of particular pricing practices. Our contracts with our brand suppliers typically do not restrict the brand partners from selling products to other buyers. We cannot assure you that our current brand partners will continue to sell products to us on commercially acceptable terms, or at all. In the event that we are not able to purchase merchandise at favorable pricing terms, our revenues, profit margin and earnings may be materially and adversely affected. Our brand partners primarily include brand owners, and to a lesser extent, brand distributors and resellers. In the event any brand distributor or reseller does not have authority from the relevant brand owner to sell certain products to us, such brand distributor or reseller may cease selling such products to us at any time, which may adversely affect our business and revenues. In addition, if our brand partners cease to provide us with favorable payment terms or return policies, our requirements for working capital may increase, resulting in a negative effect on our cash flows from operating activities, and our operations may be materially and adversely affected. We will also need to establish new brand partner relationships to ensure that we have access to a steady supply of products on favorable commercial terms. Furthermore, our relationships with some brand partners, particularly international brand partners of apparel products in China, may be adversely affected as a result of our sale of branded products that are directly procured from overseas markets. If we are unable to develop and maintain good relationships with brand partners that would allow us to obtain a sufficient amount and variety of quality merchandise on acceptable commercial terms, it may inhibit our ability to offer sufficient products sought by our customers, or to offer these products at prices acceptable to them. Any negative developments in our relationships with brand partners could materially and adversely affect our business and growth prospects. In addition, as part of our growth strategy, we plan to further expand our brand and product offerings. If we fail to attract new brand partners to sell their branded products to us due to any reason, our business and growth prospects may be materially and adversely affected.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have experienced a period of rapid growth and expansion that has demanded, and will continue to demand, significant financial and managerial resources. We plan to further increase our sales through enhancing our brand recognition, growing our customer base and increasing customer spending on our website.

We also seek to broaden our product offerings, which will require us to introduce new product categories and work with different groups of brand partners to address the needs of different kinds of consumers. We have limited or no experience in some of our newer product offerings, such as online sales of leisure travel packages and other lifestyle products, and our expansion into these new product categories may not achieve broad customer acceptance. These offerings may present new and difficult technology or operational challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failure or other quality issues. In addition, our profitability, if any, in our newer product categories may be lower than in our older categories, which may adversely affect our overall profitability and results of operations. Furthermore, there is no assurance that we will be able to recoup our investments in introducing these new product categories.

We intend to continue investing in our logistics centers and delivery network to support our long-term growth. To further improve our nationwide fulfillment capabilities, we plan to add more logistics centers in strategic locations in China and to establish our own in-house delivery capabilities in selected regions. However, we do not have experience in operating our own logistics centers and delivery network. As a result, we cannot assure you that we will be able to execute our expansion plan as expected. In addition, our expansion also requires us to continue to effectively manage our relationships with brand partners and with third-party delivery companies to ensure efficient and timely delivery of our products. To continue our business growth, we will also need to allocate significant managerial and financial resources in retaining, training, managing and motivating our workforce. We will also need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improving our accounting and other internal management systems.

All of these endeavors involve risks. We can provide no assurance that we will successfully execute these expansion plans and strategies. We may fail to acquire financial or managerial resources needed for our business growth in a timely and cost-efficient manner, or at all. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business and prospects.

We use third-party delivery companies to deliver our products, and if they fail to provide reliable delivery services, our business and reputation may be materially and adversely affected.

We primarily deliver products through third-party delivery companies. Currently, we maintain long-term cooperation arrangements with a number of third-party delivery companies to deliver our products to our customers. Interruptions to or failures in these third parties’ delivery services could prevent the timely or proper delivery of our products. These interruptions may be due to events that are beyond our control or the control of these delivery companies, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. If our third-party delivery companies fail to comply with applicable rules and regulations in China, our delivery services may be materially and adversely affected. We may not be able to find alternative delivery companies to provide delivery services in a timely and reliable manner, or at all. As competition intensifies in the future, we expect that we will be required to ensure faster delivery times, which could place increasing pressure on our delivery network. Delivery of our products could also be affected or interrupted by the merger, acquisition, insolvency or government shut-down of the couriers we engage to make deliveries, especially those local couriers with relatively small business scales. In addition, as part of our strategy to enhance our operational capabilities, we have begun to establish our own in-house delivery capabilities in selected regions, and we may face additional challenges in managing our relationship with third-party delivery companies as a result of establishing our in-house delivery operations.

If our products are not delivered in proper condition or on a timely basis, our business and reputation could suffer. Although the delivery companies are generally required to make cash deposits or guarantee payments securing their due performance of duties as part of our engagement with them, such security may not be sufficient to recover the losses that we sustain as a result of their failure to perform.

If we do not compete effectively against existing or new competitors, we may lose market share and customers.

The online discount retail market is rapidly evolving and competitive. Our primary competitors include major B2C e-commerce companies in China that sell a broad range of products and services online, such as Taobao Mall, 360Buy and Dangdang, and other online discount retail companies in China. We compete with others based on a number of factors, including:

•	ability to identify products in demand among consumers and source these products on favorable terms from brand suppliers;

•	pricing;

•	breadth and quality of product offerings;

•	website features;

•	customer service and fulfillment capabilities; and

•	reputation among consumers and brands.

Some of our current and potential competitors may have significantly greater resources, longer operating histories, larger customer bases and greater brand recognition. As the online discount retail market in China is expected to grow rapidly, many new competitors and some existing B2C e-commerce companies may enter into this market. In addition, other online retailers may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure more favorable terms from brand partners, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their website and systems development than us. In addition, new and enhanced technologies may increase the competition in the online retail industry. Increased competition may negatively affect our business development, online retail and brand recognition, which may in turn affect our market share and operating margins. We can provide no assurance that we will be able to compete effectively against our competitors, and competitive pressure may have a material adverse effect on our business, prospects, financial condition and results of operations.

We have a history of net losses and may continue to incur net losses in the future. Before 2011, we had also experienced negative cash flow from operating activities.

We have incurred net losses since our inception in August 2008. Our net losses amounted to US$1.4 million, US$8.4 million and US$107.3 million in the years ended December 31, 2009, 2010 and 2011,

respectively. As of December 31, 2011, we had accumulated losses of US$166.6 million. In addition, net cash used in our operating activities amounted to US$1.4 million and US$6.6 million in 2009 and 2010, respectively, before we generated net cash from operating activities of US$1.3 million in 2011. We cannot assure you that we will be able to generate net profits or maintain positive cash flow from operating activities in the future. Our ability to become profitable depends on our ability to grow our business and increase our net revenues and our ability to control our costs and operating expenses. Although we have experienced significant revenue growth since our inception, such growth may not be sustainable and we may continue to incur net losses in future periods or fail to maintain positive cash flow from operating activities. We have incurred in the past and expect to continue to incur in future periods share-based compensation expenses and we expect our costs and other operating expenses to continue to increase as we expand our business, either of which will reduce our net income and may result in future losses. If our costs and operating expenses continue to increase without a commensurate increase in our revenue, our business, financial condition and results of operations will be negatively affected, and we may need additional capital to fund our continued operations.

We may suffer losses if we are unable to effectively manage our inventory.

Due to the nature of the flash sales business, we need to manage a large volume of inventory turnover. We depend on our forecasts of demand and popularity for various kinds of products to make decisions regarding product purchases. Our customers may not order products at levels expected by us. In addition, any unfavorable market or industry conditions or change in consumer trends and preferences may limit our ability to accurately forecast the inventory levels to meet customer demand. We generally have the right to return unsold items for most of our products to our brand partners. In order to secure more favorable commercial terms, we may need to continue to enter into supply arrangements without unconditional return clauses or with more restrictive return policies.

We recorded US$31.7 thousand, US$2.6 million and US$1.7 million in inventory write-downs in the years ended December 31, 2009, 2010 and 2011, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory. In addition, in October 2010, when we were in the process of implementing our new IT systems, improving our inventory count procedures and relocating our warehouse, some of our inventory stock items were not properly recorded in the inventory ledger, resulting in discrepancies between the inventory ledger and our actual inventory stock. We recorded write-downs of such discrepancies.

If we fail to manage our inventory effectively in the future, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values and write-downs, which could have a material adverse effect upon our business, financial condition and results of operations. In addition, if we are unable to sell products or if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our brand partners in order to secure the right to return products to our brand partners, our profit margins might be negatively affected. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. If we do not accurately predict product demand, our business, financial condition and results of operations may be materially and adversely affected.

If we are subject to higher product return rates, our business, financial condition and results of operations may be materially and adversely affected.

Purchases of apparel, fashion accessories and other items over the internet may be subject to higher return rates than merchandise sold at physical stores. We have established a seven-day product return policy in order to accommodate our customers and to overcome any hesitance that they may have in shopping on our website. Our product return rates increased from 2010 to 2011, and if we are unable to reduce our product return rates, or if our product return rates are higher than expected, our revenues and costs can be negatively impacted. In addition, as we cannot return some products to our brand partners pursuant to our contracts with them, if return rates for such products increase significantly, we may experience an increase in our inventory balance, inventory impairment and fulfillment cost, which may materially and adversely affect our working capital. As a result, our business, financial condition and results of operations may be materially and adversely affected.

We rely on online retail of apparel products for a significant portion of our net revenues.

Historically, online retail sales of apparel products accounted for a significant portion of our total net revenues. We expect that sales of these products will continue to grow and represent a significant portion of our total net revenues in the near future. We have increased our offerings to include other product categories, including fashion items, cosmetics and home goods, as well as leisure travel packages and other lifestyle products, and expect to continue to expand our product offerings to gradually diversify our revenue sources in the future. However, the sales of these new products and services may not increase to a level that would reduce our dependence on our current line of products and services. Any failure in maintaining or increasing the number of our online retail customers or our sales volumes could result in our inability to retain or capture a sufficient share of the new markets that we are targeting. Any event that results in a reduction in our sales of apparel products could materially and adversely affect our ability to maintain or increase our current level of revenue, our profitability and business prospects.

We plan to expand our logistics network. If we are not able to manage such expansion successfully, our growth potential, results of operations and business could be materially and adversely affected.

Our logistics network, currently consisting of regional logistics centers located in Guangdong Province in Southern China, Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, is essential to our business growth. We intend to use a portion of the proceeds from this offering to expand our logistics network to accommodate increasing volumes of customer orders, enhance customer services, provide better coverage across China, and support our expansion into new product categories. In particular, we plan to add more logistics centers in the future. We have recently started a pilot program to provide our own delivery service in Shanghai and may expand our in-house delivery service coverage to other areas. However, we do not have experience in operating our own logistics centers and delivery operations. As a result, we cannot assure you that our plans to operate our own logistics centers and delivery operations will be successful. The expansion of our logistics network will put pressure on our managerial, financial, operational and other resources. We cannot assure you that we will be able to locate suitable facilities on commercially acceptable terms in accordance with our expansion plan. Nor can we assure you that we will be able to recruit qualified managerial and operational personnel to support our expansion plan. If we are unable to secure new facilities for the expansion of our logistics operations, or to effectively control expansion-related expenses, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Uncertainties regarding the growth and sustained profitability of the online retail market in China, in particular, the development of the online flash sales business model, could adversely affect our business, prospects, financial condition and results of operations.

All of our net revenue is generated through an online retail business model, and in particular, an online flash sales business model. While online retail businesses have existed in China since the 1990s, only recently have a limited number of these companies become profitable. The flash sales business model originated in Europe in 2001 and then spread to the U.S. The business model was not introduced to China until recently. The long term viability and prospects of the online retail industry, particularly companies utilizing an online flash sales business model, and B2C e-commerce business generally in China, remain untested and subject to significant uncertainty. Our business, financial condition and results of operations will depend on numerous factors affecting the development of the online flash sales business and, more broadly, the online retail and e-commerce businesses in China, which may be beyond our control. These factors include the general economic conditions in China, the growth of internet usage, the confidence in and level of e-commerce and online spending, the emergence of alternative retail channels or business models, the success of marketing and brand building efforts by e-commerce and flash sales companies, and the development of payment, logistics, after-sale and other services associated with e-commerce and flash sales.

The proper functioning of our IT systems is essential to our business. Any failure to maintain the satisfactory performance, security and integrity of our website and systems will materially and adversely affect our business, reputation, financial condition and results of operations.

Our IT systems mainly include technology infrastructure supporting our vipshop.com user-interface website, as well as our customer service, enterprise resource planning, warehouse and logistics management, product information management, business intelligence and administration management systems. The satisfactory performance, reliability and availability of our IT systems are critical to our success, our ability to attract and retain customers and our ability to maintain a satisfactory customer experience and level of customer service.

Our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown or unavailability, delays in transaction processing, loss of data or the inability to accept and fulfill customer orders. We can provide no assurance that we will not experience such unexpected interruptions. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could damage our reputation and result in a material decrease in our revenue.

Additionally, we expect to use a portion of the proceeds of this offering to continue to upgrade and improve our IT systems to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrade and improvement strategies. In particular, our systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future IT systems do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn, could materially and adversely affect our business, financial condition and results of operations.

If we fail to successfully adopt new technologies or adapt our website and systems to changing customer requirements or emerging industry standards, our business, financial condition and results of operations may be materially and adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website. The online retail industry is characterized by rapid technological evolution, changes in end user requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of website and other proprietary technology entails significant technical and business risks. We can provide no assurance that we will be able to use new technologies effectively or adapt our website, proprietary technologies and transaction-processing systems to meet customer requirements or emerging industry standards. If we are unable to accurately project the need for such system expansion or upgrade or to adapt our systems in a cost-effective and timely manner in response to changing market conditions or customer requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our wide variety of accepted payment methods subjects us to third-party payment processing-related risks.

We accept payments using a variety of methods, including cash on delivery, bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms, such as alipay.com and tenpay.com. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment and cash on delivery options. We also rely on third parties to provide payment processing services. For example, we use third-party delivery companies for our cash on delivery payment options. If these companies become unwilling or unable to provide these services to us, or if their services quality deteriorates, our business could be disrupted. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

Our growth and profitability depend on the level of consumer confidence and spending in China.

Our business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. The retail industry, including the online retail sector in general and the flash sales business in particular, is highly sensitive to general economic changes. Online purchases tend to decline significantly during recessionary periods and substantially all of our net revenue is derived from online retail sales in China. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, taxation rates, employment and other governmental policies can adversely affect consumer confidence and spending. The domestic and international political environments, including military conflicts and political turmoil or social instability, may also adversely affect consumer confidence and reduce spending, which could in turn materially and adversely affect our business, financial condition and results of operations.

We may incur liability for counterfeit or unauthorized products sold or information posted on our website.

We have been and may continue to be subject to allegations that some of the items sold on our website are counterfeited or without authorization from the relevant brand owner. In 2009, 2010 and 2011, we worked with 76, 411 and 1,075 brand partners, respectively. We can provide no assurance that measures we have adopted in the course of sourcing such products to ensure their authenticity or authorization and to minimize potential liability of infringing third parties’ rights will be effective. Any inadvertent sales of counterfeit, non-authentic or unauthorized items, or public perception of such incidents, could harm our reputation, impair our ability to attract and retain customers and cause us to incur additional costs to respond to any incident of this nature. In the event that counterfeit products, unauthorized products or products, images, logos or any other information on our website that otherwise infringes third parties’ rights are sold or posted on our website, we could also face infringement claims. We have occasionally received claim letters alleging our infringement of third-party rights. Although we have not suffered any material adverse impact due to these claims, we cannot assure you that in the future, we will not be required to allocate significant resources and incur material expenses regarding such claims. We could be required to pay substantial damages or to refrain from the sale of relevant products in the event that a claimant prevails in any proceedings against us. Forms of potential liabilities under PRC law if we negligently participated or assisted in infringement activities associated with counterfeit goods include injunctions to cease infringing activities, rectification, compensation and administrative penalties. Moreover, our reputation could be negatively affected due to the negative publicity of any infringement claim against us. Any third-party claims may have a material adverse effect on our business, prospects, financial condition and results of operations.

Failure to protect confidential information of our customers and our network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

A significant challenge to e-commerce and communications is the secure transmission of confidential information over public networks. Currently, all product orders and, in some cases, payments for products we offer, are made through our website and systems. In such transactions, maintaining security for the transmission of confidential or private information on our website and systems, such as customers’ personal information, payment related information and transaction information, is essential to maintain consumer confidence in our website and systems.

We have adopted rigorous security policies and measures, including encryption technology, to protect our proprietary data and customer information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our customers’ visits on our website. Such individuals or entities obtaining our customers’ confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our customers may elect to make payment for purchases at our website. Furthermore, our third-party delivery companies may also violate their confidentiality obligations and disclose or use information about our customers illegally. Although we do not believe that we will be held responsible for any such illegal activities, any negative publicity on our website’s safety or privacy protection mechanism and policy could have a material adverse effect on our public image and reputation. We cannot assure you that similar events out of our control will not occur in the future, which could negatively affect our brand and reputation.

In addition, the methods used by hackers and others engaged in illegal online activities are increasingly sophisticated and constantly evolving. Significant capital, managerial and other resources may be required to ensure and enhance information security or to address the issues caused by such security failure. Any perception by the public that e-commerce and transactions, or the privacy of user information, are becoming increasingly unsafe or vulnerable to attack could inhibit the growth of online retail and other online services generally, which may also in turn reduce the number of orders we receive and materially and adversely affect our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements, including confidentiality agreements and license agreements with our employees, brand partners and others, to protect our proprietary rights. As of December 31, 2011, we own seven registered trademarks, copyrights to six software programs developed by us relating to various aspects of our operations, and four registered domain names, namely vipshop.com, vipshop.com.cn, vipshop.cn and vipshop.net. See “Business—Intellectual Property.”

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality agreements and license agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Future strategic alliances or acquisitions may have a material adverse effect on our business, financial condition and results of operations.

We may pursue selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us promote our brand to new customers and brands, expand our product offerings and improve our technology infrastructure. We may also pursue strategic initiatives with brands and platforms in international markets.

Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have little ability to control or monitor the actions of our partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

In addition, although we have no current acquisition plans, we may consider entering into strategic acquisition of other companies, businesses, assets or technologies that are complementary to our business and operations as part of our growth strategy. Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. The costs of identifying and consummating acquisitions may be significant. We may also incur significant expenses in obtaining approvals from shareholders and relevant government authorities in China and elsewhere in the world. Our failure to consummate acquisitions could also require us to pay certain pre-negotiated fees and expenses. Acquired businesses or assets may not generate expected financial results and may incur losses. In addition, acquisitions could also require the use of substantial amounts of cash, issuances of equity or debt securities, incurrence of significant goodwill and related impairment charges, amortization expenses for intangible assets and exposure to potential unknown liabilities of the acquired businesses or assets. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

Any interruption in the operation of our logistics centers or data centers for an extended period may have an adverse impact on our business.

Our ability to process and fulfill orders accurately and provide high quality customer service depends on the efficient and uninterrupted operation of our four regional logistics centers and our self-owned servers located in data centers operated by major PRC internet datacenter providers. Our regional logistics centers and data centers may be vulnerable to damage caused by fire, flood, power loss, telecommunications failure, break-ins, earthquake, human error and other events. We have developed a disaster tolerant system which includes real-time data mirroring, daily off-line data back-up and redundancy and load balancing. However, we do not carry business interruption insurance. The occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to product liability claims if people or properties are harmed by the products we sell.

We sell products manufactured by third parties, some of which may be defectively designed or manufactured. As a result, sales of such products could expose us to product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as the retailer of the product. We do not currently maintain any third-party liability insurance or product liability insurance in relation to products we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

We have limited insurance coverage which could expose us to significant costs and business disruption.

Risks associated with our business and operations include, but are not limited to, damage to properties due to fire, explosions and other accidents, business interruption due to power shortages or network failure, product liability claims, transportation damages, losses of key personnel and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. We have maintained insurance coverage we consider necessary and sufficient for our business, and customary for the industry in which we operate, including all risk property insurance covering our equipment, facilities, inventories and other properties. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss to be sustained or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Our business depends on the continuing efforts of our management. If we lose their services, our business may be severely disrupted.

Our business operations depend on the continuing efforts of our management, particularly the executive officers named in this prospectus. If one or more of our management were unable or unwilling to continue their employment with us, we might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. We can provide no assurance that we will be able to successfully enforce our contractual rights included in the employment agreements we have entered into with our management team, in particular in China, where all these individuals reside. As a result, our business may be negatively affected due to the loss of one or more members of our management.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

We intend to hire and retain additional qualified employees to support our business operations and planned expansion. Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly management, technical, marketing and other operational personnel with expertise in the online retail industry. Our experienced mid-level managers are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. Since our industry is characterized by high demand and intense competition for talent, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all. If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease various properties for offices, logistics centers, data centers and customer service centers. We may not be able to successfully extend or renew such leases and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and such failure in relocating our affected operations could affect our business and operations.

Our use of leased properties could be challenged by third parties, which may cause interruptions to our business operations.

Some of our lessors do not have proper ownership certificates for the properties we lease, or have other restrictions on their ownership of the properties. In particular, our office in Guangzhou is located on land allocated by local government, and the lessor has not obtained the relevant governmental approvals for leasing these premises. In addition, most of our leasehold interests in leased properties have not been registered with relevant PRC government authorities as required by the PRC law. As of the date of this prospectus, we are not aware of any claims or actions being contemplated or initiated by government authorities or any third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged by the governmental authorities or third parties alleging ownership of such properties. In the event that our use of properties is successfully challenged, we may be forced to relocate the affected operations. We can provide no assurance that will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weakness in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2009, 2010 and 2011, and for the period from August 22 to December 31, 2008 and the years ended December 31, 2009, 2010 and 2011, we identified one “material weakness” in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other control deficiencies. The material weakness identified related to the lack of comprehensive U.S. GAAP accounting policies, financial reporting and internal control procedures. In particular, we did not have a comprehensive accounting policies manual and financial reporting and closing procedure manual for our finance department, and we did not have sufficient personnel to build and maintain formalized accounting policies and financial policies and financial reporting procedures in accordance with U.S. GAAP. We have implemented a number of measures to address the material weakness and other control deficiencies that have been identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that these and other remedial measures will remediate the material weakness or other control deficiencies.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2013. In addition, our independent registered public accounting firm may need to attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify other deficiencies in our internal control over financial reporting.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our business, financial condition and results of operations, as well as our ability to obtain financing, may be adversely affected by the downturn in the global or Chinese economy.

The global financial markets have experienced significant disruptions since 2008 and the effect of the crisis has persisted through 2009 and 2010, and to a lesser extent in 2011. China’s economy has also faced challenges. To the extent that there have been improvements in some areas, it is uncertain whether such recovery is sustainable. The online retail industry is particularly sensitive to economic downturns, and the macroeconomic environment in China may affect our business and prospects. A prolonged slowdown in China’s economy may lead to a reduced level of online purchasing activities, which could materially and adversely affect our business, financial condition and results of operations.

Moreover, a slowdown in the global or China’s economy or the recurrence of any financial disruptions may have a material and adverse impact on financings available to us. The weakness in the economy could erode investors’ confidence, which constitutes the basis of the credit markets. The recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all. Although we are uncertain about the extent to which the recent global financial and economic crisis and slowdown of China’s economy may impact our business in the short term and long term, there is a risk that our business, results of operations and prospects will be materially and adversely affected by any ongoing global economic downturn or slowdown in China’s economy.

Our results of operations are subject to quarterly fluctuations due to a number of factors that could adversely affect our business and the trading price of our ADSs.

We experience seasonality in our business, reflecting a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. For example, we generally experience less user traffic and purchase orders during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Furthermore, sales in the traditional retail industry are significantly higher in the fourth quarter of each calendar year than in the preceding three quarters. Due to the foregoing factors, our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

Risks Relating to Our Corporate Structure and Restrictions on Our Industry

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website.

Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership in PRC companies that provide internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting an internet content distribution business. The Ministry of Industry and Information Technology, or the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, in July 2006. The MIIT Circular reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign invested enterprises and obtain business operating licenses for internet content provision to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an internet content provision, or ICP, license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China.

We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is considered a wholly foreign owned enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into between (a) Vipshop China, (b) Vipshop Information, our consolidated affiliated entity, and (c) shareholders of Vipshop Information. Vipshop Information holds the licenses and permits that are essential to the operation of our business. For a detailed description of these licenses and permits, see “Regulations.” Vipshop Information is a PRC limited liability company owned by our co-founders and directors, all of whom are PRC citizens. As a result of these contractual arrangements, we exert control over Vipshop Information and consolidate its operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see “Our Corporate History and Structure.”

In the opinion of our PRC counsel, Han Kun Law Offices, our current ownership structure, the ownership structure of our PRC subsidiaries and our consolidated affiliated entity, each as described in this prospectus, are in compliance with existing PRC laws, rules and regulations, and the contractual arrangements between Vipshop China, our consolidated affiliated entity and its shareholders, each as described in this prospectus, are not in violation of any existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to or otherwise different from that of our PRC counsel.

In or around September 2011, various media sources reported that the China Securities Regulatory Commission, or the CSRC, had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If our ownership structure, contractual arrangements and businesses of our company, Vipshop China or our consolidated affiliated entity are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including the CSRC, would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Vipshop China or our consolidated affiliated entity, revoking the business licenses or operating licenses of Vipshop China or our consolidated affiliated entity, shutting down our servers or blocking our website, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

We rely on contractual arrangements with our consolidated affiliated entity and its shareholders for the operation of our business, which may not be as effective as direct ownership. If our consolidated affiliated entity and its shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to arbitration or litigation to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.

Because of PRC restrictions on foreign ownership of internet-based businesses in China, we depend on contractual arrangements with our consolidated affiliated entity, Vipshop Information, in which we have no ownership interest, to partly conduct our operations. These contractual arrangements, governed by PRC law, are intended to provide us with effective control over our consolidated affiliated entity and allow us to obtain economic benefits from it. Although we have been advised by our PRC counsel, Han Kun Law Offices, that these contractual arrangements are valid, binding and enforceable under current PRC laws, these contractual arrangements may not be as effective in providing control as direct ownership. For example, our consolidated affiliated entity and its shareholders could breach their contractual arrangements with us by, among other things, failing to operate our online retail business in an acceptable manner or taking other actions that are detrimental to our interests. If we hold controlling equity interest in our consolidated affiliated entity, we would be able to exercise our shareholder rights to effect changes to its board of directors, which in turn could implement changes at the management and operational level of the consolidated affiliated entity. However, under the current contractual arrangements, if our consolidated affiliated entity or its shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies, including arbitration and litigation, under PRC law, which may not be sufficient or effective. In particular, the contractual arrangements provide that any dispute arising from these arrangements will be submitted to the China International Economic and Trade Arbitration Commission South China Sub-Commission for arbitration, the ruling of which will be final and binding. The legal framework and system in China, particularly those relating to arbitration proceedings, is not as developed as other jurisdictions such as the United States. As a result, significant uncertainties relating to the enforcement of legal rights through arbitration, litigation and other legal proceedings remain in China, which could limit our ability to enforce these contractual arrangements and exert effective control over our consolidated affiliated entity. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See “—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

The shareholders of our consolidated affiliated entity have potential conflicts of interest with us, which may adversely affect our business.

Each shareholder of our consolidated affiliated entity is a shareholder and director of our company. Equity interest held by each of these shareholders in our company is less than its interest in our consolidated affiliated entity as a result of our introduction of DCM Entities and Sequoia Capital Entities as shareholders of our company. In addition, such shareholders’ equity interest in our company will be further diluted as a result of this offering as well as any future offering of equity securities. As a result, conflicts of interest may arise as a result of such dual shareholding and governance structure.

Each of these shareholders is also a director of our company, and has a duty of care and loyalty to our company and to our shareholders as a whole under Cayman Islands law. Under the contractual arrangements with our consolidated affiliated entity and its shareholders, (a) we may replace any such individual as a shareholder of our consolidated affiliated entity at our discretion, and (b) each of these individuals has executed a power of attorney to appoint Vipshop China or its designated third party to vote on their behalf and exercise shareholder rights of our consolidated affiliated entity. However, we cannot assure you that these individuals will act in the best interests of our company should any conflicts of interest arise, or that any conflicts of interest will be resolved in our favor. These individuals may breach or cause our consolidated affiliated entity to breach the existing contractual arrangements. If we cannot resolve any conflicts of interest or disputes between us and any of these individuals, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by our consolidated affiliated entity that are important to the operation of our business if such entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our consolidated affiliated entity, such entity holds certain assets that are important to the operation of our business. If our consolidated affiliated entity goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated affiliated entity undergoes a voluntary or involuntary liquidation proceeding, the unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with our consolidated affiliated entity may result in adverse tax consequences to us.

We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Vipshop China and our consolidated affiliated entity were not entered into on an arm’s length basis and therefore constitute favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our consolidated affiliated entity adjust its taxable income, if any, upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by increasing our consolidated affiliated entity’s tax expenses without reducing our tax expenses, which could subject our consolidated affiliated entity to late payment fees and other penalties for underpayment of taxes. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. As a result, our contractual arrangements with our consolidated affiliated entity may result in adverse tax consequences to us.

If our consolidated affiliated entity fails to obtain and maintain the requisite assets, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment and the internet industry in China are highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the internet industry. See “Regulations.” Our PRC subsidiaries and consolidated affiliated entity are required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide its current services. These assets and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, our PRC subsidiaries and our consolidated affiliated entity may be required to obtain additional licenses. If we fail to obtain or maintain any of the required, assets, licenses or approvals, our continued business operations in the internet industry may subject it to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of our operations. Any such disruption in the business operations of our consolidated affiliated entity will materially and adversely affect our business, financial condition and results of operations. For instance, we have recently started a pilot program to provide our own delivery service in Shanghai. We do not currently charge additional fees for such service. Under PRC law, we are required to obtain a road transportation permit and an express delivery service permit from relevant governmental authorities to provide delivery service. As of the date of this prospectus, we have not applied for the relevant permits pending the decision on whether to continue operating our own delivery service. As a result, we may be subject to penalties, such as fines and ban on providing such service in the future.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through Vipshop China, our PRC subsidiary, and Vipshop Information, our consolidated affiliated entity in China. Our operations in China are governed by PRC laws and regulations. Vipshop China is a foreign invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until some time after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the internet-related business include, but are not limited to, the following:

•

We only have contractual control over our website. We do not directly own our website through our subsidiaries due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet content provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

•

There are uncertainties relating to the regulation of the internet-related business in China, including evolving licensing practices. This means that some of our permits, licenses or operations may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses. If we fail to maintain any of these required licenses or approvals, we may be subject to various penalties, including fines and discontinuation of or restriction on our operations. Any such disruption in our business operations may have a material and adverse effect on our results of operations.

•

New laws and regulations may be promulgated that will regulate internet activities, including online retail businesses. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China’s regulation of internet-related business.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and we may be liable for content that is displayed on our website.

China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. The PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of our internet content were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or users of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in China.

Fluctuations in exchange rates may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and elsewhere in the world. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Since then, Renminbi started to appreciate against U.S. dollar and reached one of its historical high point in July 2008. Thereafter, the Renminbi was traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high point. In June 2010, the PRC government announced that its plan to increase the flexibility of Renminbi exchange rate. Since that time, the Renminbi has gradually appreciated against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

All of our net revenues and most of our expenses are denominated in Renminbi. Any significant revaluation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would reduce the amount of Renminbi we would receive if we need to convert U.S. dollars into Renminbi. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

Limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. We did not enter into any hedging transactions to hedge our exposure to the risks relating to fluctuations in exchange rates. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenue effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of Vipshop China in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE’s approval to use cash generated from the operations of our PRC subsidiaries and consolidated affiliated entity to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from Vipshop China in China for our cash requirements, including for the service of any debt we may incur. Our subsidiaries’ ability to distribute dividends is based upon their distributable earnings which are mainly derived from the payments for products and services from our consolidated affiliated entity. Current PRC regulations permit our PRC subsidiaries to pay dividends to Vipshop HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China and our consolidated affiliated entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. As of December 31, 2011, we had, on a consolidated basis, accumulated losses of US$166.6 million, representing losses incurred in Vipshop China in China and our consolidated affiliated entity. As a result, such entities in China are not able to distribute dividends to us until their accumulated losses have been made up. Furthermore, if Vipshop China in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to Vipshop HK could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to Vipshop China in China.

Any funds we transfer to Vipshop China, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to Vipshop China are subject to the approval of the PRC Ministry of Commerce or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by Vipshop China is required to be registered with SAFE or its local branches, and (b) Vipshop China may not procure loans which exceed the difference between its registered capital and its total investment amount as approved by the PRC Ministry of Commerce or its local branches. Any medium or long term loan to be provided by us to our consolidated affiliated entity must be approved by the National Development and Reform Commission and the SAFE or its local branches. We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by a foreign invested enterprise of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise may only be used for purposes within the business scope approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within the PRC unless otherwise permitted by the PRC law. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay

Renminbi loans if the proceeds of such loans have not been utilized. Any violation of SAFE Circular 142 could result in severe monetary or other penalties. As a result, we are required to apply Renminbi funds converted from the net proceeds we expect to receive from this offering within the business scope of Vipshop China. SAFE Circular 142 may significantly limit our ability to transfer the net proceeds from this offering or any other offering of additional equity securities to Vipshop China or invest in or acquire any other companies in the PRC. Furthermore, SAFE promulgated Circular 59 on November 19, 2010, requiring the governmental authority to closely examine the authenticity of settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceed settled from offshore offerings shall be applied in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our business, financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC, prior to listing their securities on an overseas stock exchange. The implementation and application of this regulation remains unclear. Our PRC counsel, Han Kun Law Offices, has advised us that, based on their understanding of the current PRC laws, rules and regulations:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours as described in this prospectus are subject to this regulation; and

•

given that (a) we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies, and (b) there is no provision in the M&A Rules that explicitly classifies contractual arrangements as a type of transaction subject to this regulation, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the New York Stock Exchange.

Because there has been no official interpretation or clarification of this regulation since its adoption, there is uncertainty as to how this regulation will be interpreted or implemented. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC (although to our knowledge, no definitive rules or interpretations have been issued to determine or quantify such fines or penalties), delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that may have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Recently enacted regulations in China may make it more difficult for us to pursue growth through acquisitions.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, were triggered. In addition, PRC national security review rules which became effective on September 1, 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE has promulgated several regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005 and its implementation rules. These regulations require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations are applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Under these foreign exchange regulations, PRC residents who make, or have prior to the implementation of these foreign exchange regulations made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contribution into its subsidiary in China.

All of our shareholders subject to SAFE regulations have completed all necessary registrations with the local SAFE branch as required by Circular 75. We cannot assure you, however, that all of these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE in March 2007. Under these rules, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes.

We and our PRC resident employees who participate in the employee stock incentive plans, which we adopted in March 2011 and March 2012, respectively, will be subject to these regulations when our company becomes a publicly-listed company in the United States. If we or our PRC option grantees fail to comply with these regulations, we or our PRC option grantees may be subject to fines and other legal or administrative sanctions. See “Regulations—Regulations on Stock Incentive Plans.”

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. In addition, the PRC resident enterprise may be required to provide necessary assistance to support the enforcement of Circular 698.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our private equity financing transactions where non-resident shareholders were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors may become at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident shareholders’ investments in us.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise.” On April 22, 2009, the State Administration of Taxation, or the SAT, issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. See “Regulations—PRC Enterprise Income Tax Law and Individual Income Tax Law.” Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiaries, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new resident enterprise classification may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Dividends payable to our foreign investors and gains on the sale of our ADSs or ordinary shares by our foreign investors may become subject to taxes under PRC tax laws.

Under the New EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to PRC tax at a rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares or ADSs, and any gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. See “Regulations—PRC Enterprise Income Tax Law and Individual Income Tax Law.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to investors that are non-PRC individual investors and any gain realized on the transfer of ADSs or ordinary shares by investors may be subject to PRC tax at a rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether, if we are considered a PRC resident enterprise, holders of our ADSs or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas (although we do not expect to withhold at treaty rates if any withholding is required). If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares or ADSs by such investors are subject to PRC tax, the value of your investment in our ordinary shares or ADSs may be adversely affected.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must pay severance to an employee where a labor contract is terminated or expires, with certain exceptions. In addition, the government has continued to introduce various new labor-related regulations after the effectiveness of the Labor Contract Law. Among other things, it is required that that annual leave ranging from five to 15 days be made available to employees and that the employee be compensated for any untaken annual leave days in the amount of three times of the employee’s daily salary, subject to certain exceptions. As a result of these new regulations designed to enhance labor protection and increasing labor costs in China, our labor costs are expected to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations. We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accruals for the underpaid amounts as recorded were nil, US$89 thousand, US$0.5 million and US$1.6 million as of December 31, 2008, 2009, 2010 and 2011, respectively. Our failure in making contributions to various employee benefit plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties. If we are subject to such penalties in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

An occurrence of a widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by the effects of Influenza A virus subtype H1N1, or the H1N1 virus, Severe Acute Respiratory Syndrome, or SARS, avian influenza or other epidemics or outbreaks on the economic and business climate. A prolonged outbreak of any of these illnesses or other adverse public health developments in China or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could significantly impact the online retail industry and cause a temporary closure of the facilities we use for our operations. Such impact or closures would severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our operations could be disrupted if any of our employees or employees of our partners were suspected of having the H1N1 virus, SARS or avian influenza, since this could require us or our partners to quarantine some or all of such employees or disinfect the facilities used for our operations and may deter our customers or potential customers from purchasing or accepting our products. In addition, our business, financial condition and results of operations could be adversely affected to the extent that an outbreak harms the global or Chinese economy in general, such as wars, acts of terrorism, snowstorms, earthquakes, fire, floods, environmental accidents, power shortage or communication interruptions.

Risks Relating to this Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares or ADSs. Our ADSs have been approved for listing on the New York Stock Exchange. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	regulatory developments affecting us, our brand partners or our industry;

•	changes in the economic performance or market valuations of other internet, e-commerce or online retail companies in China;

•	actual or anticipated fluctuations in our quarterly results of operations and changes of our expected results;

•	changes in financial estimates by securities research analysts;

•	announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital investments;

•	additions to or departures of our senior management personnel;

•	detrimental negative publicity about us, our competitors or our industry;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs; and

•	sales or perceived potential sales of additional equity securities or ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$7.18 per ADS, representing the difference between an assumed initial public offering price of US$9.50 per ADS, being the midpoint of the estimated initial public offering price range, and our net tangible book value per ADS as of December 31, 2011, after giving effect to the automatic conversion of our various series of preferred shares immediately prior to the completion of this offering and the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no assurance that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs, ordinary shares or other equity securities in the public market could cause the price of our ADSs to decline.

Sales of our ADSs, ordinary shares or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 97,477,398 ordinary shares outstanding, assuming the underwriters do not exercise their option to purchase additional shares and the conversion of our preferred shares into 28,889,799 ordinary shares of our company. All ADSs representing our ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

Upon completion of this offering, certain holders of our ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attached to ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attached to ordinary shares represented by the ADSs. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. See “Description of Share Capital—Memorandum and Articles of Association—Voting Rights” and “Description of American Depositary Shares—Voting Rights.”

We cannot assure you that you will receive the voting materials in time to instruct the depositary to vote the ordinary shares underlying your ADSs, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will as a result not have the opportunity to exercise a right to vote. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. Although you may directly exercise your right to vote by withdrawing the ordinary shares underlying your ADSs, you may not be able to do so, on a timely basis or at all, to allow you to vote with respect to any specific matter.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement, if filed, to be declared effective. There might not be an exemption from registration under the Securities Act available to us for our rights offering. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and substantially all of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our PRC subsidiaries and consolidated affiliated entity. Substantially all of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2011 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority in a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management has discretion as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

We intend to use the net proceeds of this offering to expand our fulfillment capabilities, further enhance our IT systems, as well as for general corporate purposes. However, our management will have considerable discretion in the application of the net proceeds received by us from this offering. For more information, see “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our memorandum and articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

Our third amended and restated memorandum and articles of association are expected to become effective immediately upon the closing of this offering. Our third amended and restated memorandum and articles of association will contain certain provisions that could limit the ability of third parties to acquire control of our company, including a provision that grants authority to our board directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Currently, our co-founders and shareholders, Mr. Eric Ya Shen and Mr. Arthur Xiaobo Hong, beneficially own 23.6% and 18.2% of our outstanding equity interest, respectively. Upon the completion of this offering, they will own an aggregate of 32.0% of our outstanding shares, assuming the underwriters do not exercise their option to purchase additional ADSs.

As a result, Mr. Eric Ya Shen and Mr. Arthur Xiaobo Hong have substantial influence over our business and corporate matters, including without limitation, decisions regarding mergers and consolidations, asset disposals and director elections. They may exercise their shareholder rights in a way that they believe is in their best interest, which may conflict with the interest of our other shareholders. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. Our concentrated ownership structure may also discourage, delay or prevent a change in control of our company, which could deprive our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. For more information regarding our principal shareholders, see “Principal Shareholders.”

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.

Depending upon the value of our ADSs and ordinary shares and the nature of our assets and income over time, we could be classified as a “passive foreign investment company”, or “PFIC,” for United States federal income tax purposes. Although the law in this regard is unclear, we treat Vipshop Information as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we combine this entity’s operating results in our consolidated financial statements. If it were determined, however, that we are not the owner of Vipshop Information for United States federal income tax purposes, we would likely be treated as a PFIC for the current taxable year or any future taxable year.

Assuming that we are the owner of Vipshop Information for United States federal income tax purposes, and based upon our current income and assets (taking into account the proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to become a PFIC, if, among other matters, our market capitalization is less than anticipated or subsequently declines, we may be a PFIC for the current or future taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of income we earn, we can provide no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations”) would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. For more information see the section titled “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company in the United States. As a public company, we expect to incur significant accounting, legal and other expenses that we did not incur when we were a private company. We will incur additional costs associated with our public company reporting obligations. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the United States Securities and Exchange Commission and the New York Stock Exchange, requires significantly heightened corporate governance practices of public companies, including Section 404 relating to internal control over financial reporting. We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with reasonable certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview,” “Business” and “Taxation.” All statements other than statements of historical facts are forward-looking statements. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	the expected growth of the online discount retail market in China;

•	our ability to attract customers and brand partners and further enhance our brand recognition;

•	our expectations regarding demand for and market acceptance of flash sales products and services;

•	competition in our industry;

•	fluctuations in general economic and business conditions in China; and

•	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Moreover, we operate in a continuously evolving environment. Additional risks and uncertainties that we have not considered or currently deem to be immaterial may adversely affect us. We cannot assess the impact of all risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus also contains certain data and information, which we obtained from various government and private publications, including the Frost & Sullivan Report. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$94.6 million, or approximately US$109.4 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and US$4.1 million in estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$9.50 per ADS (the midpoint of the range shown on the front cover page of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$9.50 per ADS would increase (decrease) the net proceeds to us from this offering by US$10.4 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use net proceeds of this offering as follows:

•	approximately US$80.0 million to fund capital expenditures for expanding our fulfillment capabilities;

•	approximately US$5.0 million to fund capital expenditures for further enhancing our IT systems; and

•

the balance for general corporate purposes, including funding working capital and potential investments in and acquisitions of complementary businesses, although we are not currently negotiating any such transactions.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term interest-bearing debt instruments or bank deposits.

In using the proceeds of this offering, as an offshore holding company, we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our PRC consolidated affiliated entity only through loans, subject to satisfaction of applicable government registration and approval requirements. Capital contributions to our PRC subsidiaries must be approved by the PRC Ministry of Commerce or its local counterpart and then registered with the State Administration for Industry and Commerce, or SAIC, or its local counterpart. The PRC Ministry of Commerce or its local counterpart is generally required to process the relevant approvals or deny our applications within 90 working days and SAIC or its local counterpart is required to process the relevant registrations or deny our applications within 15 working days. Loans extended by us to Vipshop China cannot exceed statutory limits and must be registered with SAFE or its local branch. The SAFE or its local branch is required to process the relevant registrations or deny our applications within 20 working days. The actual time taken, however, may be longer due to administrative delays. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to satisfy these requirements on a timely basis, our ability to remit the funds received from this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to Vipshop China in China.”

DIVIDEND POLICY

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to the approval of our shareholders and applicable laws. Even if our board of directors decides to declare dividends, their form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual and statutory restrictions and other factors that the board of directors may deem relevant.

Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary of our ADSs in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares.”

We are a holding company incorporated in the Cayman Islands. We principally rely on dividends from our subsidiaries in China and Hong Kong for our cash needs. To pay dividends to us, our subsidiaries in China and Hong Kong need to comply with the applicable regulations. See “Risk Factors—Risks Relating to Doing Business in China—We principally rely on dividends and other distributions on equity paid by Vipshop China in China to fund our cash and financing requirements, and any limitation on the ability of Vipshop China to make payments to us could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion of all of our outstanding preferred shares into an aggregate of 28,889,799 ordinary shares immediately upon completion of this offering, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus; and

•

on a pro forma as adjusted basis to reflect (1) the automatic conversion of all of our outstanding preferred shares into an aggregate of 28,889,799 ordinary shares immediately upon completion of this offering and (2) the issuance and sale of 22,352,940 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price set forth on the cover page of this prospectus of US$9.50 per ADS, the midpoint of the estimated range of our initial public offering price, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma as Adjusted(3)
	(US$)
Bank borrowings(1)	12,710,720	12,710,720	12,710,720
Loans due to shareholders(2)	2,948,446	2,948,446	2,948,446

	15,659,166	15,659,166	15,659,166
Equity:
Ordinary shares US$0.0001 par value, 471,620,833 shares authorized; 46,234,659 shares issued and outstanding, 75,124,458 shares issued and outstanding on a pro forma basis and 97,477,398 shares issued and outstanding on a pro forma as adjusted basis	4,624	7,513	9,748
Series A preferred shares (US$0.0001 par value; 20,212,500 shares authorized, issued and outstanding)	20,113,898	—	—
Series B preferred shares (US$0.0001 par value; 8,166,667 shares authorized, issued and outstanding)	41,147,021	—	—
Additional paid-in capital(4)	124,341,953	185,599,983	280,199,134
Accumulated losses	(166,553,261)	(166,553,261)	(166,553,261)
Accumulated other comprehensive loss	(765,033)	(765,033)	(765,033)

Total shareholders’ equity(4)	18,289,202	18,289,202	112,890,588

Total capitalization(4)	33,948,368	33,948,368	128,549,754

(1)	Bank borrowings were secured by restricted deposits of US$14.2 million.
(2)	Loans due to shareholders were unsecured, interest free and repayable upon demand.
(3)	The pro forma information and the pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.
(4)	Total capitalization is the sum of bank borrowings, loans due to shareholders and total shareholders equity. Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$9.50 would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$10.4 million.

DILUTION

Our net tangible book value as of December 31, 2011 was approximately US$0.40 per ordinary share and US$0.79 per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share immediately upon the completion of this offering from the assumed initial public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after December 31, 2011, other than to give effect to (a) the automatic conversion of all of our series A and series B preferred shares into 28,889,799 ordinary shares, which will occur immediately upon the completion of this offering, and (b) the estimated net proceeds we will receive from the issuance and sale of 11,176,470 ADSs in this offering, in each case of (a) and (b), based on the assumed initial public offering price of US$9.50 per ADS, being the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been US$1.16 per outstanding ordinary share, or US$2.32 per ADS. This represents an immediate increase in net tangible book value of US$0.76 or 193% per ordinary share, or US$1.53 or 193% per ADS, to our existing shareholders and an immediate dilution in net tangible book value of US$3.59 or 309% per ordinary share, or US$7.18 or 309% per ADS, to new investors of ADSs in this offering.

The following table illustrates such dilution, assuming either no exercise or full exercise at the underwriters’ option to purchase additional shares:

	No Exercise		Full Exercise
Assumed initial public offering price per ordinary share	US$	4.75	US$	4.75
Net tangible book value per ordinary share as of December 31, 2011	US$	0.40	US$	0.40
Pro forma net tangible book value per ordinary share as of December 31, 2011, after giving effect to the automatic conversion of all of our outstanding preferred shares	US$	0.24	US$	0.24
Pro forma as adjusted net tangible book value per ordinary share as of December 31, 2011, to give effect to the automatic conversion of all of our outstanding preferred shares and this offering	US$	1.16	US$	1.27
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	3.59	US$	3.48
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	7.18	US$	6.97

A US$1.00 change in the assumed initial public offering price of US$9.50 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value as described above by US$10.4 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS by US$0.11 per ordinary share and by US$0.21 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.39 per ordinary share and US$0.79 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information and the pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

Assuming the underwriters’ option to purchase additional shares is exercised in full, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been US$1.27 per outstanding ordinary share, or US$2.53 per ADS. This represents an immediate increase in net tangible book value of US$0.87 or 218% per ordinary share, or US$1.74 or 218% per ADS, to our existing shareholders and an immediate dilution in net tangible book value of US$3.48 or 274% per ordinary share, or US$6.97 or 274% per ADS, to new investors of ADSs in this offering.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2011, the differences between the existing shareholders, including holders of our preferred shares as of December 31, 2011 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at the assumed initial public offering price of US$9.50 per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADSS
	Number	Percent	Amount	Percent
Existing shareholders	75,124,458	77.1%	61,436,673	36.7%	0.82	1.64
New investors	22,352,940	22.9%	106,176,465	63.3%	4.75	9.50

Total	97,477,398	100.0%	167,613,138	100.0%	N/A	N/A

A US$1.00 increase (decrease) in the assumed initial public offering price of US$9.50 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$11.2 million, US$11.2 million and US$1.0, respectively, assuming the sale of ADSs at US$9.50, the midpoint of the initial public offering price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The discussion and tables above also assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there were 7,191,418 ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$1.31 per ordinary share, and there were 9,158,582 ordinary shares available for future issuance upon the exercise of future grants under our stock incentive plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Han Kun Law Offices has also advised us that in the event that shareholders originate an action against a company in China for disputes related to contracts or other property interests, the PRC court may accept a course of action if (a) the subject of the action is located within the PRC, (b) the company (as defendant) has seizable properties within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties choose to submit to jurisdiction of PRC court in the contract. The action may be initiated by the shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same right as PRC citizens and companies in an action unless such foreign country restricts rights of PRC citizens and companies.

Thorp Alberga, our counsel as to Cayman Islands law, has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Thorp Alberga has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC respectively in civil and commercial matters.

Thorp Alberga has also advised us that any shareholder of a company incorporated in the Cayman Islands may bring an action on behalf of the company within the jurisdiction of the Cayman Islands to enforce a right vested in the company. The process of bringing an action by a shareholder is begun by issuing a writ. This action must be performed by local Cayman Islands legal counsel on behalf of the shareholder, who will act on the shareholders’ behalf during the entire litigation process. The residency or citizenship of a shareholder does not impact a shareholder’s ability to bring an action in the Cayman Islands.

OUR CORPORATE HISTORY AND STRUCTURE

We are a holding company incorporated in the Cayman Islands and conduct our business through our subsidiaries and consolidated affiliated entity in China. We started our operations in August 2008 when our founders established Vipshop Information in China. In order to facilitate foreign investment in our company, our founders incorporated Vipshop Holdings Limited, an offshore holding company in Cayman Islands, in August 2010. In October 2010, Vipshop Holdings established Vipshop HK, a wholly owned subsidiary, in Hong Kong. Subsequently, Vipshop HK established a wholly owned PRC subsidiary, Vipshop China, in January 2011. Vipshop China established two wholly owned PRC subsidiaries, Vipshop Kunshan and Vipshop Jianyang, in August 2011 and February 2012, respectively.

The following diagram illustrates our corporate structure upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares and each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, immediately upon the completion of this offering, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus:

(1)

Shareholders of Vipshop Information include our co-founders and shareholders Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu, Yu Xu and Xing Peng, holding 41.6%, 26.0%, 11.6%, 10.4% and 10.4% of the total equity interests in Vipshop Information, respectively.

(2)	An intermediary holding company.
(3)	A subsidiary primarily engaged in warehousing, logistics, product procurement, research and development, technology development and consulting businesses.
(4)	A subsidiary primarily engaged in warehousing and logistics businesses in Kunshan and nearby regions.
(5)	A subsidiary primarily engaged in warehousing and logistics businesses in Chengdu and nearby regions.
(6)	Assume no purchase of ADSs in the offering by pre-IPO investors.

Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC subsidiary, Vipshop China, is a wholly foreign owned enterprise. As a wholly foreign owned enterprise, Vipshop China is restricted from holding the licenses that are necessary for our online operation in China. To comply with these restrictions, we conduct our operations partly through Vipshop Information, our consolidated affiliated entity in China. Vipshop Information operates our website and holds the licenses necessary to conduct our internet-related operations in China.

Our wholly owned subsidiary Vipshop China has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to:

•	exercise effective control over Vipshop Information;

•

receive substantially all of the economic benefits of Vipshop Information through service fees, which are equal to 100% of Vipshop Information’s net income and may be adjusted at Vipshop China’s sole discretion, in consideration for the technical and consulting services provided by Vipshop China; and

•	have an exclusive option to purchase all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures.

We do not have any equity interest in Vipshop Information. However, as a result of contractual arrangements, we are considered the primary beneficiary of Vipshop Information, and we treat it as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of Vipshop Information in our consolidated financial statements included in this prospectus in accordance with U.S. GAAP.

We face risks with respect to the contractual arrangements with our consolidated affiliated entity and its shareholders. If our consolidated affiliated entity or its shareholders fail to perform their obligations under the contractual arrangements, our ability to enforce the contractual arrangements that give us effective control over the consolidated affiliated entity may be limited. If we are unable to maintain effective control over our consolidated affiliated entity, we would not be able to continue to consolidate its financial results. For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see “Regulations.” For a detailed description of the risks associated with our corporate structure, see “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry.”

The following is a summary of the material provisions of the agreements among our wholly owned PRC subsidiary Vipshop China, our consolidated affiliated entity Vipshop Information and the shareholders of Vipshop Information. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under “Where You Can Find Additional Information.”

Contractual Arrangements with Our Consolidated Affiliated Entity

Agreements that Provide Us Effective Control over Our Consolidated Affiliated Entity

Equity Interest Pledge Agreement. Under the amended and restated pledge agreement among Vipshop China, Vipshop Information and its shareholders, the shareholders of Vipshop Information pledged all of their equity interests in Vipshop Information to Vipshop China to guarantee Vipshop Information’s performance of its obligations under the exclusive business cooperation agreement. If any event of default as provided for therein occurs, including the failure by Vipshop Information to perform its contractual obligations under the exclusive business cooperation agreement, Vipshop China, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests. Without Vipshop China’s prior written consent, shareholders of Vipshop Information shall not transfer or otherwise dispose of, or create or allow the creation of any encumbrance on the pledged equity interests. The equity interest pledge agreement will remain in full force and effect until all of the obligations of Vipshop Information under the exclusive business cooperation agreement have been duly performed or terminated. We have completed registering the pledge of the equity interests in Vipshop Information with the local branch of the State Administration for Industry and Commerce.

Exclusive Option Agreement. Under the amended and restated exclusive option agreement among Vipshop China, Vipshop Information and the shareholders of Vipshop Information, Vipshop Information’s shareholders grant Vipshop China an exclusive option to purchase all or part of their respective equity interests in Vipshop Information at a purchase price of RMB10, subject to any adjustments as may be required by the applicable PRC laws and regulations at the time. Vipshop China may exercise the option by issuing a written notice to Vipshop Information. Without Vipshop China’s written consent, Vipshop Information and its shareholders may not transfer, sell, pledge or otherwise dispose of, or create any encumbrance on, any assets, business or equity or beneficiary interests of Vipshop Information. This agreement will remain in full force and effect for a term of ten years from the execution date of October 8, 2011 and may be extended for a period to be determined by Vipshop China.

Powers of Attorney. Under the powers of attorney, the shareholders of Vipshop Information each irrevocably appointed Vipshop China as their attorney-in-fact to act on their behalf and exercise all of their rights as shareholders of Vipshop Information, including the right to attend shareholder meetings, to exercise voting rights, to appoint directors and senior management of Vipshop Information, and to transfer all or part of their equity interests in Vipshop Information pursuant to the equity interest pledge agreements and exclusive option agreements. Vipshop China has the right to appoint any individual or entity to exercise the power of attorney on its behalf. Each power of attorney will remain in full force and effect until the shareholder ceases to hold any equity interests in Vipshop Information.

Agreements that Transfer Economic Benefits to Us

Exclusive Business Cooperation Agreement. Under the amended and restated exclusive business cooperation agreement between Vipshop China and Vipshop Information, Vipshop Information agrees to engage Vipshop China as its exclusive provider of technical, consulting and other services in relation to its business operations. In consideration of such services, Vipshop Information will pay to Vipshop China service fees which amount to all of Vipshop Information’s net income. The service fees may be adjusted at Vipshop China’s sole discretion based on the services rendered and the operational needs of Vipshop Information. Vipshop China shall exclusively own any intellectual property arising from the performance of this agreement. The term of this agreement is ten years from the execution date of October 8, 2011 and may be extended for a period to be determined by Vipshop China. Vipshop China may terminate this agreement at any time by giving 30 days prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud.

Exclusive Purchase Framework Agreement. Under the exclusive purchase framework agreement between Vipshop China and Vipshop Information, Vipshop Information agrees to purchase products or services exclusively from Vipshop China or its subsidiaries. Vipshop Information and its subsidiaries must not purchase from any third-party products or services which Vipshop China is able to provide. Vipshop Information must pay Vipshop China for its products an amount, which includes a service fee, based on the unit price and the quantity of the products ordered by Vipshop Information, within five days after receipt of invoices issued by Vipshop China. The term of this agreement is five years from September 1, 2011. Vipshop China may terminate this agreement at any time by giving 15 days prior written notice. Vipshop Information has no right to terminate this agreement unless Vipshop China commits gross negligence or fraud.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•	the ownership structures of our consolidated affiliated entity and Vipshop China comply with all existing PRC laws and regulations;

•

the contractual arrangements among Vipshop China and Vipshop Information and its shareholders that are governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•

each of Vipshop China and our consolidated affiliated entity has all necessary corporate power and authority to conduct its business as described in its business scope under its business license. The business licenses of Vipshop China and our consolidated affiliated entity are in full force and effect. Each of Vipshop China and our consolidated affiliated entity is capable of suing and being sued and may be the subject of any legal proceedings in PRC courts. To the best of Han Kun Law Offices’ knowledge after due inquires, none of Vipshop China, our consolidated affiliated entity or their respective assets is entitled to any immunity, on the grounds of sovereignty, from any action, suit or other legal proceedings; or from enforcement, execution or attachment.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our online commerce and the distribution of internet content in China do not comply with relevant PRC government restrictions on foreign investment in value-added telecommunication, we could be subject to severe penalties, including being prohibited from continuing operations. See “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry—Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our website.” and “Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated statements of operations data presented below for the years ended December 31, 2009, 2010 and 2011 and our selected consolidated balance sheets data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated statements of operations data presented below for the period from August 22 to December 31, 2008 and our selected consolidated balance sheet data as of December 31, 2008, have been derived from our audited consolidated financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results for any period presented are not necessarily indicative of results to be expected for any future period.

	For the period from August 22 to December 31, 2008(1)	For the year ended December 31,
		2009		2010		2011
	US$	US$	%	US$	%	US$	%
	(in US$, except percentages and number of shares and per share data)
Selected Consolidated Statements of Operations Data:
Net revenues	1,087	2,804,830	100.0	32,582,115	100.0	227,142,876	100.0
Cost of goods sold(2)	(886)	(2,576,191)	(91.8)	(29,374,315)	(90.2)	(183,801,334)	(80.9)

Gross profit	201	228,639	8.2	3,207,800	9.8	43,341,542	19.1
Operating expenses(3):
Fulfillment expenses(4)	(84,641)	(611,333)	(21.8)	(5,809,118)	(17.8)	(45,478,327)	(20.0)
Marketing expenses	—	(303,509)	(10.8)	(2,438,066)	(7.5)	(15,253,325)	(6.7)
Technology and content expenses	(8,480)	(103,235)	(3.7)	(562,120)	(1.7)	(5,516,361)	(2.4)
General and administrative expenses	(226,145)	(650,786)	(23.2)	(2,843,583)	(8.7)	(84,575,539)	(37.3)
Other income, net	3,596	59,470	2.1	78,675	0.2	564,182	0.2

Total operating expenses	(315,670)	(1,609,393)	(57.4)	(11,574,212)	(35.5)	(150,259,370)	(66.2)

Loss from operations	(315,469)	(1,380,754)	(49.2)	(8,366,412)	(25.7)	(106,917,828)	(47.1)
Interest expense	—	—	—	—	—	(494,509)	(0.2)
Interest income	43	47	0.0	564	0.0	122,437	0.1
Exchange gain	—	—	—	—	—	18,375	(0.0)

Loss before income tax	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Income tax expenses	—	—	—	—	—	—	—

Net loss	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	—	(49,214,977)	(21.7)

Net loss attributable to ordinary shareholders	(315,426)	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(156,486,502)	(68.9)

Net loss per share:
—Basic	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—
—Diluted	(0.01)	(0.03)	—	(0.18)	—	(3.38)	—
Weighted average number of shares used in computing net loss per share:
—Basic	47,775,000	47,775,000		47,775,000		46,255,574
—Diluted	47,775,000	47,775,000		47,775,000		46,255,574
Net loss per ADS(5)
—Basic	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—
—Diluted	(0.01)	(0.06)	—	(0.35)	—	(6.77)	—
Pro forma net loss per share on an as converted basis:
—Basic						(2.10)	—
—Diluted						(2.10)	—
Weighted average number of shares used in calculating pro forma net loss per share:
—Basic						74,634,741
—Diluted						74,634,741

(1)	We commenced operations in August 2008 but only commenced sales of our products on our vipshop.com website in December 2008. We incurred significant operating expenses and generated limited sales in the period from August 22 to December 31, 2008. As a result, percentages for this period are not meaningful for investors to evaluate our results of operations and are not presented in this table.
(2)	Excluding shipping and handling expenses.
(3)	Including share-based compensation expenses as set forth below:

	For the period from August 22 to December 31, 2008	For the year ended December 31,
		2009	2010	2011
	(in US$)
Allocation of share-based compensation expenses*:
Fulfillment expenses	—	—	—	297,095
Marketing expenses	—	—	—	184,404
Technology and content expenses	—	—	—	729,420
General and administrative expenses	—	—	—	72,716,983

Total	—	—	—	73,927,902

*	The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million in share-based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were in unrecognized share-based compensation costs in connection with the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation costs were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis schedule. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” for details.

(4)	Including shipping and handling expenses, which amounted to US$157, US$0.3 million, US$4.3 million, US$29.4 million in the period from August 22 to December 31, 2008, and the years ended December 31, 2009, 2010 and 2011, respectively.

(5)	Each ADS represents two ordinary shares.

	As of December 31,
	2008	2009	2010	2011
	(in US$)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	12,258	287,720	1,111,091	44,954,778
Total current assets	125,574	2,584,046	15,567,836	158,278,041
Total assets	229,720	2,739,835	17,132,690	167,435,320
Total liabilities	399,404	4,289,798	27,244,271	149,146,118
Total shareholders’ (deficit)/equity	(169,684)	(1,549,963)	(10,111,581)	18,289,202

The following table presents selected operating data for the periods indicated:

	For the year ended December 31,
	2009	2010	2011
New active customers (in thousands)	38	255	1,330
Repeat customers (in thousands)	14	155	903
Total orders (in thousands)	71	927	7,269
Orders placed by repeat customers (in thousands)	47	804	6,681
Brand partners	76	411	1,075

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are China’s leading online discount retailer for brands as measured by total revenues in 2010, the number of registered members as of June 30, 2011 and the number of monthly unique visitors in December 2011, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website.

Since our inception in August 2008, we have attracted a large and growing number of customers and popular brands. As of December 31, 2011, we had 12.1 million registered members and over 1.7 million cumulative customers, and have promoted and sold products for over 1,900 popular domestic and international brands. We have built a highly engaged and loyal customer base that contributes to our growth and also enables us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have placed orders to purchase products from us more than once. Orders placed by our repeat customers accounted for 66.2%, 86.7% and 91.9% of our total orders in 2009, 2010 and 2011, respectively.

We began our operations in August 2008 and have grown significantly since then. In the years ended December 31, 2009, 2010 and 2011, we fulfilled over 70 thousand, over 0.9 million and over 7.2 million customer orders, respectively, and we generated total net revenues of US$2.8 million, US$32.6 million and US$227.1 million, respectively. In 2009, 2010 and 2011, we incurred net losses of US$1.4 million, US$8.4 million and US$107.3 million, respectively. Our net loss in 2011 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million.

Key Factors Affecting Our Results of Operations

Our business and operating results are affected by general factors affecting the online retail market in China, including China’s overall economic growth, the increase in per capita disposable income, the growth in consumer spending and retail industry and the expansion of internet penetration. Unfavorable changes in any of these general factors could affect the demand for products we sell and could materially and adversely affect our results of operations.

Our results of operations are also affected by the regulations and industry policies related to the online retail market. Although we have generally benefited from the Chinese government’s policies to encourage economic growth, we are also affected by the complexity, uncertainties and changes in the PRC regulation of the internet industry. Due to PRC legal restrictions on foreign equity ownership of and investment in the online retail sector in China, we rely on contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders to conduct most of our business in China. We face risks associated with our control over our variable interest entity, as our control is based upon contractual arrangements rather than equity ownership. For a description of these contractual arrangements, see “Our Corporate History and Structure.” For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see

“Regulations.” For a detailed description of the risks associated with our corporate structure, see “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry.”

While our business is influenced by general factors affecting our industry, our operating results are more directly affected by certain company specific factors, including:

Our Ability to Attract and Retain Customers

Attracting and retaining customers has been our key focus since our inception. We measure our effectiveness in attracting and retaining customers through several key performance indicators, including our active customers, total orders and orders placed by repeat customers. The following table sets forth these indicators for the periods presented:

	For the year ended December 31,
	2009	2010	2011
	(in thousands)
Active customers	38	276	1,491
Repeat customers	14	155	903
Total orders	71	927	7,269
Orders placed by repeat customers	47	804	6,681

Our growth has been driven by increases in all three key performance indicators set forth above. The increase in our active customers has been primarily attributable to the growth of the number of our registered members from 0.3 million in 2009 to 1.2 million in 2010, and to 12.1 million in 2011. The increase in our total orders has primarily resulted from the increase in orders placed by repeat customers. In 2009, 2010 and 2011, 66.2%, 86.7% and 91.9%, respectively, of our total orders were placed by repeat customers. Our total number of repeat customers was 14 thousand, 0.2 million and 0.9 million in 2009, 2010 and 2011, respectively, representing 36.8%, 56.2% and 60.6%, respectively, of the total number of our active customers during the same periods. As our business is still at a high growth phase and in light of our ability to develop a highly engaged and loyal customer base, we expect continuing growth in all three key performance indicators set forth above in the foreseeable future.

Our Ability to Establish and Maintain Relationships with Brand Partners

It is crucial for us to establish and maintain mutually beneficial relationships with our brand partners. We rely on our relationships with brand partners to offer products and services that appeal to our existing and potential customers. In particular, our ability to source popular and high quality products and services, as well as our ability to offer them at attractive prices, depends on our ability to develop mutually beneficial relationships with our brand partners. Our results of operations and financial condition are also significantly affected by the pricing, return and deposit terms we negotiate with and obtain from our brand partners.

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Availability, popularity and quality. We rely on our brand partners to make available sufficient quantities of high quality products for offering on our vipshop.com website. In the years ended December 31, 2009, 2010 and 2011, we offered 38 thousand, 0.5 million and 1.2 million SKUs for sale and organized 241, 1,354 and 11,549 sales events on our website, respectively. For the three months ended December 31, 2011, we organized an average of 2,353 sales events on our website per month. By December 31, 2011, we had promoted and sold products for over 1,900 brands. As we continue to focus on building long-term relationships with our brand partners, we plan to implement framework agreements with our brand partners with supplemental supply orders and to engage more brand partners on an exclusive basis.

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Pricing. Our ability to offer our products at deeply discounted prices depends heavily on our ability to negotiate favorable pricing terms with our brand partners. Our revenues and profit margins would be materially and adversely affected if we fail to secure adequate supplies of quality products at favorable pricing terms from our brand partners.

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Return and deposit. We seek to minimize our working capital requirements and the liquidity risk of our operations. Our agreements with brand partners typically contain contractual rights to return unsold items to our brand partners on an unconditional basis. In addition, we seek to enter into long-term relationships with our brand partners and to pay lower deposits on the inventory we purchase from brand partners. Our ability to obtain favorable return and deposit terms depends on our ability to maintain favorable relationships with our brand partners.

To date, our customers and brand partners have been increasing in parallel as a result of the powerful network effects achieved through our online discount retail model. As we gain more customers and achieve greater sales volumes, we have emerged as a channel capable of selling significant volumes of discounted branded products in a very short period of time. In turn, our sales capability allows us to attract more brands and products, which further helps us attract more customers.

Our Ability to Invest in Growth while Improving Operating Efficiency

We are a fast-growing company and we have proactively invested, and intend to continue making necessary investments to support our growth. We are adding more logistics centers and establishing our own in-house delivery capabilities. We intend to improve our IT systems, upgrade our web-interface and enhance mobile functionality. We also plan to continue marketing and promoting our vipshop.com brand. As a result, the availability of financing and resources for our expansion plans, as well as our ability to control expenses associated with our business growth is key to our operating results. Our total operating expenses represented 57.4%, 35.5% and 66.2% of our total net revenues in 2009, 2010 and 2011, respectively. Our total operating expenses for 2011 included share-based compensation expenses of US$73.9 million. Excluding share-based compensation expenses, our total operating expenses represented 33.6% of our total net revenues in 2011. We anticipate that our operating expenses will increase in absolute terms in the foreseeable future in light of our anticipated expansion and investment plans. As our business further grows, we believe we will be able to take advantage of economies of scale and the strength of our online business model to further improve our operating efficiency over time.

Key Components of Results of Operations

Net Revenues

We derive revenues from the sale of products offered on our website. Generally, we offer our customers an unconditional right of returning products purchased for a period of seven days upon receipt of products, and the associated revenues are recognized when the return period expires. Our net revenues are recorded net of value added tax and related surcharges.

The following table sets forth the key factors that directly affect our net revenues for the periods indicated:

	For the year ended December 31,
	2009	2010	2011
Active customers (in thousands)	38	276	1,491
Average net revenues per active customer (US$)	74	118	152
Total orders (in thousands)	71	927	7,269
Average orders per active customer	1.9	3.3	4.9

Cost of Goods Sold

Our cost of goods sold consists of cost of merchandise sold and inventory write-downs. We procure inventory from our brand partners and our inventory is recorded at the lower of cost or estimated marketable value. Cost of inventory is determined using the identified cost of the specific item sold.

Operating Expenses

Our operating expenses consist of (a) fulfillment expenses, (b) marketing expenses, (c) technology and content expenses, (d) general and administrative expenses and (e) other income. The following table sets forth the components of our operating expenses both in absolute amount and as a percentage of total net revenues for the periods indicated:

	For the year ended December 31,
	2009		2010		2011
	US$	%	US$	%	US$	%
	(in US$, except percentages)
Fulfillment expenses	611,333	21.8	5,809,118	17.8	45,478,327	20.0
Marketing expenses	303,509	10.8	2,438,066	7.5	15,253,325	6.7
Technology and content expenses	103,235	3.7	562,120	1.7	5,516,361	2.4
General and administrative expenses	650,786	23.2	2,843,583	8.7	84,575,539	37.3
Other income, net	(59,470)	(2.1)	(78,675)	(0.2)	(564,182)	(0.2)

Total operating expenses	1,609,393	57.4	11,574,212	35.5	150,259,370	66.2

Fulfillment expenses. Fulfillment expenses primarily consist of shipping and handling expenses, packaging expenses and logistics center rental expenses, as well as compensation and benefits of our logistics staff. Our shipping and handling expenses amounted to US$0.3 million, US$4.3 million and US$29.4 million in 2009, 2010 and 2011, respectively. Historically, we primarily relied on our regional logistics center in Guangdong Province in Southern China for our fulfillment services. In September, November and December 2011, we started operating our new logistics centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, respectively, to enhance our fulfillment capacity. We expect to continue to invest in our logistics and delivery network to support our long-term growth. We expect that our fulfillment expenses will continue to increase in absolute amount as a result of our continued business growth, and will continue to constitute one of the largest components of our operating expenses.

Marketing expenses. Marketing expenses primarily represent advertising expenses incurred in connection with our brand promotional activities, as well as compensation and benefits of our marketing staff. Historically, we have benefited from viral marketing resulting from word-of-mouth referrals from our customers who often expressed their excitement on social media platforms regarding their purchases on our website. As we enhance our brand awareness by engaging in additional brand promotional activities, we expect our marketing expenses to increase in the foreseeable future.

Technology and content expenses. Technology and content expenses primarily consist of the compensation and benefits of our IT staff, telecommunications expenses, and expenses incurred in creating content for our sales events on our websites, including model fees and professional photography expenses. As we continue to expand our IT capabilities to support our anticipated growth, we expect our technology and content expenses to continue to increase in the foreseeable future.

General and administrative expenses. General and administrative expenses primarily consist of compensation and benefits of our headquarters and administrative staff, rental expenses, costs for professional services and other administrative and overhead expenses. As our business further grows and we become a public company after the completion of this offering, we expect our general and administrative expenses to continue to increase in the foreseeable future.

Other income. Our other income primarily consists of financial subsidies received from local government authorities from time to time.

Seasonality

Our results of operations are subject to seasonal fluctuations. For example, our revenues are relatively lower during the holidays in China, particularly during the Chinese New Year period which occurs in the first quarter of the year, when customers tend to do less shopping, both online and offline. Furthermore, sales in the retail industry are typically significantly higher in the fourth quarter of the year than in the preceding three quarters. This seasonality of our business, however, was not apparent historically as each quarter had greater revenues than the prior quarter due to the rapid growth in sales that we experienced in recent years.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax in the Cayman Islands. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to the uniform tax rate of 16.5%. Under the Hong Kong tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on the remittance of dividends. No provision for Hong Kong tax has been made in our consolidated financial statements, as our Hong Kong subsidiary had not generated any assessable income for the years ended December 31, 2010 and 2011.

PRC

Our PRC subsidiaries and the consolidated affiliated entity are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Under the PRC Enterprise Income Tax Law and its implementation rules, both of which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions. Our PRC subsidiaries and the consolidated affiliated entity are all subject to the tax rate of 25% for the periods presented in the consolidated financial statements included elsewhere in this prospectus.

We evaluate the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2009, 2010 and 2011, we did not have any unrecognized tax benefits.

We do not anticipate any significant increase to our liability for unrecognized tax benefit within the next 12 months. We will classify interest and penalties related to income tax matters, if any, in income tax expense.

Under the PRC Enterprise Income Tax Law and its implementation rules, dividends from our PRC subsidiaries paid out of profits generated after January 1, 2008, are subject to a withholding tax of 10%, unless there is a tax treaty with China that provides for a different withholding arrangement. Distributions of profits generated before January 1, 2008 are exempt from PRC withholding tax.

Under the PRC Enterprise Income Tax Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. See “Risk Factors—Risks Relating to Doing Business in China—Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.” However, even if one or more of our legal entities organized outside of the PRC were characterized as PRC resident enterprises, we do not expect any material change in our net current tax payable balance and the net deferred tax balance as none of these entities had any profit during the periods presented in the consolidated financial statements included elsewhere in this prospectus.

The amount of tax loss carried forward of our PRC subsidiary and consolidated affiliated entity was US$1.5 million, US$4.3 million and US$25.8 million as of December 31, 2009, 2010 and 2011, respectively. We have provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of our PRC subsidiaries and consolidated affiliated entity, as our management is not able to conclude that the future realization of such net operating loss carry forwards is more likely than not.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2009 and 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011, we identified one “material weakness” in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other control deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified related to the lack of comprehensive U.S. GAAP accounting policies, financial reporting and internal control procedures. In particular, we did not have a comprehensive accounting policies manual and financial reporting and closing procedure manual for our finance department, and we did not have sufficient personnel to build and maintain formalized accounting policies and financial policies and financial reporting procedures in accordance with U.S. GAAP.

We have implemented a number of measures to address the material weakness and other control deficiencies that have been identified, including establishment of a separate procedure and standard department and an internal audit department; and successful implementation of a new “Oracle EBS” enterprise resource planning, or ERP system and a new “Manhattan” warehouse management system. We are also in the process of developing an accounting manual including formal procedures and policies for U.S. GAAP closing and reporting. We have engaged a reputable consulting firm to help us review and improve all procedures and policies for the purposes of compliance with applicable U.S. securities regulations and accounting principles and rules. We have also recently hired our chief financial officer with finance, accounting and SEC reporting experience and plan to hire additional personnel with U.S. GAAP experience.

However, we cannot assure you that we will remediate our material weakness and other control deficiencies in a timely manner. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weakness in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the year ended December 31,
	2009		2010		2011
	US$	%	US$	%	US$	%
	(in US$, except percentages)
Net revenues	2,804,830	100.0	32,582,115	100.0	227,142,876	100.0
Cost of goods sold(1)	(2,576,191)	(91.8)	(29,374,315)	(90.2)	(183,801,334)	(80.9)

Gross profit	228,639	8.2	3,207,800	9.8	43,341,542	19.1
Operating expenses(2):
Fulfillment expenses(2)(3)	(611,333)	(21.8)	(5,809,118)	(17.8)	(45,478,327)	(20.0)
Marketing expenses(2)	(303,509)	(10.8)	(2,438,066)	(7.5)	(15,253,325)	(6.7)
Technology and content expenses(2)	(103,235)	(3.7)	(562,120)	(1.7)	(5,516,361)	(2.4)
General and administrative expenses(2)	(650,786)	(23.2)	(2,843,583)	(8.7)	(84,575,539)	(37.3)
Other income, net	59,470	2.1	78,675	0.2	564,182	0.2

Total operating expenses	(1,609,393)	(57.4)	(11,574,212)	(35.5)	(150,259,370)	(66.2)

Loss from operations	(1,380,754)	(49.2)	(8,366,412)	(25.7)	(106,917,828)	(47.1)
Interest expense	—	—	—	—	(494,509)	(0.2)
Interest income	47	0.0	564	0.0	122,437	0.1
Exchange gain	—	—	—	—	18,375	(0.0)

Loss before income tax	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Income tax expenses	—	—	—	—	—	—

Net loss	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(107,271,525)	(47.2)
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	(49,214,977)	(21.7)

Net loss attributable to ordinary shareholders	(1,380,707)	(49.2)	(8,365,848)	(25.7)	(156,486,502)	(68.9)

(1)	Excluding shipping and handling expenses.
(2)	Including share-based compensation expenses as set forth below:

	For the year ended December 31,
	2009	2010	2011
	(in US$)
Allocation of share-based compensation expenses*
Fulfillment expenses	—	—	(297,095)
Marketing expenses	—	—	(184,404)
Technology and content expenses	—	—	(729,420)
General and administrative expenses	—	—	(72,716,983)

Total	—	—	(73,927,902)

*	The share-based compensation expenses for 2011 included (a) US$63.9 million in share-based compensation expenses in connection with the unvested shares of our co-founders; (b) US$6.2 million in shared-based compensation expenses in connection with a transfer of ordinary shares between our co-founders; and (c) US$3.8 million in share-based compensation expenses in connection with share options granted to executive officers and employees. In addition, unrecognized share-based compensation expenses as of December 31, 2011 were US$19.8 million, which were unrecognized share-based compensation costs in connection with the unvested share options granted to our executive officers and employees. The unrecognized share-based compensation costs were expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis schedule. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” for details.

(3)	Including shipping and handling expenses, which amounted to US$0.3 million, US$4.3 million and US$29.4 million in the years ended December 31, 2009, 2010 and 2011, respectively.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net revenues

Our total net revenues increased from US$32.6 million in 2010 to US$227.1 million in 2011, primarily attributable to the increase in the number of active customers and total orders. The number of our active customers increased significantly from 0.3 million in 2010 to 1.5 million in 2011. The number of our total orders increased from over 0.9 million in 2010 to over 7.2 million in 2011, mainly due to the increase in both the number of active customers and the number of average orders per active customer during the period. The increases in the number of active customers and average orders per active customer were primarily due to our further optimized product selection, the increase in our number of sales events, and the increase in the number of SKUs available on our website. We added three logistic centers and set up several regional subsites within our website during 2011, which allowed us to offer additional sales events and SKUs. Our average net revenues per active customer increased from US$118 in 2010 to US$152 in 2011, mainly attributable to the increase in average orders per active customer from 3.3 in 2010 to 4.9 in 2011. 91.9% of the total orders we fulfilled in 2011 were placed by repeat customers, as compared to 86.7% in 2010.

Cost of goods sold

Our cost of goods sold increased from US$29.4 million in 2010 to US$183.8 million in 2011, primarily attributable to the significant increase in products procured from our brand partners in line with our significantly higher sales volume.

We recorded US$2.6 million and US$1.7 million in inventory write-downs in 2010 and 2011, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory.

Gross profit and gross margin

As a result of the foregoing, our gross profit increased from US$3.2 million in 2010 to US$43.3 million in 2011. Our gross margin increased from 9.8% in 2010 to 19.1% in 2011, primarily due to the growth in revenues and increased economies of scale in sourcing merchandise from our suppliers which in turn increased our bargaining power. We recorded a lower amount of inventory write-downs in 2011, which also contributed to our gross margin increase during the period.

Operating expenses

Our operating expenses increased from US$11.6 million in 2010 to US$150.3 million in 2011 primarily due to our significant business expansion and the US$73.9 million share-based compensation expenses recorded in 2011.

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Fulfillment expenses. Our fulfillment expenses increased from US$5.8 million in 2010 to US$45.5 million in 2011. Shipping and handling expenses, the largest component of our fulfillment expenses during these periods, increased from US$4.3 million in 2010 to US$29.4 million in 2011. These increases were primarily attributable to the significant increase in our sales volume and the number of orders fulfilled, higher staff compensation and benefits and increase in rental expenses in connection with our expanded warehouse facilities. In 2011, we fulfilled over 7.2 million customer orders, as compared to over 0.9 million customer orders in 2010. Our fulfillment expenses as a percentage of our total net revenues increased from 17.8% in 2010 to 20.0% in 2011, primarily due to a more geographically diverse customer base, improved packaging quality, and increased rentals and other expenses incurred associated with the additional logistics centers. Until September 2011, we relied on one logistic center in Guangdong Province in Southern China to support our increasingly national customer base. As we expanded our sales nationwide in 2011, we added logistic centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China. By

utilizing these regional logistic centers, we relied more on high-quality regional delivery companies, which generally had lower average delivery charges than national delivery companies. This shift to regional delivery companies reduced our shipping and handling expense per order and partially offset the increase in fulfillment expenses caused by the factors discussed above.

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Marketing expenses. Our marketing expenses increased from US$2.4 million in 2010 to US$15.3 million in 2011, primarily attributable to our increased marketing and brand promotion activities. However, our marketing expenses as a percentage of our total net revenues decreased from 7.5% in 2010 to 6.7% in 2011 as our net revenues increased at a faster pace during the same period.

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Technology and content expenses. Our technology and content expenses increased from US$0.6 million in 2010 to US$5.5 million in 2011, and as a percentage of our total net revenues, increased from 1.7% to 2.4% during the same periods. The increase in our technology and content expenses was primarily attributable to higher IT staff compensation and expenses incurred in creating and maintaining content for our significantly increased number of sales events, including professional photography expenses for the curation of products in sales events.

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General and administrative expenses. Our general and administrative expenses increased from US$2.8 million in 2010 to US$84.6 million in 2011, and as a percentage of our total net revenues, increased from 8.7% to 37.3% during the same periods. The significant increase in our general and administrative expenses was primarily due to an increase in share-based compensation expenses of US$72.7 million and increases in administrative staff compensation and benefits mainly attributable to an increase in headcount and higher rental expenses. For details of our share-based compensation expenses, see “—Critical Accounting Policies—Share-Based Compensation.”

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Other income. Our other income amounted to US$0.6 million in 2011, as compared to US$78.7 thousand in 2010. Our other income in 2011 was primarily due to income derived from providing ancillary services to our suppliers and a one-time project-based government grant.

Interest expense

Our interest expense increased from nil in 2010 to US$0.5 million in 2011 primarily due to an increase in our bank borrowing.

Interest income

Our interest income increased from US$564 in 2010 to US$0.1 million in 2011 primarily due to the increased amount of cash held in our bank deposits and the interest earned on short-term investment products .

Exchange gain

Our exchange gain increased from nil in 2010 to US$18.4 thousand in 2011, primarily attributable to the appreciation of the Renminbi against the U.S. dollar on the cash balance denominated in Renminbi.

Net loss

As a result of the foregoing, we recorded a net loss of US$107.3 million in 2011 as compared to a net loss of US$8.4 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net revenues

Our total net revenues increased from US$2.8 million in 2009 to US$32.6 million in 2010, primarily driven by the increases in the number of our active customers and total orders during the same periods. The number of our active customers increased significantly from 38 thousand in 2009 to 0.3 million in 2010, and the number of our total orders increased from over 70 thousand in 2009 to over 0.9 million in 2010, as we substantially expanded our offerings of branded products and fulfillment capabilities during the same periods. Our average net revenues per active customer increased from US$74 in 2009 to US$118 in 2010, mainly attributable to the increase in average orders per active customer from 1.9 in 2009 to 3.3 in 2010. 66.2% and 86.7% of the total orders we fulfilled in 2009 and 2010, respectively, were placed by repeat customers, reflecting our highly engaged and loyal customer base.

Cost of goods sold

Our cost of goods sold increased from US$2.6 million in 2009 to US$29.4 million in 2010, primarily reflecting a significant increase in sales in 2010.

We recorded US$31.7 thousand and US$2.6 million in inventory write-downs in the years ended December 31, 2009 and 2010, respectively. Such write-downs primarily reflected the estimated market value of damaged or obsolete inventory. In addition, in October 2010, when we were in the process of implementing our new IT systems, improving our inventory count procedures and relocating our warehouse, some of our inventory stock items were not properly recorded in the inventory ledger, resulting in discrepancies between the inventory ledger and our actual inventory stock. As a result, in 2010, we also recorded write-downs of such discrepancies. To effectively manage our inventory and minimize inventory write-downs in the future, we have improved quality control procedures in connection with our product purchase and successfully implemented a new Oracle ERP system and a new “Manhattan” warehouse management system in 2011.

Gross profit and gross margin

As a result of the foregoing, our gross profit increased from US$0.2 million in 2009 to US$3.2 million in 2010. Our gross margin increased from 8.2% in 2009 to 9.8% in 2010. The increase in our gross margin primarily reflected our stronger bargaining power to negotiate for more favorable pricing terms with our brand partners as a result of our significantly increased business scale and sales volume in 2010, which was partially offset by the increase in inventory write-downs in 2010.

Operating expenses

Our operating expenses increased from US$1.6 million in 2009 to US$11.6 million in 2010 due to increases in all line items of our operating expenses.

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Fulfillment expenses. Our fulfillment expenses increased from US$0.6 million in 2009 to US$5.8 million in 2010. Shipping and handling expenses, the largest component of our fulfillment expenses during these periods, increased from US$0.3 million in 2009 to US$4.3 million in 2010. These increases primarily reflected the significant increases in our sales and number of orders fulfilled in 2010. In addition, in 2010, we increased the use of logistics services provided by delivery companies with nationwide coverage, such as EMS and Zhaijisong, resulting in higher delivery service charges paid by us. As we continue to enhance our brand recognition and geographic reach of our sales, our customers located in areas other than in Guangdong Province increased significantly, which also resulted in our higher fulfillment expenses in 2010. Our fulfillment expenses as a percentage of our total net revenues decreased from 21.8% in 2009 to 17.8% in 2010 primarily due to our increased economies of scale.

•

Marketing expenses. Our marketing expenses increased from US$0.3 million in 2009 to US$2.4 million in 2010, as we continued to expand our operational scale and enhance the market recognition of our vipshop.com brand.

•	Technology and content expenses. Our technology and content expenses increased from US$0.1 million in 2009 to US$0.6 million in 2010. The increase primarily reflected (a) an increase in the compensation and benefits expenses of our IT operations to support our continuing growth, and (b) an increase in expenses incurred in creating and maintaining content for our sales events, including model fees and professional photography expenses, reflecting the significant increase in SKUs and sales events in 2010 as compared in 2009.

•

General and administrative expenses. Our general and administrative expenses increased from US$0.7 million in 2009 to US$2.8 million in 2010. The increase in the absolute amount of general and administrative expenses was primarily due to the increases in administrative staff compensation and benefits and rental expenses. The increase in our staff compensation and benefits was due to our continued recruitment of additional managerial and support staff to support our business growth. We also rented additional office space and incurred additional office expenses as a result of our significantly larger scale of operation in 2010.

•	Other income. Our other income, which primarily consists of financial subsidies received from local government authorities, increased from US$59.5 thousand in 2009 to US$78.7 thousand in 2010.

Interest income

Our interest income in the years ended December 31, 2009 and 2010 was US$47 and US$564, respectively. Our interest income in both periods was related to our demand deposits placed with financial institutions with high credit ratings and quality.

Net loss

As a result of the foregoing, we recorded a net loss of US$8.4 million in 2010 as compared to a net loss of US$1.4 million in 2009.

Selected Quarterly Results of Operations

The following table presents our unaudited consolidated results of operations for the three-month periods ended on the dates indicated. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the quarters presented.

	For the three months ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in US$)
Net revenues	2,207,278	4,855,006	8,074,572	17,445,259	28,872,040	40,557,739	52,507,268	105,205,829
Cost of goods sold	(1,787,656)	(4,080,746)	(6,669,852)	(16,836,061)	(23,949,749)	(33,129,354)	(42,511,012)	(84,211,219)

Gross profit	419,622	774,260	1,404,720	609,198	4,922,291	7,428,385	9,996,256	20,994,610
Operating expenses(1)
Fulfillment expenses(2)	(344,525)	(715,887)	(1,109,350)	(3,639,356)	(6,026,465)	(8,427,225)	(11,432,449)	(19,592,188)
Marketing expenses	(329,343)	(455,996)	(462,719)	(1,190,008)	(1,655,106)	(2,317,286)	(4,559,574)	(6,721,359)
Technology and content expenses	(44,624)	(67,058)	(91,052)	(359,386)	(493,883)	(850,118)	(1,190,921)	(2,981,439)
General and administrative expenses	(369,040)	(577,744)	(879,084)	(1,017,715)	(3,514,259)	(15,198,844)	(10,352,062)	(55,510,374)
Other income, net	1,761	6	1,209	75,699	56,724	63,873	116,386	327,199

Total operating expenses	(1,085,771)	(1,816,679)	(2,540,996)	(6,130,766)	(11,632,989)	(26,729,600)	(27,418,620)	(84,478,161)

Loss from operations	(666,149)	(1,042,419)	(1,136,276)	(5,521,568)	(6,710,698)	(19,301,215)	(17,422,364)	(63,483,551)
Interest expense	—	—	—	—	—	(17.188)	(189,745)	(287,576)
Interest income	104	93	50	317	687	4,313	13,665	103,772
Exchange (loss) gain	—	—	—	—	—	(181,211)	57,158	142,428

Loss before income taxes	(666,045)	(1,042,326)	(1,136,226)	(5,521,251)	(6,710,011)	(19,495,301)	(17,541,286)	(63,524,927)
Income tax expenses	—	—	—	—	—	—	—	—

Net loss	(666,045)	(1,042,326)	(1,136,226)	(5,521,251)	(6,710,011)	(19,495,301)	(17,541,286)	(63,524,927)

Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	(49,214,977)	—	—	—
Net loss attributable to ordinary shareholders	(666,045)	(1,042,326)	(1,136,226)	(5,521,251)	(55,924,988)	(19,495,301)	(17,541,286)	(63,524,927)

(1)	Including share-based compensation expenses, which amounted to nil, nil, nil, nil, US$2.5 million, US$12.4 million, US$6.7 million and US$52.3 million in the three month periods ended March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively.
(2)	Including shipping and handling expenses, which amounted to US$0.3 million, US$0.5 million, US$0.8 million, US$2.7 million, US$3.9 million, US$5.2 million, US$7.3 million and US$13.0 million in the three month periods ended March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively.

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of total net revenues.

	For the three months ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100%
Cost of goods sold	(81.0)%	(84.1)%	(82.6)%	(96.5)%	(83.0)%	(81.7)%	(81.0)%	(80.0)%

Gross profit	19.0%	15.9%	17.4%	3.5%	17.0%	18.3%	19.0%	20.0%
Operating expenses
Fulfillment expenses	(15.6)%	(14.7)%	(13.7)%	(20.9)%	(20.9)%	(20.8)%	(21.8)%	(18.6)%
Marketing expenses	(14.9)%	(9.4)%	(5.7)%	(6.8)%	(5.7)%	(5.7)%	(8.7)%	(6.4)%
General and administrative expenses	(16.7)%	(11.9)%	(10.9)%	(5.8)%	(12.2)%	(37.5)%	(19.7)%	(52.8)%
Technology and content expenses	(2.0)%	(1.4)%	(1.2)%	(2.0)%	(1.7)%	(2.1)%	(2.2)%	(2.8)%
Other-operating income, net	0.0%	0.0%	0.0%	0.4%	0.2%	0.2%	0.2%	0.3%

Total operating expenses	(49.2)%	(37.4)%	(31.5)%	(35.1)%	(40.3)%	(65.9)%	(52.2)%	(80.3)%

Loss from operations	(30.2)%	(21.5)%	(14.1)%	(31.6)%	(23.2)%	(47.6)%	(33.2)%	(60.3)%
Interest expense	—	—	—	—	—	(0.0)%	(0.3)%	(0.3)%
Interest income	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%
Exchange loss	—	—	—	—	—	(0.5)%	0.1%	0.1%

Loss before income taxes	(30.2)%	(21.5)%	(14.1)%	(31.6)%	(23.2)%	(48.1)%	(33.4)%	(60.4)%
Income tax expenses	—	—	—	—	—	—	—	—

Net loss	(30.2)%	(21.5)%	(14.1)%	(31.6)%	(23.2)%	(48.1)%	(33.4)%	(60.4)%
Deemed dividend on issuance of Series A Preferred Shares	—	—	—	—	(170.5)%	—	—	—

Net Loss attribute to ordinary shareholders	(30.2)%	(21.5)%	(14.1)%	(31.6)%	(193.7)%	(48.1)%	(33.4)%	(60.4)%

We have experienced continuing growth in our quarterly total net revenues for the eight quarters in the period from January 1, 2010 to December 31, 2011. During these quarters, we experienced continued increases in both the number of active customers and customer orders in each quarter. Our results of operations are subject to seasonal fluctuations. For example, our revenues are relatively lower during the holidays in China, particularly during the Chinese New Year period which occurs in the first quarter of the year, when customers tend to do less shopping, both online and offline. Furthermore, sales in the retail industry are typically significantly higher in the fourth quarter of the year due to higher average prices for winter clothing. This seasonality of our business, however, was not apparent historically due to the rapid growth in sales that we experienced in recent years.

Our net revenues increased from US$8.1 million in the three months ended September 30, 2010 to US$17.4 million in the three months ended December 31, 2010, representing a more significant quarter on quarter growth compared with other quarters in the corresponding year, primarily due to the expansion of our warehouses from approximately four thousand square meters to 20 thousand square meters during the three months ended December 31, 2010, enabling a substantial increase in the number of SKUs available on our website during the same period. Similarly, we experienced a significant revenue increase in the three months ended December 31, 2011, during which our net revenues increased to US$105.2 million from US$52.5 million in the preceding three months. This increase was primarily attributable to the additional regional subsites we added which enabled us to significantly increase the number of sales events and SKUs offered on our website. In the three months ended

December 31, 2010, our gross profit as a percentage of total net revenues decreased compared with other quarters in the corresponding year, primarily due to inventory write-downs of US$2.6 million in the fourth quarter of 2010.

Our fulfillment expenses as a percentage of total net revenues in the three quarters for the period from January 1, 2011 to September 30, 2011 were generally higher than in the corresponding quarters for the period from January 1, 2010 to September 30, 2010. However, our fulfillment expenses as a percentage of total net revenues in the quarter ended December 31, 2011 was lower than that in the corresponding quarter in 2010 or in any of first three quarters in 2011. Historically, we primarily relied on our regional logistics center in Guangdong Province in Southern China to support our fulfillment services throughout China. In September, November and December 2011, we started operating our three new logistics centers in Jiangsu Province in Eastern China, Sichuan Province in Western China and Beijing in Northern China, respectively, to enhance our fulfillment capacity and support our nationwide expansion. By utilizing these regional logistic centers, we relied more on regional delivery companies, which generally had lower average delivery charges than the charges by national delivery companies.

We offer our customers an unconditional right of return for seven days upon their receipt of products from us. From our inception until December 31, 2011, we deferred revenues at each fiscal quarter until the return period expired. As a result of this revenue recognition policy, our deferred revenues adjustments amounted to US$0.5 million, US$89.5 thousand, US$1.3 million, US$3.5 million, US$5.3 million, US$6.7 million, US$11.4 million and US$16.7 million for each of the eight quarters in the period from January 1, 2010 to December 31, 2011, respectively. For additional details of our revenue recognition policy, see “—Critical Accounting Policies—Revenue recognition.”

Liquidity and Capital Resources

To date, we have financed our operations primarily through the issuance of preferred shares in private placements, unsecured and interest-free working capital loans provided by our shareholders and other related parties and bank loans and in 2011, from cash generated from operating activities. As of December 31, 2009, 2010 and 2011, we had US$0.3 million, US$1.1 million and US$45.0 million, respectively, in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand, short term bank demand deposits and highly liquid investments with maturities of less than three months. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering. We may, however, need additional capital in the future to fund our continued operations.

We had short term loans from one major PRC bank with an aggregate outstanding amount of US$12.7 million as of December 31, 2011. The interest rate of the loans was 1.1 to 1.2 times the benchmark interest rate quoted by the People’s Bank of China. The average interest rate was 7.1% for the period ended December 31, 2011. As requested by the bank, we provided restricted deposits of US$14.2 million as fixed guarantee deposits for the loans as of December 31, 2011.

We intend to use a portion of the net proceeds from this offering to further expand our operations. We may, however, require additional cash due to changing business conditions or other future developments, including any investments, expansions or acquisitions that we may decide to pursue. For additional information, see “Use of Proceeds” and “—Capital Expenditures.”

As of December 31, 2009 and 2010 and 2011, our inventory balances amounted to US$1.5 million, US$7.4 million and US$69.7 million, respectively. During the same periods, our accounts payable amounted to US$1.1 million, US$8.3 million and US$88.0 million, respectively. These increases reflected a significant growth in our sales volumes and scale of operations and the related increase in products procured from our brand partners. Our inventory turnover days were 114 days in 2009, 56 days in 2010, and 77 days in 2011. Inventory turnover days for a given period equal average inventory balances at the beginning and the end of the period divided by total cost of goods sold during the period and then multiplied by the number of days during the period. Our accounts payable turnover days were 75 days in 2009, 58 days in 2010 and 96 days in 2011. Accounts payable turnover days for a given period is equal to average accounts payable balances at the beginning and the end of the period divided by total cost of goods sold during the period and multiplied by the number of days during the period. The decrease in inventory turnover days and accounts payable turnover days from 2009 to 2010 reflected our ability to sell products more quickly despite increase in our sales volume at the early stage of our business. The increase of inventory turnover days and accounts payable turnover days from 2010 to 2011 was mainly because of the additional inventory required to support our accelerated sales growth while we continued to maintain favorable payment terms with our brand partners. We generally have the right to return unsold items for most of our products to our brand partners. For most of our brand partners, we typically do not pay any deposit on the products we purchase. For some brand partners, we pay a deposit ranging from 10% to 15% of the total price for each purchase order. We generally have the right to return unsold items within 15 working days after the end of a sales event, after which we pay the balance of the total price for the purchase order upon receipt of invoices from our brand partners.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,
	2009	2010	2011
	(in US$)
Net cash used (from) in operating activities	(1,366,206)	(6,573,521)	1,306,775
Net cash used in investing activities	(93,039)	(1,522,333)	(23,813,556)
Net cash provided by financing activities	1,734,203	9,137,221	66,785,746
Cash and cash equivalents at beginning of year	12,258	287,720	1,111,091
Cash and cash equivalents at end of year	287,720	1,111,091	44,954,778

Operating activities

Net cash from operating activities amounted to US$1.3 million in 2011, which was primarily attributable to a net loss of US$107.3 million, adjusted for certain non-cash expenses consisting primarily of share-based compensation expenses of US$73.9 million and changes in operating assets and liabilities. The adjustment for changes in operating assets and liabilities primarily reflected a significant increase in inventories of US$64.0 million, an increase in advances to suppliers of US$7.7 million and an increase in other receivables of $8.8 million as a result of our increased sales volume and scale of operations. These increases were partially offset by a significant increase in accounts payable of US$79.7 million, primarily attributable to the increased procurement of inventories in connection with our expanded business and our ability to maintain favorable payment terms with our brand partners, an increase in advances from customers of US$13.1 million, primarily attributable to increased sales volume, and an increase in accrued expenses and other current liabilities of US$23.0 million, primarily reflecting an increase in accrued shipping and handling expenses, accrued advertising expenses, accrued payroll and social benefit provisions. The significant increases in inventories and accounts payable resulted from our significant sales growth and the related increase in products procured from our brand partners in 2011.

Net cash used in operating activities amounted to US$6.6 million in 2010, which was primarily attributable to a net loss of US$8.4 million, adjusted for an inventory write-down and changes in operating assets and liabilities. The inventory write-downs of US$2.6 million primarily reflected the estimated market value of damaged or obsolete inventory. In addition, in the process of our implementation of new IT systems, the relocation of our warehouse and the implementation of improved inventory count procedures, some of our inventory stock items were not properly recorded in the inventory ledger, resulting in a subsequent write-down of the discrepancies in 2010. The adjustment for changes in operating assets and liabilities primarily reflected an increase in inventory of US$8.5 million and an increase in advances to suppliers of US$4.7 million, both reflecting our significant increase in sales in 2010. These increases were partially offset by an increase in accounts payable of US$7.2 million, reflecting our increase in the procurement of inventories to support our business growth; an increase in accrued expenses and other current liabilities of US$3.2 million, reflecting an increase in accrued shipping and handling expenses, other tax payable and accrued advertising expense; and an increase in advances from customers of US$2.1 million, reflecting our increased sales volume in 2010.

Net cash used in operating activities amounted to US$1.4 million in 2009, which was primarily attributable to a net loss of US$1.4 million, adjusted for certain changes in operating assets and liabilities. These changes primarily included an increase in inventories of US$1.5 million, which was partially offset by an increase in accounts payable of US$1.1 million, both reflecting our increase in sales and an associated increase in purchases from our brand partners as our business grew.

Investing activities

Net cash used in investing activities amounted to US$93.0 thousand, US$1.5 million and US$23.8 million in the years ended December 31, 2009, 2010 and 2011, respectively. Our net cash used in investing activities in each period was attributable to capital expenditure relating to our leasehold improvements, as well as purchases of office and other operating equipment, motor vehicles and IT software. In addition, net cash used in investing activities in 2011 was also attributable to an increase in restricted deposits of US$14.2 million, representing fixed guarantee deposits of US$14.2 million required by our short term loans, which totaled US$12.7 million as of December 31, 2011.

Financing activities

Net cash provided by financing activities amounted to US$66.8 million in 2011, primarily attributable to the proceeds from the issuance of series A and series B preferred shares in an aggregate amount of US$51.7 million, shareholders loans of US$1.5 million, the US$1.5 million proceeds from the issuance of ordinary shares and net proceeds from bank borrowings of US$12.7 million.

The following table sets forth a summary of our outstanding banking indebtedness as of December 31, 2011:

Lender	Date of loan initiation	Due date	Principal (in RMB)	Principal (in US$)	Interest rate
China Merchants Bank	5/31/2011	5/31/2012	30,000,000	4,766,520	6.6%
China Merchants Bank	6/22/2011	6/22/2012	20,000,000	3,177,680	6.6%
China Merchants Bank*	8/10/2011	2/10/2012	5,000,000	794,420	7.3%
China Merchants Bank*	8/17/2011	2/17/2012	10,000,000	1,588,840	7.3%
China Merchants Bank*	8/24/2011	2/24/2012	10,000,000	1,588,840	7.3%
China Merchants Bank*	8/31/2011	2/29/2012	5,000,000	794,420	7.3%

*	Each of these bank borrowings has been repaid in full as of the date of this prospectus.

As requested by the bank, we provided restricted deposits of US$14.2 million as fixed guarantee deposits for the loans as of December 31, 2011. We used the loans to fund the working capital needs of our subsidiaries in China.

Net cash provided by financing activities amounted to US$1.7 million and US$9.1 million in the years ended December 31, 2009 and 2010, respectively, primarily reflecting unsecured and interest free working capital loans provided by our related parties.

Capital Expenditures

Our capital expenditures amounted to US$92.2 thousand, US$1.5 million and US$9.6 million in the years ended December 31, 2009, 2010 and 2011, respectively. In the past, our capital expenditures were principally used for leasehold improvements, as well as purchases of office and other operating equipment, and IT software. Our contractual commitments for capital expenditures as of December 31, 2011 were US$31.8 thousand, relating to commitments to purchase system software. Our future capital expenditures, which are expected to increase significantly in 2012, will primarily be used to expand our fulfillment capabilities and enhance our website and IT systems. We plan to fund these capital expenditures through our existing cash balances, as well as the proceeds of this offering. For additional details, see “Use of Proceeds.”

Contractual Obligations

We lease office space and certain equipment under non-cancelable operating lease agreements that expire at various dates through December 2015. These lease agreements provide for periodic rental increases based on both contractually agreed upon incremental rates and on the general inflation rate as agreed upon by us and our lessors. In the years ended December 31, 2009, 2010 and 2011, we incurred rental expenses of US$0.2 million, US$0.5 million and US$3.2 million, respectively. Our purchase obligations as of December 31, 2010 amounted to US$1.2 million, representing our contracted purchase of products from our brand partners. Our purchase obligations as of December 31, 2011 amounted to US$29.9 million, representing our contracted purchase of products from our brand partners.

The following table sets forth our minimum lease payments under all non-cancelable leases and purchase obligations as of December 31, 2011:

		Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in US$)
Operating lease obligations	31,700,983	5,623,636	10,706,271	6,002,609	9,368,467
Purchase obligations	29,938,604	29,938,604	—	—	—

Holding Company Structure

Vipshop Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our wholly owned subsidiary and our consolidated affiliated entity in China. As a result, our ability to pay dividends depends upon dividends paid by our wholly owned subsidiaries. If our wholly owned subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly owned subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our wholly owned PRC subsidiaries and our consolidated affiliated entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. As of December 31, 2011, we did not set aside any funds for statutory reserves as all of our entities had posted cumulative losses.

Off-balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not historically materially impacted our results of operations. According to the National Bureau of Statistics of China, the consumer price index in China increased by 5.9% in 2008, fell by 0.7% in 2009, increased by 3.3% in 2010 and increased by 5.4% in 2011. Although we have not been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Market Risks

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest bearing demand deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. We have not used any derivative financial instruments to manage our interest risk exposure.

Foreign exchange risk

All of our revenues and most of our expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to the U.S. dollar proceeds of this offering, most or substantially all of which we expect to convert into Renminbi over time for the uses discussed elsewhere under “Use of Proceeds.” As the impact of foreign currency risk on our operations was not material in the past, we have not used any forward contracts, currency borrowings or derivative instruments to hedge our exposure to foreign currency exchange risk.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. In July 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated significantly against the U.S. dollar over the following several years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Since reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies such as Euro, in tandem with the U.S. dollar, and like the U.S. dollar it has depreciated against most other freely traded currencies since March 2009. In June 2010, the PRC government announced that it would increase the Renminbi exchange rate flexibility, and since that time, the Renminbi has gradually appreciated against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how this relationship between the Renminbi and the U.S. dollar may change again.

To the extent that we need to convert the U.S. dollars we receive from this offering into Renminbi to fund our operations, acquisitions, or for other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. To the extent that we seek to convert Renminbi into U.S. dollars, depreciation of the Renminbi against the U.S. dollar would have an adverse effect on the U.S. dollar amount we receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent of our financial results, the value of your investment in the company and the dividends that we may pay in the future, if any, all of which may have a material adverse effect on the prices of our ADS.

The Renminbi has appreciated significantly against the U.S. dollar during the reporting periods presented, from a rate of RMB6.8259 to US$1.00 as of December 31, 2009 to a rate of RMB6.2939 to US$1.00 as of December 30, 2011. As all of our revenues and most of our expenses are denominated in Renminbi, the changes in the exchange rates of Renminbi against U.S. dollars have not historically materially impacted our results of operations. However, since our reporting currency in the financial statements is U.S. dollars, the translation effect on our revenues and expenses in our income statements has been increasing due to the accelerated appreciation of the Renminbi against the U.S. dollar during the reporting periods, and has been further magnified by the significant increases in our net revenues and total operating expenses during the corresponding periods. For example, during 2010, the Renminbi appreciated against the U.S. dollar from a rate of RMB6.8259 to US$1.00 as of January 1, 2010 to a rate of RMB6.6000 to US$1.00 as of December 30, 2010, resulting in a currency translation increase in our net revenues of US$1.1 million and a currency translation increase in our total operating expenses of US$0.4 million. During 2011, the Renminbi appreciated against the U.S. dollar from a rate of RMB6.6000 to US$1.00 as of January 1, 2011 to a rate of RMB6.2939 to US$1.00 as of December 30, 2011, resulting in a currency translation increase in our net revenues of US$10.8 million and a currency translation increase in our total operating expenses of US$3.6 million.

We are not currently subject to any significant direct foreign exchange risk and accordingly, we have not hedged exposures denominated in foreign currencies, nor do we have any other derivative financial instruments outstanding. Based on the amount of our cash and cash equivalents on hand as of December 31, 2011, a 1.0% change in the exchange rate between the Renminbi and the U.S. dollar would result in an increase or decrease of US$0.4 million to our cash and cash equivalents.

We estimate that we will receive net proceeds of approximately US$94.6 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on an assumed initial public offering price of US$9.50 per ADS, which is the midpoint of the estimated public offering range shown on the front cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 1% appreciation of the Renminbi against the U.S. dollar, from a rate of RMB6.2939 to US$1.00 to a rate of RMB6.3568 to US$1.00, will result in a decrease of RMB5.95 million (US$0.95 million) of the net proceeds from this offering.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and reported amounts of revenue and expenses during the reporting periods. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, products are delivered, the price to the buyer is fixed or determinable and collectability is reasonably assured. We utilize delivery service providers to deliver goods to our customers directly from our own warehouses. We estimate and defer revenue and the related product costs that are in-transit to the customer, which generally takes about three days.

We offer our customers an unconditional right of return for a period of seven days upon receipt of products. We defer revenue until the return period expires if we do not have sufficient historical sales information to reasonably estimate the amount of expected returns. We recognize revenue with provisions of estimated return when goods have been delivered to customers if we have sufficient historical sales information to reasonably estimate the amount of expected returns. In the years ended December 31, 2009, 2010 and 2011, we deferred revenue until the return period expired.

Revenue was recorded on a gross basis, net of surcharges and value added tax of 17% of gross sales. Surcharges are sales related taxes representing the city maintenance and construction tax and education surtax.

We have evaluated whether it is appropriate to record the gross amount of product sales and related costs or net amount earned as revenue. We recorded revenue on a gross basis because we have the following indicators for gross reporting: we are the primary obligor of the sales arrangements; we are subject to inventory risks of physical loss; we have latitude in establishing prices and discretion in selecting suppliers; and we assume credit risks on receivables from customers. We retain some general inventory risks despite our arrangements to return goods to some vendors within limited time periods. On an overall basis, most of these above indicators support gross reporting.

Discount coupons and membership reward program

We voluntarily provide discount coupons through certain cooperative websites or through public distributions during our marketing activities. These coupons are not related to prior purchases, and can only be utilized in conjunction with subsequent purchases on our platforms. These discount coupons are recorded as reduction of revenues at the time of use.

We have established a membership reward program wherein our customers earn one point for each Renminbi spent on our platforms. Existing members may also receive extra reward points when customers referred by them make their first purchase. Membership reward points can be either exchanged into coupons to be used in connection with subsequent purchases, or exchanged into free gifts. These reward points generally expire on December 31 of the following year after the points have been earned, while the coupons expire three months after redemption. We accrue liabilities for the estimated value of the points earned and expected to be redeemed, which are calculated by applying an expected usage rate on all reward points outstanding, if we have sufficient historical data to reasonably estimate the usage rate. We accrue liabilities for the estimated value of points earned for all outstanding reward points related to prior purchases at the end of each reporting period, if we do not have sufficient historical data to reasonably estimate the usage rate of these reward points. During the periods presented, we accrued liabilities for all reward points related to prior purchases outstanding at the end of each period. These liabilities reflect our management’s best estimate of the cost of future redemptions. In the years ended December 31, 2009, 2010 and 2011, we recorded deferred revenue related to reward points earned from prior purchases of US$4 thousand, US$98 thousand and US$2.6 million, respectively.

We do not charge any membership fees to our registered members. New members who register on our platforms or existing members who introduce new members to us are granted free membership reward points, which can be used to redeem coupons for future purchases. These reward points are not related to prior purchases and are recorded as reduction of revenues at the time of use.

Advertising revenues

We offer enhanced advertising services for certain vendors on our website. These advertising revenues are recognized on a straight-line basis over the service periods, net of business tax of approximately 5% of service revenues.

Cost of goods sold

Our cost of goods sold primarily consists of the cost of merchandise sold and inventory write-downs. Our cost of goods sold does not include shipping and handling expenses, payroll, bonus and benefits of our logistic staff or logistic center rental expenses. Our cost of goods sold may not therefore be comparable to other companies which include such expenses in their cost of goods sold.

Inventories

Inventory is stated at the lower of cost or market. Cost of inventory is determined using the identified cost of the specific item sold. We take ownership, risks and rewards of the products purchased from brand partners but have the right to return unsold products to certain brand partners. Adjustments are recorded to write-down the cost of inventory to the estimated market value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. Write-downs are recorded in cost of goods sold.

Share-Based Compensation

Share-based payments made to employees, including employee stock options, ordinary shares transferred to employees with no consideration, and restricted shares issued to employees for which our company has a repurchase option, are recognized as compensation expenses over the requisite service periods. We measure the cost of employee services received in exchange for share-based compensation at the grant date fair value of the awards. We have elected to recognize compensation expense on a straight-line basis over the requisite service period for the entire award with graded vesting provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

2011 stock incentive plan

In March 2011, we adopted the 2011 Stock Incentive Plan, or the 2011 Plan, which authorizes us to issue up to an aggregate of 7,350,000 ordinary shares of our company to our employees, directors, officers and consultants.

2012 share incentive plan

In March 2012, we adopted our 2012 Share Incentive Plan, under which we are authorized to issue up to an aggregate of 9,000,000 ordinary shares of our company to our employees, directors, officers and consultants. As of the date of this prospectus, we have not granted any award under this plan as of the date of this prospectus.

Founders’ unvested shares

Mr. Eric Ya Shen, our chairman and chief executive officer and Mr. Arthur Xiaobo Hong, the vice chairman of our board of directors, who we collectively refer to as our founders, entered into a share restricted agreement with the series A preferred shares investors and us on February 21, 2011. The founders’ unvested ordinary shares under the share restriction agreement were measured at the grant date fair value and recognized as compensation expense over the vesting periods. Of the shares held by the founders, 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011, provided that the founders remain full-time employees of our company at the end of such month. Our company has the option to repurchase the ordinary shares held by our founders in the event a founder ceases to be a full-time employee of our company for any reason. We have an irrevocable and exclusive option to repurchase all the unvested shares held by our founders at par value, and all of the shares (including vested shares) held by the founders at fair market value. On April 11, 2011, our existing shareholders, our company and the series B preferred shares investors entered into an amended and restated share restriction agreement which superseded and replaced in its entirety the original agreement dated February 21, 2011. The amended and restated agreement included the Series B preferred shareholders as additional parties to the agreement, but did not change any of the significant terms of the original share restriction agreement. On December 8, 2011, our company, the ordinary shareholders, and holders of series A and series B preferred shares entered into an agreement to terminate the amended and restated share restriction agreement, which in substance accelerated the vesting of the founders’ unvested ordinary shares to December 8, 2011. Therefore, for the year ended December 31, 2011, we recorded share-based compensation expense of US$63.9 million in connection with the unvested shares of the founders.

Ordinary shares transferred to the vice chairman of our board of directors

On June 15, 2011, Elegant Motion Holdings Limited, a company wholly-owned by the Mr. Eric Ya Shen, transferred 1,521,007 ordinary shares to High Vivacity Holdings Limited, a company wholly-owned by Mr. Arthur Xiaobo Hong, an employee and vice chairman of our board of directors. The transfer of shares was intended to compensate Mr. Hong for his services as an employee of the Company. Mr. Shen determined the number of ordinary shares and executed the share transfer on June 10, 2011. We considered June 10, 2011 as the grant date of the share award. Accordingly, the transaction was recognized as share-based compensation for the past services of Mr. Hong on the grant date. We recognized share-based compensation of US$6.2 million on June 15, 2011, based on the fair value of our ordinary shares of US$4.08 per share on that date, multiplied by 1,521,007 ordinary shares transferred.

The table below sets forth information concerning options, restricted shares and ordinary shares granted to our executives and other employees by the end of 2011:

Grant Date	Number of ordinary shares underlying options grants / number of ordinary shares granted		Option exercise price per share	Fair value of options at date of grant	Fair value of ordinary shares	Type of valuation(1)	Intrinsic Value(2)
February 21, 2011	18,632,250	(3)	—	—	3.43	Retrospective
March 18, 2011	1,470,000 183,750 735,000 735,000 367,500		0.50 0.50 0.50 0.50 0.50	2.95 2.96 2.96 2.94 2.96	3.40 3.40 3.40 3.40 3.40	Retrospective Retrospective Retrospective Retrospective Retrospective
March 28, 2011	945,000		0.50	2.99	3.44	Retrospective
June 15, 2011	1,521,007		—	—	4.08	Retrospective
July 10, 2011	50,000		0.50	3.86	4.31	Contemporaneous
August 30, 2011	819,638		2.52	3.32	4.78	Contemporaneous
November 30, 2011	551,250		2.52	4.61	6.36	Contemporaneous
November 30, 2011	1,310,000		2.50	4.43	6.36	Contemporaneous

(1)	We did not have to prepare any financial statements in conformity with U.S. GAAP until we decided to pursue an initial public offering in the U.S. in the third quarter of 2011. In the process of preparing U.S. GAAP financial statements for our initial public offering, we significantly formalized and refined our projections. We believe that these refined projections are more reliable than those previously used. Consequently, our valuations in determining the fair value of our ordinary shares before the availability of the revised financial projections, including as of February 21, 2011, March 18, 2011, March 28, 2011 and June 15, 2011, have all been prepared on a retrospective basis, while the valuations in determining the fair value of our ordinary shares as of July 10, 2011, August 30, 2011 and November 30, 2011 have been prepared on a contemporaneous basis.
(2)	Intrinsic value is determined based on the difference between the estimated initial public offering price of US$ per ADS (or US$ per ordinary share), being the midpoint of the initial offering price range shown on the cover page of this prospectus, and the exercise price of options.
(3)	The 18,632,250 shares were unvested restricted shares held by our founders as of February 21, 2011.

For the February 21, 2011 grants of restricted ordinary shares to our founders, we have calculated the ordinary share value to be US$3.43 per share. The fair value of the shares was determined with the assistance of a third-party valuation firm. To estimate the fair value of the ordinary shares, we first determined our enterprise value by means of a discounted cash flow analysis using the retrospective approach. The cash flow derived by management considered the nature of our business, our future business plan, specific business and financial risks, the stage of development of our operations, and economic and competitive elements affecting our business, industry and market. We also used other general assumptions, including the following: no major changes in the existing political, legal, fiscal and economic conditions in China; no major changes in the current taxation laws in the jurisdictions in which we operate; our ability to retain competent management, key personnel and technical staff to support our ongoing operations; and no significant deviations in industry trends and market conditions from our current economic forecasts. The cash flow is discounted using the weighted average cost of capital of 21.50%, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 14% was applied to arrive at the estimated enterprise value. The lack of marketability discount takes into consideration the plans for and status of our proposed initial public offering.

For the March 18, 2011, March 28, 2011, July 10, 2011 and August 30, 2011 stock options grants, we have assessed the fair value of our options using the binomial option pricing model, which requires the input of highly subjective assumptions, including the options’ expected exercise multiples, expected volatility, expected dividend yields and risk-free interest rates, and the fair value of the underlying ordinary shares on those dates.

We have attributed the ordinary shares underlying the options a fair value of US$3.40 and US$3.44 as of March 18, 2011 and March 28, 2011, respectively, determined based on a retrospective valuation using the discounted cash flow method prepared with the assistance of the appraiser. For the ordinary shares underlying the options, we have attributed a fair value of US$4.78 and US$6.36 as of August 30, 2011 and November 30, 2011 respectively, determined based on a contemporaneous valuation using the discounted cash flow method, also prepared with the assistance of the appraiser. The methodology for the valuation of ordinary shares on March 18, 2011, March 28, 2011, August 30, 2011 and November 30, 2011 was similar to that used for the valuation of ordinary shares on February 21, 2011 as described above. The cash flow is discounted using the weighted average cost of capital of 21.5%, 21.5%, 20.0% and 19.5% on March 18, 2011, March 28, 2011, August 30, 2011, and November 30, 2011, respectively, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 13%, 12%, 8%, and 6% was applied respectively to arrive at the estimated enterprise value.

We have attributed to the ordinary shares underlying the options a fair value of US$4.31 as of July 10, 2011, determined based on the linear relationship between the fair value of the ordinary shares as of June 15, 2011 and the fair value of the ordinary shares as of August 30, 2011. We did not use the discounted cash flow method to determine the fair value of the ordinary shares as of July 10, 2011 because of:

•	the substantially smaller number of options granted on July 10, 2011 as compared with those granted on March 18, 2011, March 28, 2011 and August 30, 2011; and

•	our continuing business development according to our business plan between June 15, 2011 and August 30, 2011.

In applying the binomial option pricing model on March 18, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.725%; an expected volatility of 56.68%; an option life of 10 years; and an expected exercise multiple of 2.8 times.

In applying the binomial option pricing model on March 28, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.778%; an expected volatility of 56.53%; an option life of 10 years; and an expected exercise multiple of 2.2 times.

In applying the binomial option pricing model on July 10, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 4.127%; and expected volatility of 55.26%; an option life of 10 years; and an expected exercise multiple of 2.2 times.

In applying the binomial option pricing model on August 30, 2011, we also made the following assumptions: an expected dividend yield of 0%; a risk-free interest rate of 3.116%; and expected volatility of 54.99%; an option life of 10 years; and an expected exercise multiple of 2.8 times.

In applying the binomial option pricing model on November 30, 2011, we also made the following assumptions: an expected dividend yield of 0%, a risk-free interest rate of 2.853%, an expected volatility of 54.00%, an option life of 10 years, and an expected exercise multiple of 2.2 times for 1,310,000 options granted to employees and 2.8 times for 551,250 options granted to executive officers.

For the purpose of determining the estimated fair value of our share options, we believe that the expected volatility, the expected exercise multiples and the estimated share price of our ordinary shares are the most sensitive assumptions, since we were a privately-held company at the date we granted our options. Changes in these assumptions could significantly impact the estimated fair values of the options calculated by the binomial option pricing model, and change the share-based compensation expense materially in the future from that recorded in current period. Expected volatility was estimated based upon the average stock price volatility of comparable listed companies over a period comparable to the expected term of the options. We believe the average share price volatility of the selected comparable companies is a reasonable benchmark in estimating the expected volatility of our ordinary shares. The expected exercise multiple is the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. As we do not have sufficient information on past employee exercise history, we estimated the exercise multiples based on research conducted by Huddart and Lang (1995).

For the June 15, 2011 grants of ordinary shares, we have calculated the fair value of each ordinary share to be US$4.08, determined based on a retrospective valuation using the discounted cash flow method prepared with the assistance of the appraiser. The methodology for the valuation of ordinary shares on June 15, 2011 was similar to the valuation of ordinary shares on February 21, 2011, as described above. The cash flow was discounted using the weighted average cost of capital of 21.00%, which was benchmarked with discount rates of comparable listed companies. In addition, a lack of marketability discount of 10% was applied to arrive at the estimated enterprise value.

We believe the difference between the fair value of ordinary shares of US$3.43 as of February 21, 2011 and US$3.40 as of March 18, 2011 was primarily attributable to the net effect of the following factors:

•	the reduction in the lack of marketability discount from 14% to 13%, which is consistent with the closer proximity to expected time of the proposed initial public offering;

•

the estimated probability for a successful initial public offering increasing from 65% as of February 21, 2011, to 70% as of March 18, 2011. In determining the respective probability of an initial public offering, we considered our current financial position, and evaluated the possibility of liquidation events in the future. We also assessed the latest status of our business development and corporate governance conditions in determining the probability of an initial public offering as of the respective valuation dates; and

•

offsetting the above two factors which increased the enterprise value of the company, the issuance of 3,491,250 stock options on March 18, 2011 has diluted the allocation of enterprise value to ordinary shares of our company, which led to a net reduction of fair value of ordinary shares from February 21, 2011 to March 18, 2011.

We believe the difference between the fair value of ordinary shares of US$3.40 as of March 18, 2011 and US$3.44 as of March 28, 2011 was primarily attributable to the reduction in the lack of marketability discount from 13% to 12%, which is consistent with the closer proximity to the expected time of the proposed initial public offering.

We believe that the difference between the fair value of our ordinary shares of US$3.44 as of March 28, 2011 and US$4.08 as of June 15, 2011 was primarily attributable to the following factors:

•	the issuance of our series B preferred shares in April 2011, which generated proceeds of US$41.2 million, helped to support our significant business growth;

•	the reduction in the lack of marketability discount from 12% to 10%;

•

the weighted cost of capital applied in the income approach being reduced from 21.50% to 21.00% due to the continued development of our business according to our business plan, and the additional capital raised from the issuance of the series B preferred shares; and

•

the estimated probability for a successful initial public offering increasing from 70% to 80%. In determining the respective probability of an initial public offering, we considered our current financial position and evaluated the possibility of liquidation events in the future. We have also assessed the latest status of our business development and corporate governance conditions in determining the probability of an initial public offering as of the respective valuation dates.

We believe the difference between the fair value of ordinary shares of US$4.08 as of June 15, 2011 and US$4.78 as of August 30, 2011 was primarily attributable to the net effect of the following factors:

•	the reduction in the lack of marketability discount from 10% to 8%;

•	the weighted average cost of capital applied in the income approach being reduced from 21.0% to 20.0% due to the continued development of our business according to our business plan; and

•

the estimated probability for a successful initial public offering increasing from 80% to 85%. In determining the respective probability of an initial public offering, we considered our current financial position and evaluated the possibility of liquidation events in the future.

We believe that the difference between our ordinary shares’ fair value of US$4.78 as of August 30, 2011 and US$6.36 as of November 30, 2011 was primarily attributable to the following factors:

•	the reduction in the lack of marketability discount from 8% to 6%;

•

the weighted average cost of capital applied in the income approach being reduced from 20.0% to 19.5% due to the continued development of our business according to our business plan; we added three logistic centers and four regional subsites on our website during the period as planned, which enabled us to significantly increase the sales events and SKUs offered; net revenues increased during this period at a faster pace than in any other prior quarters in 2011; and

•

the improvement of working capital management mainly by accelerating the collection of accounts receivables and extending the payments to vendors, which in term decreased our net working capital requirements and increased projected net cash flow.

The mid-point of the estimated offering price range included in the front cover of the prospectus is US$4.75 per ordinary share, which is lower than the fair value per share as of August 30, 2011 and November 30, 2011. The estimated offering price range was determined based on the discussions between us and the underwriters for the offering, taking into consideration multiple factors, including but not limited to the current volatility and uncertainty of the U.S. and global capital markets. We have not experienced material adverse changes in our business and financial condition since November 2011, and the estimated offering price range is not an indication of any adverse trend in our business or financial condition.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income (loss). Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life

Furniture, fixtures and equipment	2 to 3 years

Leasehold improvements	Over the lease term

Motor vehicles	5 years

Direct and incremental costs related to the construction of assets, including costs under the construction contracts, duties and tariffs, equipment installation and shipping costs, are capitalized. Our management estimates that the residual value of our furniture, fixtures and equipment and motor vehicles to be 5%.

Impairment of long-lived assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When such events occur, we assess the recoverability of these long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the future undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment equal to the difference between the carrying amount and fair value of these assets. We recorded impairments in the amount of nil, nil and $437,725 for the years ended December 31, 2009, 2010 and 2011, respectively.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We account for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In May 2011, the FASB issued an authoritative pronouncement on fair value measurement. The guidance is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement principles in U.S. GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments, mainly including:

•

Highest-and-best-use and valuation-premise concepts for nonfinancial assets – the guidance indicates that the highest-and-best-use and valuation-premise concepts only apply to measuring the fair value of nonfinancial assets.

•

Application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk – the guidance permits an exception to fair value measurement principles for financial assets and financial liabilities (and derivatives) with offsetting positions in market risks or counterparty credit risk when several criteria are met. When the criteria are met, an entity can measure the fair value of the net risk position.

•

Premiums or discounts in fair value measure – the guidance states that “premiums or discounts that reflect size as a characteristic of the reporting entity’s holding (specifically, a blockage factor that adjusts the quoted price of an asset or a liability because the market’s normal daily trading volume is not sufficient to absorb the quantity held by the entity) rather than as a characteristic of the asset or liability (for example, a control premium when measuring the fair value of a controlling interest) are not permitted in a fair value measurement.”

•

Fair value of an instrument classified in a reporting entity’s shareholders’ equity – the guidance prescribes a model for measuring the fair value of an instrument classified in shareholders’ equity; this model is consistent with the guidance on measuring the fair value of liabilities.

•	Disclosures about fair value measurements – the guidance expands disclosure requirements, particularly for Level 3 inputs. Required disclosures include:

•

For fair value measurements categorized in level 3 of the fair value hierarchy: (a) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (b) a description of the valuation process in place (e.g., how the entity decides its valuation policies and procedures, as well as changes in its analyses of fair value measurements, from period to period), and (c) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs.

•	The level in the fair value hierarchy of items that are not measured at fair value in the statement of financial position but whose fair value must be disclosed.

The guidance is to be applied prospectively and effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. We are in the process of evaluating the effect of adoption of this pronouncement.

In June 2011, the FASB issued an authoritative pronouncement, Accounting Standards Update (“ASU”) 2011-05, to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. For public entities, the amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We are in the process of evaluating the effect of adoption of this pronouncement.

In December 2011, the FASB issued a further authoritative pronouncement, ASU2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in ASU2011-05. Under the amendments in ASU 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in ASU 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. Due to the time required to properly make such a reassessment and to evaluate alternative presentation formats, the Board decided that it is necessary to reinstate the requirements for the presentation of reclassifications out of accumulated other comprehensive income that were in place before the issuance of Update 2011-05. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. We are in the process of evaluating the effect of adoption of this pronouncement.

In December 2011, the FASB issued an authoritative pronouncement on disclosures about offsetting assets and liabilities. Under this pronouncement, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. We are in the process of evaluating the effect of adoption of this pronouncement.

INDUSTRY OVERVIEW

The retail industry globally is undergoing significant changes. The most notable trends driving these changes are the migration of offline retail sales to online channels and the rise of online discount channels as a key driver of sales volume. While the impact of these trends has been more evident in developed economies, the long-term potential to fundamentally transform traditional retail is expected to be greater in markets where the traditional retail sector remains underdeveloped. Consumers and brands in such markets tend to be more willing to adopt new online retail business models.

Rapidly Growing Domestic Retail Market

The retail market in China is in the midst of an extended period of robust growth driven by increasing urbanization and higher levels of disposable income.

Retail sales in China grew from RMB7.6 trillion in 2006 to RMB15.7 trillion in 2010, representing a CAGR of 19.7%, according to China’s National Bureau of Statistics. According to the Frost & Sullivan Report, retail sales in China are expected to reach RMB20.9 trillion (US$3.3 trillion) in 2012. Coupled with the fast growth of China’s retail sales, China’s domestic consumption pattern is undergoing significant development. Although China’s historical economic growth has been largely driven by the investment in fixed assets and exports, the spending patterns of China’s increasingly affluent population are expanding beyond basic daily necessities to encompass more lifestyle products and services. In 2010, private consumption made up 34% of China’s GDP, compared to 71% in the U.S., according to the Economist Intelligence Unit. Retail sales are expected to continue to grow as a percentage of China’s GDP as private consumption becomes a more important component of China’s economy. According to the Frost & Sullivan Report, retail sales are projected to constitute 44.5% of China’s GDP in 2015, compared to 39.4% in 2010.

Underdeveloped Traditional Retail Infrastructure

The relatively early stage of development of China’s retail market is characterized by several notable factors and trends:

Highly fragmented: The retail market in China is highly fragmented. For example, the combined market share of the top 20 retailers in China was 7% in 2010, compared with 24% in the U.S., according to the Frost & Sullivan Report.

Insufficient coverage: Retail coverage in China lags behind consumers’ increasing purchasing power for lifestyle products and services. According to the Frost & Sullivan Report, retail space in China was approximately 2 square feet per capita in 2009, compared with approximately 24 square feet per capita in the U.S. The breadth of product offerings and brand selection is often restricted by limited retail space, particularly in China’s smaller cities.

Underdeveloped discount channels: Chinese consumers are highly brand conscious and price sensitive, yet the availability of discount retailers and outlet malls within China’s retail ecosystem is extremely limited. In contrast, more developed markets such as the U.S. have well-established, large scale discount retailers and outlet malls that sell a wide variety of products and brands at deeply discounted prices. According to the Frost & Sullivan Report, China’s discount retail market size in 2010 and 2011 was US$8.9 billion and US$14.7 billion, respectively, compared with US$61.4 billion and US$65.1 billion in the U.S. China’s discount retail market accounted for 0.4% and 0.5% of the total retail market in 2010 and 2011, respectively, compared with 1.4% and 1.4% for the same periods in the U.S., according to the Frost & Sullivan Report.

Rise of E-commerce Channels

Improvements in access to, and the functionality of, the internet are enabling Chinese consumers to more easily research and purchase products and services online. The migration of traditional retail to e-commerce is also facilitated by improving fulfillment and logistics networks, as well as the increased availability of online payment options. According to the Frost & Sullivan Report, the number of online shoppers in China grew from

80 million in 2008 to 187 million in 2011. The number is projected to grow to 363 million in 2015, representing a CAGR of 18.0% from 2011 to 2015, according to the same source. Although China’s population of online shoppers has rapidly increased over the past few years, its growth potential remains strong due to China’s lower penetration rate of online shopping as compared to developed countries. Some 36.0% of China’s total internet users shopped online in 2010, according to the Frost & Sullivan Report, compared to 66.9% in the U.S., according to Forrester Research.

Driven by the increasing number of online shoppers, as well as higher purchase volumes per shopper, the online retail sales revenue in China is expected to grow from RMB774 billion in 2011 to RMB2,551 billion in 2015, representing a CAGR of 34.8%, according to the Frost & Sullivan Report. Online retail sales as a percentage of total retail sales in China is expected to increase from 2.9% in 2010 to 7.9% in 2015 according to the Frost & Sullivan Report, whereas such percentage in the United States is expected to increase from 8.3% in 2010 to 11.1% in 2015, accordingly to Forrester Research.

According to the Frost & Sullivan Report, apparel is the most popular e-commerce segment in China. The size of the apparel product segment of the Chinese B2C e-commerce market is forecast to grow from RMB12.3 billion in 2010 to RMB278.3 billion in 2015, representing a CAGR of 86.7%, according to the Frost & Sullivan Report. Apparel inventory accounts for approximately 50% of total apparel market value, according to a report by the Boston Consulting Group published in November 2011.

Mobile commerce (m-commerce), which refers to e-commerce conducted by users on mobile devices, such as smart phones and tablet PCs, is a fast growing segment of e-commerce market. China’s active m-commerce user population reached 73.8 million in 2010, representing a growth of 101.1% from 2009, according to the Frost & Sullivan Report. The number of active m-commerce users in China is expected to further increase to 143.2 million in 2011. The total transaction value of m-commerce amounted to RMB2.0 billion in 2010, a growth of 283.0% from 2009, according to the Frost & Sullivan Report. The total transaction value is expected to further increase to RMB10.3 billion in 2011.

Flourishing Discount Retail Market

The size of the discount retail market in China reached RMB56.5 billion in 2010, and is projected to grow to RMB568.1 billion in 2015, representing a CAGR of 58.7%, according to the Frost & Sullivan Report. Frost & Sullivan expects that discount retail sales in China will continue to increase as discount retail channels become more developed and diversified.

The discount apparel retail market is a significant segment of the discount retail market in China, representing 47.8% of total discount retail sales in China in 2010, according to the Frost & Sullivan Report. However, as other product categories experience rapid growth, the discount apparel retail market is expected to decrease to 42.4% of total discount retail sales in China in 2015, according to the Frost & Sullivan Report.

In the U.S., discount apparel retail has gained market share in recent years, increasing from 11.9% of the total apparel retail market in 2006 to 13.8% in 2010, according to the Frost & Sullivan Report. China is expected to experience a similar trend as its retail market continues to develop. China’s discount apparel retail market accounted for 3.3% of the total apparel retail market in 2010 and is expected to account for 14.9% of the total apparel retail market in 2015, according to the Frost & Sullivan Report.

Despite the strong consumer demand for high quality, authentic merchandise at deeply discounted prices, retailers have found challenges in effectively liquidating excess or aged inventory. Retailers typically allocate a separate area in their stores to offer promotional products. This approach cannibalizes sales of regularly priced goods in the same stores, erodes the image of the brands they carry, and decreases available shelf space for regularly priced products. As e-commerce has become an increasingly vibrant channel, some retailers have attempted to open online stores to liquidate excess or under-performing inventory. However, these retailers often discover unanticipated difficulties associated with running their online operations, including transaction processing and logistics and fulfillment challenges.

Emergence of the Flash Sales Market

A flash sale is the online sale of a finite quantity of deeply discounted products or services for a limited period of time. Flash sales represent a new online retail format that utilizes the advantages of e-commerce while also addressing the consumer preference in China for acquiring goods and services at meaningful discounts without sacrificing quality or brand image. The model originated in Europe in 2001 and then spread to the U.S., with an early focus on selling women’s apparel and accessories made by luxury brands. More recently, leading international flash sales companies have diversified their product offerings, moving into new categories, such as jewelry and travel, and catering to a broader base of consumers, including men and children.

The market size of the flash sales industry in China is estimated to grow from RMB3.0 billion in 2010 to RMB107.4 billion in 2015, according to the Frost & Sullivan Report. According to the Frost & Sullivan Report, 51.8% of consumers in China who were surveyed stated that the most important reason they shop online is to procure goods at more attractive prices. Flash sales also address the challenges faced by traditional retailers by providing an off-premises channel to quickly and efficiently liquidate excess or aged inventory. In addition, unlike leading flash sales models in the U.S. and Europe, the flash sales market in China has quickly expanded beyond selling primarily luxury brands and services. China’s flash sales market encompasses a broader range of brands and products, appealing to a larger base of consumers. While sales of apparel products comprised 59.3% of the total online flash sales market in China in 2010, they are projected to decrease to 43.1% of the total online flash sales market in 2015, as other growing product categories such as household goods, home decoration, beauty and cosmetics and other lifestyle products account for a larger portion of the market, according to the Frost & Sullivan Report.

The growth in China’s flash sales market is supported not only by the growth of e-commerce and retail sales, but also by Chinese consumers’ growing demand for branded goods. In a 2011 Harris Interactive poll, 72% of Chinese respondents indicated that brand names are important to them and 67% indicated that they “needed their fashion to be branded”, as opposed to 26% and 16% in the U.S., respectively. Consistent with the spontaneity of flash sales purchases, 40% of Chinese consumers made their most recent clothing purchase because “it caught their eye”, compared to 19% in the U.S., according to the same Harris Interactive poll. As evidence of the effectiveness of viral marketing through word-of-mouth for flash sales, 89% of Chinese consumers would be likely to tell their friends about a great deal they received, according to Harris Interactive.

We believe that significant competitive factors in the flash sales market include:

Strong merchandising capabilities: Consistently attracting consumers through the selection of carefully curated merchandise offered on flash sales websites engenders customer loyalty and enhances the viral marketing generated by users of the site. The ability to best capture consumer tastes and preferences is therefore an important element for succeeding in China’s flash sales market.

Economies of scale: Brands prefer to deal with a limited number of flash sales partners to sell as much of their inventory as possible. Similarly, consumers tend to use and stick with websites offering a broad range of products so as to meet their shopping needs without the need to visit a large number of websites. Large scale flash sales companies will be better positioned to meet the preferences of brands and consumers, while also benefiting from economies of scale that spread fixed costs.

Fulfillment and logistics expertise: A flash sales website’s ability to reliably and efficiently fulfill customer orders is a critical differentiating factor for customers choosing among different flash sales websites. Accordingly, it is crucial for a flash sales company to possess strong fulfillment capabilities that provide a positive customer experience, delivering products in a reliable and efficient manner and offering convenient return services.

BUSINESS

OVERVIEW

We are China’s leading online discount retailer for brands as measured by total revenues in 2010, the number of registered members as of June 30, 2011 and the number of monthly unique visitors in December 2011, according to the Frost & Sullivan Report. We offer high-quality branded products to consumers in China through flash sales on our vipshop.com website. Flash sales represent a new online retail format combining the advantages of e-commerce and discount sales through selling a finite quantity of deeply discounted products or services for a limited period of time. Since our inception in August 2008, we have attracted a large and growing number of consumers and popular brands. We had 12.1 million registered members and over 1.7 million cumulative customers and promoted and sold products for over 1,900 popular domestic and international brands as of December 31, 2011.

Our business model provides a unique online shopping experience for our customers. We offer new sales events daily with a curated selection of popular branded products at deeply discounted prices in limited quantities during limited time periods, creating the element of “thrill and excitement” associated with our unique customer shopping experience. Our strong merchandizing expertise enables us to select the brand composition and product mix of our daily sales events that appeal to our customers, which mostly consist of urban and educated individuals in China who are seeking lifestyle enhancements. We have built a highly engaged and loyal customer base that contributes to our sales growth, while also enabling us to attract new customers primarily through word-of-mouth referrals. A majority of our customers have purchased products from us more than once. Our total number of repeat customers was 14 thousand, 0.2 million and 0.9 million in 2009, 2010 and 2011, respectively, representing 36.8%, 56.2% and 60.6%, respectively, of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 66.2%, 86.7% and 91.9% of our total orders during the same periods.

We are a preferred online flash sales channel in China for popular domestic and international brands. We believe that well-known and popular brands are attracted to our website and services because of our ability to monetize large volume of their inventory in short periods of time, increase consumer awareness of their brands and products, reach potential customers throughout China, and fulfill their demand for customer data analysis and inventory management. Among the 1,900 brands who have promoted and sold products on our website, substantially all of them have returned to pursue additional sales opportunities with us. To date, we have the exclusive rights to sell selective products from over 360 brands.

We strive to optimize every aspect of our operations as we continue to grow our business. We generally have the right to return unsold items for most of our products to our brand partners. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our flash sales website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and quality regional couriers to ensure reliable and timely delivery. We have developed our IT infrastructure to support the surge of visitor traffic to our website during the peak hours of our daily flash sales. We believe that our efficient operational and management systems combined with our robust IT infrastructure set a solid foundation for our continuing growth.

We began our operations in August 2008 and have grown significantly since then. In 2009, 2010 and 2011, we fulfilled over 70 thousand, over 0.9 million and over 7.2 million customer orders, respectively, and we generated total net revenues of US$2.8 million, US$32.6 million and US$227.1 million, respectively. In 2009, 2010 and 2011, we incurred net losses of US$1.4 million, US$8.4 million and US$107.3 million, respectively. Our net loss for 2011 reflected non-cash share-based compensation expenses in an aggregate amount of US$73.9 million.

PRC laws and regulations currently limit foreign ownership of companies that provide internet-based services, such as our online retail business. To comply with these restrictions, we conduct our online operations principally through our variable interest entity, Vipshop Information. We face risks associated with our corporate structure, as our control over Vipshop Information is based upon contractual arrangements rather than equity ownership. See “Our Corporate History and Structure” and “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry.”

OUR VALUE PROPOSITION TO CONSUMERS AND BRANDS

Since our inception on August 22, 2008, we have focused on building the leading online discount retail website in China. We believe that the success of vipshop.com is a direct result of the unique value proposition that we offer to both consumers and brands.

For consumers, we provide a unique online shopping experience characterized by “thrill and excitement.” The “thrill and excitement” experience for consumers arises from their discovery of the high quality items available for sale on our website each day and being able to purchase these high quality items at a significant discount to retail prices. We deliver this unique online shopping experience to consumers across China, providing them with access to carefully selected, high quality products from coveted brands which they might not otherwise have access to or have thought about purchasing.

For brands, we offer a channel to create new consumer demand for their products and services and the ability to monetize their inventory quickly without compromising their brand promise. We provide a new and impactful marketing channel for brands to increase consumer awareness throughout China. We help brands expand their addressable market of potential customers by offering products at a price that entices new customers to try a brand’s products that they may not otherwise have sampled or been able to afford. We also provide our customer behavior and transaction data to brands to help them refine their product development and sales and marketing strategies.

OUR STRENGTHS

We are focused on revolutionizing the online shopping experience in China for both consumers and brands. We believe the following strengths have been critical to our success to date:

China’s Leading Online Discount Retailer for Brands

We are China’s leading online discount retailer for brands as measured by total revenues in 2010, the number of registered members as of June 30, 2011 and the number of monthly unique visitors in December 2011, according to the Frost & Sullivan Report. We have experienced rapid growth since our inception in August 2008, serving mostly urban and educated consumers with growing discretionary income from cities across China. Our website, vipshop.com, attracted 1.1 million average daily unique visitors in December 2011 according to the Frost & Sullivan Report. We had 12.1 million registered members and over 1.7 million cumulative customers, and had promoted and sold products for over 1,900 popular domestic and international brands as of December 31, 2011. We have achieved our market leading position through our early mover advantage in gaining customers and brands, and providing them with a superior customer experience. This has allowed us to attract a critical mass of highly engaged and repeat customers and a large base of popular brands, which in turn drives powerful network effects, contributing to our fast growth.

Highly Engaged and Loyal Customer Base

We attract a highly engaged and loyal customer base. We engage our customers by providing a curated selection of popular branded products at substantial discounts, coupled with exceptional customer service. Our daily flash sales are particularly engaging to our customers. During the peak hours of our daily sales from 10 a.m. to 12 p.m. Beijing time, our website often attracts a surge of visitor traffic. As a result, we are able to continuously attract new customers and increase the spending and repeat purchase rate of existing customers. In

2011, we acquired 1.3 million new customers, compared to 0.3 million in 2010 and 38 thousand in 2009. Our average orders per active customer increased from 1.9 orders in 2009 to 3.3 orders in 2010 to 4.9 orders for 2011. Our total number of repeat customers was 14 thousand, 0.2 million and 0.9 million in 2009, 2010 and 2011, respectively, representing 36.8%, 56.2% and 60.6%, respectively, of the total number of our active customers during the same periods. Orders placed by our repeat customers accounted for 66.2%, 86.7% and 91.9% of our total orders during the same periods.

Preferred Online Flash Sales Channel for Popular Brands

We are a preferred online flash sales channel in China for popular domestic and international brands. As of December 31, 2011, we have promoted and sold products in China for over 1,900 popular domestic and international brands on our website, including Aimer, A-life, Bossini, Disney, FOX, Harry Potter, Kappa, KUHLE, Lily, Limi, Mentholatum, Metersbonwe, MEXICAN, Ochirly and Pepsi. We carefully select prospective brand partners, choosing to work with only those that are well-known and offer high quality or popular products that our customers desire. We have an established track record of generating significant sales volume for brands in short periods of time, maximizing promotional impact of the brands due to the “thrill and excitement” impact of our flash sales model. Our large and highly engaged customer base also contributes to the success of creating a new sales channel for brands without tarnishing their brand promise.

Among our 1,900 brand partners, substantially all of them have returned to pursue additional sales opportunities with us, reflecting the strong value we provide to brands. To date, we have the exclusive rights to sell selective products from over 360 brands. As we augment the number of our brand partners, we have increasingly refined the selection criteria of brands and products. In addition, we are becoming a new preferred online channel for well-known international brands seeking to sell and promote their products in China.

Powerful Network Effects

We have successfully increased our customers and brand partners in parallel through powerful network effects. Average daily unique visitors to our website grew to 1.1 million in December 2011, according to the Frost & Sullivan Report. As our total registered members and customers have rapidly grown, we have benefited from viral marketing that is the result of word-of-mouth referrals from our customers who often broadcast on social media platforms their excitement regarding their purchases on our website. As we gain more customers and achieve greater sales volumes, we have emerged as a channel capable of selling significant volumes of discounted branded products in very short periods of time. In turn, our sales capability allows us to attract more brands and products, which further enables us to attract more customers. In addition, since brands often prefer to work with leading online retailers to benefit from positive brand association, as well as generally better operational efficiencies, we have succeeded in becoming a preferred online channel for many brands. In December 2011, on average, we processed 45 thousand orders, returned 0.1 million product items to suppliers and received and sorted 25 thousand SKUs per day. Our leading position among both consumers and brands creates high barriers to entry for potential competitors.

Superior Operational Expertise

We strive to optimize every aspect of our operations to benefit our customers and brand partners.

Optimized Product Selection. We believe that we have developed strong merchandizing expertise as evidenced by our track record of consistently selecting branded products that appeal to our customer base. To maximize daily sales, we optimize the brand composition and product mix of our daily sales based on our superior knowledge of a product’s availability and the needs of our customers.

Low Working Capital Requirements. We generally have the right to return unsold items for most of our products to our brand partners. We only pay a small deposit on inventory before it is sold. As a result, we do not require significant working capital to run our day-to-day operations.

Proven Fulfillment and Delivery Capabilities. We have established a nationwide logistics and delivery network to help ensure a positive customer experience and to increase customer loyalty. Our logistics operations and inventory management systems are specifically designed to support the frequent sales events on our flash sales website and handle a large volume of inventory turnover. We use both leading delivery companies with nationwide coverage and leading regional couriers to ensure reliable and timely delivery.

Robust IT Infrastructure. We have implemented a robust IT infrastructure with automated inventory tracking, rapid customer fulfillment, comprehensive billing and superior customer service and support capabilities. Our IT systems seamlessly scale to handle the surge of visitor traffic our website generates during the peak hours of our daily sales. Moreover, our customer relationship management and business intelligence systems enable us to effectively gather, analyze and make use of customer behavior and transaction data. We utilize this information to refine our marketing initiatives for upcoming flash sales. We also provide selected data to our brand partners, enabling them to optimize their product development and sales and marketing strategies.

Experienced Management Team with Deep Industry Knowledge

Our management team has diverse yet complementary backgrounds with deep industry expertise in e-commerce, retail, logistics and technology. Our management’s extensive experience in the retail industry and well-established relationships with brands give us the knowledge and understanding of both consumers’ and brands’ needs and preferences. We believe that our management team’s collective experience and strong execution capabilities will enable us to realize significant growth opportunities.

OUR STRATEGIES

Our mission is to be the online shopping destination of choice for branded products and to become a lifestyle trendsetter for consumers in China. We plan to pursue the following strategies to grow our customer base, expand our ecosystem of brand partners, improve our platform, and ultimately achieve our mission:

Enhance Customer Experience and Loyalty through Innovation

We continually strive to enhance our customer experience on our website by implementing new features and functionalities. We intend to continue to refine our web interface to offer a personalized shopping experience by presenting products and brands catered to individual preferences. We will also rely on proprietary data regarding our customer base to enhance our product and brand curation to reinforce our positioning as a trendsetter of desirable lifestyle products. We expect to introduce tiered membership levels and loyalty programs to reward our VIP customers with additional benefits, such as expedited delivery for their purchases. We also intend to implement a mobile internet strategy to support customer engagement from anywhere and at anytime. We believe that implementing these initiatives will drive increased purchasing activity by both existing and new customers, and foster greater user engagement and customer loyalty.

Strengthen Our Brand Relationships and Expand Our Product Selection

We intend to work closely with our existing brand partners and potential new brand partners to improve their ability to reach consumers and sell products through our website. We expect to offer more brands and products in the existing verticals by increasing exclusive relationships with brand partners and offering more branded products customized for vipshop.com. We also plan to expand into complementary verticals, such as leisure travel packages and other lifestyle products. For example, we started to offer hotel reservation products on our website in September 2011. We believe these adjacent verticals are relevant and desirable to our target base of urban, educated consumers throughout China with growing disposable incomes. We will also seek to provide brands with a high impact channel to market and sell new, in-season merchandise in addition to our current channel through which they can sell surplus inventory. As we demonstrate the power and effectiveness of our website and enhance our value proposition to brands, we believe an increasingly wide range of popular domestic and international brands will seek to partner with us to enter or expand their footprint in China.

Further Promote Our Vipshop.com Brand to Attract More Customers

We believe that the powerful network effects arising from our growing base of customers and brand partners will continue to enhance our brand awareness and drive the growth of our business. We will continue to encourage the viral and cost-effective marketing we receive from word-of-mouth referrals and social media references. For example, in addition to rewarding customers for their direct new customer referrals, we also plan to extend partnerships with major social media and microblogging websites in China, such as Weibo.com and Renren.com, and reward customers for sharing their positive vipshop.com experiences on those websites. Finally, we intend to enhance our brand awareness by engaging in additional cost-effective brand promotion activities, including sponsoring high profile events.

Expand Our Operational Capabilities and IT Infrastructure

We will continue to invest in our logistics and delivery network to support our long-term growth. We are adding more logistics centers in strategic locations in China to improve our nationwide fulfillment capabilities. We plan to add more regional subsites within our website to cater to different local demands following the expansion of our logistics network, and expand into broader geographical areas in China. We also plan to enhance our business intelligence system and integrate it with our management information system, allowing real-time monitoring of inventory levels across our logistics network. In addition, we plan to establish our own in-house delivery capabilities in selected regions.

For our customers, we intend to improve our customer relationship management and business intelligence system capabilities to enhance the timeliness and relevancy of our product offerings. We plan to implement a personalized web-interface for our registered members that offers them products and services more closely tailored to their personal preferences and purchasing habits. In addition, we plan to enhance our mobile functionality and introduce applications for different mobile devices to allow our customers to access and shop on our website more conveniently and more frequently.

For our brand partners, we plan to expand our IT capabilities to help them optimize their new product development, sales and marketing strategies, and inventory management. We intend to provide our brand partners with enhanced features and tools for making better use of customer behavior and transaction analysis and intelligence.

Pursue Strategic Alliances and Acquisition Opportunities

In addition to growing our business through internal initiatives, we may pursue selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us promote our brand to new customers and brands, expand our product offerings and improve our technology infrastructure. We may also pursue strategic initiatives with brands and platforms in international markets.

OUR FLASH SALES MODEL

Flash sales embody characteristics of value, quality and convenience that are well suited to brand-conscious consumers in China seeking quality goods at substantial discounts. Through our flash sales model, we sell limited quantities of deeply discounted branded products online for limited periods of time. We optimize the brand composition and product mix of our daily sales events based on our strong merchandizing expertise. As of December 31, 2011, we have offered diversified product offerings from over 1,900 popular domestic and international brands, including apparel for women, men and children, fashion goods, cosmetics, home goods and other lifestyle products. We carefully select well-known and popular mid-level to premium brands and products that appeal to a broad base of consumers with different purchasing powers throughout China. To foster customer confidence of purchasing quality products from our website, we provide limited product quality insurance for our products.

We offer new sales events daily starting at 10 a.m. Beijing time, and our website experiences a surge of visitor traffic in the ensuing two hours as consumers are eager to purchase popular deals of the day before they are sold out. In 2011, during the peak hours of our daily sales, average hourly visitor traffic to our website was over three times higher than the hourly average number of unique visitors to our website per day during the month. To provide our customers with a greater opportunity to purchase featured discounted products, each customer is limited to purchasing two pieces of the same item and each shopping cart can only hold 20 items at one time, except for food products. Unpaid items in the shopping cart will be automatically returned to the available products pool in 20 minutes. Consequently, customers must make quick purchase decisions within a limited period of time, adding to the thrill of the experience.

Our flash sales model is also characterized by the high frequency and a large volume of inventory turnover. During 2011, we hosted 11,549 flash sales events, each lasting three to five days in general. For the three months ended December 31, 2011, we organized an average of 2,353 sales events on our website per month.

OUR WEBSITE

Our vipshop.com website is the leading flash sales website in China as measured by total revenues in 2010, the number of registered members as of June 30, 2011 and the number of monthly unique visitors in December 2011, according to the Frost & Sullivan Report. We offer a curated selection of products and services for consumers of different age groups and income levels throughout China to allow them to conveniently purchase branded products online without the hassle of shopping for bargain sales at crowded stores.

Our website design offers many user-friendly features that enhance customer experience and convenience:

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Browsing. All visitors to our website can browse and view our sales events, but a customer must register as a member, which is free, in order to participate in the sales events. Our website features a variety of different brands and products for each daily sales. For each featured brand, consumers can view a short flash animation to receive background information on a particular brand with which they are not already familiar. In addition, we provide customers with curated descriptions and proprietary photographs of each product shown from multiple angles. Our website also provides advance previews of upcoming sales of highly sought-after products. We sort our product offerings into different categories, such as “women,” “men,” “children,” “lifestyle” and “luxury goods” so that our customers can easily find the products they are interested in.

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Daily Sales Events. New sales events start daily at 10 a.m. Beijing time and typically last for three to five days. Each sale item is available in limited quantities and remains on sale only while supplies last. We thoroughly plan in advance our daily sales to offer a balanced and complementary mix of brands and products.

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Ordering. To order products on our website, our customers simply click on a button to add an item to their virtual shopping cart. To execute orders, customers click on the “check-out” button and are prompted to supply shipping details and payment details in the case of first-time customers buying from our website. Repeat customers can access their preferred checkout options after logging on to their Vipshop member accounts. Our members can track the status of their purchases and available credits online through their Vipshop member accounts. Customers can always access our customer service representatives online or by phone for assistance while they are shopping online or after the order is placed.

In October 2009, we launched our mobile internet website, m.vipshop.com, based on wireless application protocol, or WAP, which is designed to optimize the viewing experience and load time on mobile device web browsers. As a new sales event starts at 10 a.m. Beijing time everyday, mobile access enables our customers to access and shop on our website anytime from anywhere they are connected to the internet. We have introduced mobile applications for the iPad™, iPhone™, Android™ and Symbian™ devices in 2011 to provide consumers with greater accessibility to our website. We believe that consumers’ increasing reliance on mobile internet through smartphones and other mobile devices presents opportunities for us to further enhance customer experience and increase customer stickiness.

OUR BRAND PARTNERS

Since our inception in August 2008, we have attracted a broad and diverse group of brands enabling our website to become the online shopping destination of choice for urban, fashion-oriented and value conscious consumers. Our brand partners include primarily brand owners, and to a lesser extent, brand distributors and resellers. In 2009, 2010 and 2011, we worked with 76, 411 and 1,075 brand partners, respectively. None of the brands accounted for more than 5% of our total revenues in 2009, 2010 or 2011. To date, substantially all of our brand partners have sought to pursue new sales opportunities with us. We believe that our ability to assist brands in effectively selling their inventory and in fulfilling their demand for marketing, customer data analysis and inventory management will attract new brands and build stronger ties with our existing brand partners.

BRAND SELECTION AND PROCUREMENT

Brand Selection

We have implemented a strict and methodical brand selection process. Our merchandizing team, which consisted of 188 members as of December 31, 2011, is responsible for identifying potential qualified brands based on our selection guidelines. We carefully select prospective brand partners, choosing to work only with those that are well-known and offer high quality or premium products that are popular among consumers in China, and that are willing to provide competitive prices and favorable payment credit and product return terms. We generally select brands that have an established network of stores in major department stores or shopping malls in China. We seek input from our customers in the brand selection process. Through our homepage, consumers can send us suggestions regarding the brands they would like to be able to purchase from us. Once a potential brand is identified, we conduct due diligence reviews on its qualifications, including whether it holds the proper business operation licenses and safety, sanitary and quality certifications, and trademark registration certificates and license agreements in relation to the branded products. This review process helps to ensure that we maintain a portfolio of brands with high quality standards and good reputation that can meet our customers’ expectations.

We generally enter into supply agreements with brands based on our standard form. We regularly communicate with our brand partners to discuss the dates and specific product offerings for particular sales events, striving to achieve favorable results for all constituents. Due to the short-term nature of each flash sales event, for some brands, we enter into separate agreements for each flash sales event on our website. For other brands with whom we have established long-term relationships, we often enter into supply agreements with them on an annual basis, with the agreements providing a general framework for an agreed-upon number of flash sales events during the contract year. As we continue to focus on building long-term relationships with our brand partners, we plan to implement framework agreements with our brand partners with supplemental supply orders for each flash sales event.

In each supply agreement, a brand partner grants us authorization to market and sell products of a particular brand on our website and provides us with the official description and logo of the brand. In addition, we require our brand partners that contract with us to observe our anti-bribery and anti-corruption policy.

Product Selection

Our key management team members have extensive experience in the retail industry with insightful knowledge and understanding of consumers’ needs and preferences. Before each flash sales event, we consider and analyze historical data, fashion trends, seasonality and customer feedback to project how many items of a particular product we should offer for the event. To maximize daily sales, we carefully plan our product mix to achieve a balanced and complementary product offering across different product categories.

We effectively gather, analyze and use customer behavior and transaction data through our customer relationship management and business intelligence systems. In addition to utilizing our customer data to strategize our upcoming flash sales event to enhance the timeliness and relevancy of our product offerings, we also provide relevant portions of these data to our brand partners to help them optimize their product development and sales and marketing strategies and further promote additional sales opportunities with us.

Inventory Management

For brands where we have established long-term relationships, we typically do not pay any deposit on the products we purchase. For other brands, however, we generally pay a deposit ranging from 10% to 15% of the total price for each purchase order.

We generally have the right to return unsold items for most of our products to our brand partners, typically within 15 working days after the end of the relevant sales event. For some products, such as luxury goods and some sporting goods, which we do not have the right to return the unsold products to the brand partner, we have been able to utilize our strong marketing expertise regarding customer preferences to drive quick inventory turnover.

We have implemented an inventory management system to manage the information related to our procurement plan, quality control upon receipt, stock maintenance, stock deliveries, sales invoicing and sales recording. We use an enterprise resource planning (ERP) system to monitor and actively track sales data. This system helps us make timely adjustments to our procurement plan and minimize excess inventory.

Quality Control

In addition to our brand selection process, we have adopted stringent quality assurance and control procedures for products delivered through our logistics network. We carefully inspect all products delivered to our logistics centers, rejecting or returning products that do not meet our quality standards or the purchase order specifications. We also inspect all products before shipment from our logistics centers to our customers. We believe that our strict brand selection process and quality control procedures enable us to ensure the high quality level of products sold on our website and increase customer satisfaction.

OUR PRODUCT OFFERINGS

Product Categories

We offer a curated selection of apparel, fashion goods, cosmetics, home goods and lifestyle products from popular domestic and international brands. The following table illustrates our current product categories:

Product Category	Product Description

Womenswear	Women’s apparel, featuring a variety of apparel and styles for different age groups, including casual wear, jeans, dresses, outerwear, swimsuits, lingerie, pajamas and maternity clothes.

Menswear	Men’s apparel, featuring a variety of apparel and styles for different age groups, including casual and smart-casual T-shirts, stylish polo shirts, jackets, pants and underwear.

Footwear	Shoes for women and men designed in a variety of styles, for both casual and formal occasions.

Accessories	Fashion accessories in various styles and materials for women and men, including belts, fashionable jewelry, watches and glasses complementing our apparel offerings.

Handbags	Purses, satchels, duffel bags and wallets in many colors, styles and materials.

Children	Apparel, gear and accessories, furnishings and decor, toys and games for boys, girls, infants and toddlers of all age groups.

Sportswear and sporting goods	Sports apparel, sports gear and footwear for tennis, badminton, soccer and swimming.

Cosmetics	High quality, affordable skin care and cosmetic products, including cleansers, lotions, face and body creams, face masks, sunscreen, foundations, lipsticks, eye shadows and nail polish.

Home goods and other lifestyle products	Home goods with an extensive selection of home furnishings, including bedding and bath products, home decor, dining and tabletop items, and small household appliances.

Luxury goods	Internationally-known premium designer apparel, footwear and accessories.

Gifts and miscellaneous	Snacks, health supplements and occasion-based gifts, such as chocolates, moon-cakes and tea.

We pay close attention to every aspect of our services to enhance our customers’ shopping experience. For each purchase, we arrange items neatly and thoughtfully within each delivery box. Unlike many in-store sales items which have been tried on numerous times, are on display for a lengthy period of time or may have minor defects, each item purchased from our website is new, contains its original tag and packaging and must pass our strict quality control inspection prior to shipping.

Pricing

We price products on our website at significant discounts, typically ranging from 50% to 70% off the original retail price, which is one of the key elements in the “thrill and excitement” shopping experience that we create. Our attractive pricing is made possible by cost savings achieved through volume discounts that we receive, in particular for off-season or slower-moving inventory, and the absence of physical retail space and related overhead costs. We typically negotiate with our brand partners for prices that are competitive with those offered to other discount sales channels.

PAYMENT, FULFILLMENT AND RETURN

Payment

We provide our customers with the flexibility to choose from a number of payment options. Our payment options include cash on delivery, bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms, such as alipay.com and tenpay.com. Under the cash on delivery option, our third-party delivery service providers deliver products to customers’ designated addresses and collect payment on site. As of December 31, 2011, we had built an extensive distribution network to deliver products and provide our cash-on-delivery payment option to customers in over 330 cities across China. This payment method not only provides our customers with a secure and convenient payment option, but also reduces our operating expenses as we can combine payment and delivery services by using the same third-party delivery service providers, without incurring additional fees. In addition, as most of our third-party delivery service providers are large and reputable companies in China and generally make cash deposits or guarantee payments to us in order to secure the performance of their duties, our payment collection risk is very limited.

Fulfillment

We have established a logistics and delivery network with nationwide coverage. We have adopted a flexible logistics model supported by our robust and advanced warehouse management system. We use a mix of top delivery companies with nationwide coverage and top regional couriers to ensure reliable and timely delivery.

Logistics Network and Warehouse Management System

Our logistics network consists of regional logistics centers strategically located in Guangdong Province in Southern China, Kunshan in Jiangsu Province in Eastern China (which is within close proximity of Shanghai), Chengdu in Sichuan Province in Western China and Beijing in Northern China.

Our warehouse management system enables us to closely monitor each step of the fulfillment process from the time a purchase order is confirmed with the brand partners and the product stocked in our logistics centers, up to when the product is packaged and picked up by delivery service providers for shipment to a customer. Shipments from brand partners first arrive at one of our regional logistics centers, depending on demand from each warehouse. At each logistics center, inventory is bar-coded and tracked through our management information system, allowing real-time monitoring of inventory levels across our logistics network and item tracking at each logistics center. As we offer a curated selection of brands and products for each daily sales, our logistics centers and inventory management systems are specifically designed to support the frequent sales events on our flash sales website and a large volume of inventory turnover. In 2009, 2010 and 2011, we processed over 70 thousand, 0.9 million and 7.2 million customer orders, respectively.

Delivery Services

We deliver orders placed on our website to all areas in China through leading reputable third-party delivery companies with nationwide coverage, including EMS, Shunfeng and Zhaijisong, and quality regional delivery companies. For luxury goods orders, we deliver the products by FedEx with an “anti-tampering lock” device to further enhance customer trust. For delivery to smaller cities, we use a combination of national and regional delivery companies to achieve greater operational efficiency and ensure timely delivery to our customers. We bundle packages for customers in smaller cities within a particular region and ship in bulk by national delivery companies to regional delivery companies who in turn deliver locally to our customers. In selected regions such as Beijing, Guangzhou and Shanghai, we have begun to establish our own in-house delivery capabilities. Our use of reputable national and regional delivery companies in conjunction with our own delivery network which is being built up in selected regions allows us to maintain operational flexibility and accommodate order demand, thereby ensuring high service quality.

We leverage our large-scale operations and reputation to obtain favorable contractual terms from third-party delivery companies. To reduce the risk of reliance on any single delivery company, we typically contract with two or more regional delivery companies in each major city. We regularly monitor and review the delivery companies’ performance and their compliance with our contractual terms. In addition, we typically require the delivery companies to pay deposits or provide payment guarantees before providing services to us. We typically negotiate and enter into logistics agreements on an annual basis.

Return Policy

Due to the limited quantities of each featured flash sales product, we do not offer a product exchange service but customers may return products purchased from our website. We offer a seven-day product return policy where our customers can return products purchased on our website within seven days of receipt of the products as long as the products are unused, unwashed, unworn, undamaged and in their original packaging and in original condition. For return of luxury goods, the anti-tampering lock on the product must remain intact.

Once a customer submits a return application request online, our customer service representatives will review and process the request or contact the customer by e-mail or by phone if there are any questions relating to the request. Upon our receipt of the returned product, we credit the customer’s Vipshop member account or credit card with the purchase price. We also provide a shipping allowance of up to RMB10 for shipments within Guangzhou and up to RMB15 for shipments from other parts of China. We believe our hassle-free return policies help to increase customer spending and enhance customer loyalty.

CUSTOMER SERVICE

We believe that our emphasis on customer service enhances our ability to maintain a large and loyal customer base and create a positive customer experience, encouraging repeat visits and purchases. We have a dedicated customer service team responsible for handling general customer inquiries and requests, assisting customers with their ordering process, investigating the status of orders, shipments and payments, resolving customer complaints, and providing other after-sales services. Our customers can contact customer service representatives through our customer service e-mail, real-time online chat, or our customer service hotline 15 hours a day, seven days a week. As of December 31, 2011, our customer service center, located in our headquarters in Guangzhou, had 201 well-trained employees.

We maintain service quality by carefully selecting personnel, providing our customer service representatives with extensive training, and regularly monitoring and evaluating the performance of each representative. Each new customer service representative is required to complete a mandatory training program in Guangzhou, conducted by experienced managers and covering product knowledge, complaint handling, service attitude and communication skills. To facilitate timely resolution of customer complaints, we also train and empower our customer service representatives to resolve complaints and remedy situations within a specified authorized amount determined based on their seniority without having to get approval from their supervisors. To maintain control over the quality of customer services, we do not outsource any of our e-mail, online live chat or call center customer service operations.

MARKETING

We believe that the most efficient form of marketing for our business is to continually improve and enhance the element of “thrill and excitement” associated with the customer shopping experience. This promotes word-of-mouth referrals and repeat customer visits to our website. Historically, we have not incurred substantial marketing expense, and have been able to build a large base of loyal customers with relatively low customer acquisition cost primarily through providing our customers with an enjoyable, satisfying and rewarding shopping experience and using cost-effective marketing means.

As part of our viral marketing strategy, we provide various incentives to our existing customers to increase their spending and loyalty. Our customers can earn reward points upon registration and for each purchase they make, and may exchange the reward points for coupons, gifts and lucky draw opportunities on our website. Our customers may also earn reward points by introducing new members and customers to our website. In addition, we encourage our customers to share their successful flash sales shopping experiences through social media and microblogging websites in China. We offer an “easy-to-share” function which enables our customers to easily share their shopping experiences with us on social networking internet platforms and microblogging websites.

We also conduct marketing efforts online through search engines and portals in China. We also enhance our brand awareness by engaging in cost-effective brand promotion activities such as sponsoring high profile events.

TECHNOLOGY

Our IT systems are designed to enhance efficiency and scalability, and play an important role in the success of our business. We rely on a combination of internally developed proprietary technologies and commercially available licensed technologies to improve our website and management systems in order to optimize every aspect of our operations for the benefit of our customers and brand partners.

We have adopted a service-oriented architecture supported by data processing technologies which consists of front-end and back-end modules. Our network infrastructure is built upon self-owned servers located in data centers operated by major PRC internet data center providers. We are implementing enhanced cloud architecture and infrastructure for our core data processing system to augment our existing virtual private network as we continue to expand our operations in new geographic locations, enabling us to achieve significant internal efficiency through a virtual and centralized network platform.

Our front-end modules, which refer to modules supporting our vipshop.com user-interface website, mainly include product display, registered member account management, category browsing, online shopping cart, order processing functions and payment functions. Our front-end modules are supported by our proprietary content distribution network, dynamic and distributed cluster and a core database, providing our customers with quicker access to the product display they are interested in, and facilitating faster processing of their purchases. We have developed our IT systems to handle a surge of visitor traffic to our website during the peak hours of our daily sales from 10 a.m. to 12 p.m. Beijing time, providing our customers with a smooth online shopping experience.

Our back-end modules, which refer to modules supporting our business operations, mainly include customer service, ERP system, warehouse and logistics management, product information management, business intelligence and administration management systems. Our customer service system mainly consists of our customer relationship management system, our audio and online customer service system and our customer data analysis and membership management system. We believe that we are one of the few PRC e-commerce companies to implement an ERP system, which we have customized to integrate our management of brand partners, accounting and product distribution information. Our warehouse and logistics management system primarily consists of our warehouse management system and our track data storage and automated warehouse and logistics operations, which allows us to efficiently manage our inventories, track the products, and deliver the products to our customers on a timely basis. We have designed our product information management system to perform a variety of functions such as products filing, products photographing, products-information compiling, sample products management, online sales scheduling and other functions relating to on-line sales of goods. This system greatly enhances the efficiency of our operations.

Our customer relationship management and business intelligence systems enable us to effectively gather, analyze and make use of internally-generated customer behavior and transaction data. We regularly use this information in planning our marketing initiatives for upcoming flash sales. In addition, we also provide selected data to our brand partners to help them optimize their product development and sales and marketing strategies. Our business intelligence system is an intelligence system built with the proprietary cloud computing infrastructure, providing decision-making intelligence such as dashboards operation, operational analysis, market analysis, sales forecasts and products such as anti-fraud filters, precision marketing, personalized recommendations and other application-oriented intelligent products that facilitate data-driven decision-making and increase our product sales.

We have developed most of the key business modules through our internal IT department. We also license software from reputable third-party providers, such as Manhattan Information System and Oracle, and work closely with these third-party providers to customize the software for our operations. We have implemented a number of measures to protect against failure and data loss. We have developed a disaster tolerant system for our key business modules which includes real-time data mirroring, daily off-line data back-up and redundancy and load balancing.

We believe that our module-based systems are highly scalable, which enable us to quickly expand system capacity and add new features and functionality to our systems in response to our business needs and evolving customers demands without affecting the operation of existing modules. We have also adopted rigorous security policies and measures, including encryption technology, to protect our proprietary data and customer information.

INTELLECTUAL PROPERTY

We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions with our employees, partners, service providers, suppliers and others to protect our proprietary rights. As of December 31, 2011, we owned seven registered trademarks, copyrights to six software programs developed by us relating to various aspects of our operations, and four registered domain names, namely vipshop.com, vipshop.com.cn, vipshop.cn and vipshop.net.

COMPETITION

The online flash sales market, as one of the fast-growing categories of the e-commerce market in China, is rapidly competitive and rapidly evolving. Our primary competitors include: B2C e-commerce companies that sell similar products and services online, such as Taobao Mall, 360Buy and Dangdang, and other online flash sales companies.

We believe we compete primarily on the basis of:

•	ability to identify products in demand among consumers and source these products on favorable terms from brands;

•	pricing;

•	breadth and quality of product offerings;

•	website features;

•	customer service and fulfillment capabilities; and

•	reputation among consumers and brands.

We believe that our early mover advantage and leading market position help us to compete efficiently against our competitors. However, some of our current and potential competitors may have longer operating histories, larger customer bases, better brand recognition, stronger platform management and fulfillment capabilities and greater financial, technical and marketing resources than we do. See “Risk Factors—Risks Relating to Our Business and Industry—If we do not compete effectively against existing or new competitors, we may lose market share and customers.”

EMPLOYEES

As of December 31, 2011, we had 2,934 full time employees, compared with 167 and 831 employees as of December 31, 2009 and 2010, respectively. We also employ independent contractors and part-time personnel from time to time. The following table sets forth the number of our full time employees categorized by areas of operations as of December 31, 2011:

Operations	Number of Employees
Products	188
Business development, sales and marketing	320
Customer services	201
Technology support	146
Logistics and delivery	1,854
Administration and management	225

Total	2,934

Our success depends on our ability to attract, retain and motivate qualified personnel. We have developed a corporate culture that encourages teamwork, effectiveness, self-development and commitment to providing our customers with superior services. We regularly provide our employees with training tailored to each job function to enhance performance and service quality.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. In addition, we also provide our employees fringe benefits such as free lunches and periodic appreciation payments to employees’ family members. To date, we have not experienced any significant labor disputes.

FACILITIES

We are headquartered in Guangzhou and have leased an aggregate of 6,579 square meters of office, data center, customer service center and warehouse space in Guangzhou. As of December 31, 2011, we also have branches in Beijing, Shanghai and Shenzhen. We lease our premises under operating lease agreements from unrelated third parties. A summary of our leased properties as of December 31, 2011 is shown below:

Location	Space	Usage of Property	Lease Term
	(in square meters)		(years)
Guangzhou	6,579	Office space, data center, customer service center and warehouse	1-5
Foshan	35,126	Logistics center	1-2
Kunshan	34,484	Logistics center and office space	3
Beijing	24,220	Logistics center and office space	1-2
Chengdu	23,980	Logistics center	2
Shanghai	1,068	Office space	3-4
Shenzhen	99	Office space	1

Our servers are hosted at leased internet data centers owned by leading PRC telecommunications carriers. We typically enter into leasing and hosting service agreements that are renewable from year to year. We believe that our existing facilities are sufficient for our near term needs.

INSURANCE

We maintain various insurance policies to safeguard against risks and unexpected events. We have contracted with China United Property Insurance Company Limited to provide limited product quality insurance for our products. We have purchased all risk property insurance covering our equipment, facilities, inventories and other properties. In addition, we provide group accident insurance and supplementary medical insurance for certain of our employees.

LEGAL PROCEEDINGS

From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party license or other rights, breach of contract, labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations.

REGULATIONS

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Our business in China is subject to a number of PRC laws and regulations. This section summarizes all of the laws and regulations that materially affect our business and operations and the key provisions of such laws and regulations.

The PRC government extensively regulates the telecommunications industry, including the internet sector. The State Council, the MIIT, the Ministry of Commerce, the State Administration for Industry and Commerce, or the SAIC, the General Administration of Press and Publication and other relevant government authorities have promulgated an extensive regulatory scheme governing telecommunications, on-line sales and e-commerce. However, China’s telecommunications industry and internet-related industry are at an early stage of development. As a result, new laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and will require us to address new issues that arise from time to time. In addition, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the telecommunications, on-line sales and e-commerce services. See “Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

Regulations on Value-Added Telecommunication Services

Licenses for Value-Added Telecommunication Services

The Catalog for the Guidance of Foreign Investment Industries, or the Catalog, as promulgated and amended from time to time by the Ministry of Commerce and the National Development and Reform Commission, is the principal guide to foreign investors’ investment activities in the PRC. The version promulgated in 2007 and the most updated version of the Catalog, which became effective on January 30, 2012, divide the industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC laws and regulations. For encouraged industries, a wholly foreign-owned enterprise is generally permitted, while for restricted industries, such as value-added telecommunications service industry, there are some limitations to the ownership and/or corporate structure of the foreign invested companies that operate in such industries. Industries in the prohibited category are not open to foreign investors.

On September 25, 2000, the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, were issued by the PRC State Council as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, it is a requirement that telecommunications service providers procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services.” A “Catalog of Telecommunications Business” was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic or value-added. In February 2003, the Catalog was updated and the information services such as content service, entertainment and online games services are classified as value-added telecommunications services.

On March 1, 2009, the MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, which took effect on April 10, 2009. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services. The operation scope of the license will detail the permitted activities of the enterprise to which it was granted. An approved telecommunication services operator shall conduct its business in accordance with the specifications recorded on its value-added telecommunications services operating license, or VATS License.

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures. Under the Internet Measures, commercial internet information services operators shall obtain a value-added telecommunications license for internet information services, or ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within the PRC. The ICP License has a term of five years and shall be renewed within 90 days before expiration. Our consolidated affiliated entity, Vipshop Information, has obtained an ICP License issued by Guangdong Province Administration of Telecommunication since September 24, 2008, which will expire on September 24, 2013.

Foreign Investment in Value-Added Telecommunication Services

Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Provisions, promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals. Pursuant to publicly available information, the PRC government has issued telecommunications business operating licenses to only a limited number of foreign invested companies, all of which are Sino-foreign joint ventures engaging in the value-added telecommunication business.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, issued by the MIIT in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain a business operating license for internet content provision to conduct any value-added telecommunications business in China. Under the MIIT Circular, a domestic company that holds an ICP License is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local internet content provision license holder or its shareholder. The MIIT Circular further requires each internet content provision license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations.

To comply with the PRC regulations noted above, we operate our website and value-added telecommunications services through our consolidated affiliated entity, which is currently owned by Mr. Eric Ya Shen, Mr. Arthur Xiaobo Hong, Mr. Bin Wu, Mr. Yu Xu and Mr. Xing Peng. Our consolidated affiliated entity holds an ICP license and all other licenses necessary to conduct online sales in China. It also has been registered and holds all significant domain names and has been registered as the owner or is applying to be the owner of all trademarks used in our value-added telecommunications businesses. To conduct our business in China, our wholly owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders. For a detailed discussion of our contractual arrangements, please refer to “Our Corporate History and Structure.”

Regulations on Internet Privacy

In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. The PRC law does not prohibit ICP operators from collecting and analyzing personal information from their users. However, the Internet Measures prohibit an ICP operator from humiliating or defaming a third party or infringing the lawful rights and interests of a third party. Pursuant to the

BBS Measures, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose such personal information to any third party without the users’ consent or unless it is required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an internet user posts any prohibited content or engages in illegal activities on the internet.

Regulations Relating to Foreign Invested Enterprises Engaging in Distribution Business

We are subject to regulations relating to foreign invested enterprises engaging in the distribution business. In April 2004, the Ministry of Commerce issued the Administrative Measures on Foreign Investment in Commercial Fields, or the Commercial Fields Measures. Pursuant to the Commercial Fields Measures, foreign investors are permitted to engage in the distribution services by setting up commercial enterprises in accordance with the procedures and guidelines provided in the Commercial Fields Measures. To further simplify the approval procedures for foreign investment in the distribution sector, the Ministry of Commerce issued the Notice on Delegating Examination and Approval Authorities for Foreign Invested Commercial Enterprises in September 2008, delegating the power to the provincial branches of the Ministry of Commerce except for certain specified items. In July 2009, the competent authorities in Guangdong further delegated the power of examination and approval of foreign invested commercial enterprises in Guangdong for certain items to municipal branches of the Ministry of Commerce in Guangdong Province. Each of our PRC Subsidiaries has been approved to engage in wholesale business.

Regulations Relating to Distribution of Books and Audio-Video Products

We are also subject to regulations relating to the distribution of books and audio-video products. Under the Administrative Measures for the Publication Market which were promulgated by the General Administration of Press and Publication and became effective in September 2003, as amended in June 2004 and March 2011, respectively, any entity or individual engaging in the distribution of publications, including books, newspapers, magazines and audio-video products, must obtain an approval from the competent press and publication administrative authority and receive the Publication Operation Permit. Our consolidated affiliated entity has obtained a Publication Operation Permit for the retail sale of the publications.

Furthermore, according to the Notice on Promoting the Healthy Development of Online Distribution of Publications recently issued by the General Administration of Press and Publication on December 7, 2010, any entities engaging in online publications distribution in China shall apply for the Publications Operation Permit with an “online distribution” notation. However, the Provisions on the Administration of Publication Market jointly promulgated by the General Administration of Press and Publication and the Ministry of Commerce in 2011, provides that an entity that maintains a valid Publication Operation Permit for the retail sale of publications is only required to file notice with a competent press and publication administrative authority within 15 days from starting online publications distribution business. Currently, the competent press and publication administrative authority in Guangzhou only requires online publication distributors, who have the Publication Operation Permit for the retail sale of publications, to complete the notice filing procedure and does not mandate the “online distribution” notation on the Publication Operation Permit in practice. Our consolidated affiliated entity has completed the notice filing with the competent authority in Guangzhou.

Regulations on E-commerce

China’s e-commerce industry is at an early stage of development and there are few PRC laws or regulations specifically regulating the e-commerce industry. In May 31, 2010, the SAIC adopted the Interim Measures for the Administration of Online Commodities Trading and Relevant Services, or the Online Commodities Measures, which took effective on July 1, 2010. Under the Online Commodities Measures, enterprises or other operators which engage in online commodities trading and other services and have been registered with the SAIC or its local branches must make available to the public the information stated in their business licenses or the link to their business licenses online on their websites. The online distributors must adopt measures to ensure safe online transactions, protect online shoppers’ rights and prevent the sale of counterfeit goods. The information on trading of commodities released by online distributors shall be authentic, accurate, complete and sufficient.

Regulations on Sales of Food

Sales of food in China must comply with laws and regulations regarding food hygiene and safety. Under the Food Safety Law of the PRC, which took effect from June 1, 2009, the sale of food or beverages must be licensed in advance. Furthermore, under the Measures on the Administration of Food Circulation Permits, or the Food Circulation Measures, issued by the SAIC on July 30, 2009, an enterprise needs to obtain a food distribution permit from a local branch of SAIC to engage in the food circulation business. The food distribution permit has a term of three years. The current food distribution permit held by our consolidated affiliated entity was issued on July 26, 2011 and will expire on July 25, 2014.

Regulations on Software Products

On October 27, 2000, the MIIT issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the PRC software industry. On March 1, 2009, the MIIT amended Software Measures, which became effective on April 10, 2009. The Software Measures provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the competent local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration. As of December 31, 2011, we had registered six software products in China.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993 and 2001 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. We have registered seven trademarks in China as of December 31, 2011.

Under PRC law, any of the following acts will be deemed as an infringement to the exclusive right to use a registered trademark: (1) use of a trademark that is the same as or similar to a registered Trademark for identical or similar goods without the permission of the trademark registrant; (2) sale of any goods that have infringed the exclusive right to use any registered trademark; (3) counterfeit or unauthorized production of the label of another’s registered Trademark, or sale of any such label that is counterfeited or produced without authorization; (4) change of any trademark of a registrant without the registrant’s consent, and selling goods bearing such replaced Trademark on the market; or (5) other acts that have caused any other damage to another’s exclusive right to use a registered trademark.

According to the PRC Trademark Law, in the event of any of the foregoing acts, the infringing party will be ordered to stop the infringement immediately and may be imposed a fine; the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder’s damages, which will be equal to gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement. If both gains and losses are difficult to determine, the court may render a judgment awarding damages no more than RMB500,000. Notwithstanding the above, if a distributor does not know that the goods it sells infringe another’s registered trademark, it will not be liable for infringement provided that the seller shall prove that the goods are lawfully obtained and identify its supplier. We source our products from both domestic and international suppliers. Although we have adopted measures in the course of sourcing such products to ensure their authenticity and to minimize potential liability of infringing third parties’ rights, we can provide no assurance that such measures are effective. In the event that counterfeit products or products that otherwise infringe third parties’ rights are sold on our website, we could face infringement claims and might not be able to prove we should be exempted from liabilities. See “Risk Factors—Risks Relating to our Business and Industry—We may incur liability for counterfeit products sold at our website.”

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, or the Foreign Exchange Regulations, as amended on August 5, 2008. Under the Foreign Exchange Regulations, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of SAFE is obtained and prior registration with the SAFE is made. Though there are restrictions on the convertibility of Renminbi for capital account transactions, which principally include investments and loans, we generally follow the regulations and apply to obtain the approval of SAFE and other relevant PRC governmental authorities. However, we may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries and our PRC affiliated entity may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On August 29, 2008, SAFE promulgated the Notice on Perfecting Practices concerning Foreign Exchange Settlement regarding the Capital Contribution by Foreign Invested Enterprises, or Circular 142, regulating the conversion by a foreign invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. Furthermore, SAFE promulgated a circular on November 19, 2010, or SAFE Circular 59, which tightens the regulation over settlement of net proceeds from overseas offerings like this offering and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering. Circular 142 and SAFE Circular 59 may limit our ability to transfer the net proceeds from this offering to Vipshop China and convert the net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Regulations on Dividend Distribution

Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from Vipshop China, which is a wholly foreign owned enterprise incorporated in the PRC, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign invested enterprises include the Foreign Invested Enterprise Law, as amended on October 31, 2000, and the Implementation Rules of the Foreign Invested Enterprise Law, as amended on April 12, 2001.

Under these laws and regulations, wholly foreign owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Offshore Financing

On October 21, 2005, the SAFE issued Circular 75, which became effective as of November 1, 2005. Under Circular 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Circular 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiary under PRC laws for evasion of applicable foreign exchange restrictions and individuals managing such PRC subsidiary who are held directly liable for any violation may be subject to criminal sanctions.

In May 2007, SAFE issued a series of guidance to its local branches with respect to the operational process for SAFE registration, including without limitation the Notice of SAFE on Printing and Distributing the Implementing Rules for the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular No. 19, which came into effect as of July 1, 2011. The guidance standardized more specific and stringent supervision on the registration required by the Circular 75. For example, the guidance imposes obligations on onshore subsidiaries of an offshore entity to make true and accurate statements to the local SAFE authorities in case there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statements by the onshore subsidiaries will lead to potential liability for the subsidiaries, and in some instances, for their legal representatives and other liable individuals.

All of our shareholders subject to SAFE regulations have completed all necessary registrations and amendments with the local SAFE branch as required by Circular 75. Please see “Risk Factors—Risks Relating to Our Corporate Structure and Restrictions on Our Industry—PRC regulations relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.”

Regulations on Stock Incentive Plans

In December 2006, the People’s Bank of China, or the PBOC promulgated the Administrative Measures of Foreign Exchange Matters for Individuals. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in employee share ownership plans or share option plans of an overseas publicly-listed company.

Pursuant to the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which was promulgated by SAFE in February 2012 and replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE in March 2007, PRC residents who are granted shares or stock options by companies listed on overseas stock exchanges based on the stock incentive plans are required to register with SAFE or its local branches. Pursuant to the Stock Option Rules, PRC residents participating in the stock incentive plans of overseas listed companies shall retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plans on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, purchase and sale of corresponding stocks or interests, and fund transfer. In addition, the PRC agents are required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agents or the overseas entrusted institution or other material changes. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall file each quarter the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with SAFE or its local branches.

In March 2011 and March 2012, our board of directors and shareholders adopted the 2011 Stock Incentive Plan and the 2012 Share Incentive Plan, respectively, pursuant to which we may issue stock options to our qualified employees and directors and consultants on a regular basis. In the application documents we filed with the Guangdong office of the SAFE in connection with the registration of the overseas investment in the company by our PRC resident shareholders under Circular 75, we indicated that 9% of our share capital are reserved for stock options and service incentive shares. We increased the number of our share capital reserved for stock options and services incentive shares in March 2012, and will amend the registration with the Guangdong office of the SAFE accordingly during the annual inspection period of Vipshop China. After this offering, we plan to advise our employees and directors participating in our stock incentive plans to handle foreign exchange matters in accordance with the Stock Option Rules. However, we cannot assure you that our PRC individual beneficiary owners and the stock options holders can successfully register with the SAFE in full compliance with the Stock Option Rules. See “Risk Factors—Risks Relating to Doing Business in China—Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Further, a notice concerning the individual income tax on earnings from employee share options jointly issued by Ministry of Finance, or the MOF, and the State Administration of Taxation, or the SAT, and its implementing rules, provide that domestic companies that implement employee share option programs shall

(a) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; (b) file share option exercise notices and other relevant documents with the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies; and (c) withhold taxes from the PRC employees in connection with the PRC individual income tax. To comply with the requirement, we will file the 2011 Plan with the relevant local tax bureau.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the SAT, the SAIC, the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

While the application of this new regulation remains unclear, we believe, based on the advice of our PRC counsel, Han Kun Law Offices, that CSRC approval is not required in the context of this offering because (a) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation and (b) we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies and no explicit provision in the M&A Rules classifies the contractual arrangements between Vipshop China, our consolidated affiliated entity and their shareholders as a type of acquisition transaction falling under the M&A Rules. See “Risk Factors—Risks Relating to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.”

PRC Enterprise Income Tax Law and Individual Income Tax Law

On March 16, 2007, the National People’s Congress, the PRC legislature, enacted the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China, which include all of the following conditions: (a) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (b) the location where financial and human resource decisions are made or approved by organizations or persons; (c) the location where the major assets and corporate documents are kept; and (d) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Due to the short history of the New EIT Law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals like us. We do not believe Vipshop Holdings or Vipshop HK meet all the criteria provided by the implementing rules. As holding companies incorporated outside China, neither Vipshop Holdings nor Vipshop HK is controlled by a PRC enterprise or PRC enterprise groups. Their key assets and records, including the resolutions of their respective boards of directors and the resolutions of their respective shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. Therefore, we do not believe Vipshop Holdings or Vipshop HK is a PRC “resident enterprise.” If, however, the PRC tax authorities determine that Vipshop Holdings or Vipshop HK is a “resident enterprise” for PRC enterprise income tax purposes, we would be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

The New EIT Law and the implementation rules provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. The State Council of the PRC or a tax treaty between the PRC and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, or Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Circular on How to Interpret and Recognize the “Beneficial Owner” in Tax Treaties, or Circular 601, issued on October 27, 2009 by the SAT, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and thus are not entitled to the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. Vipshop HK has not obtained the approval for a withholding tax rate of 5% from the competent tax authority and does not plan to obtain such approval in the near future because Vipshop China paid nil dividends since its establishment and does not plan to pay dividends in the near future. If we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares income derived from sources within the PRC, such dividends and gains earned by our non-resident enterprise investors may be subject to PRC enterprise income tax at a rate of 10% (or other applicable preferential tax rate if any such non-resident enterprises’ jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption).

Moreover, if we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or ordinary shares income derived from sources within the PRC, such dividends and gains earned by non-resident individuals may be subject to PRC individual income tax at a rate of 20% (or other applicable preferential tax rate if any such non-resident individuals’ jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption).

In January, 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which, the entities which have the direct obligation to make certain payments to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise. Further, the Non-resident Enterprises Measures provides that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On April 30, 2009, the MOF and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Management of the Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under Circular 698, where a non-resident enterprise transfers the equity interests of a PRC “resident enterprise” indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC “resident enterprise” this Indirect Transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Although it appears that Circular 698 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of Circular 698 to our private equity financings and we and our non-resident shareholders may be at risk of being required to file a return and being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698.

Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare. The compliance with these laws and regulations may require substantial resources.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state-owned and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract. The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

On October 28, 2010, the National People’s Congress of China promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, China establishes a social insurance system including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer’s compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations. We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accrual for the underpaid amounts as recorded amounted to US$89 thousand, US$0.5 million and US$1.6 million as of December 31, 2009, 2010 and 2011 respectively. We believe it is not probable for us to be exposed to any PRC governmental penalties in relation to the under-paid amount of our employee benefits. However, our failure in making contributions to various employee benefit plans and complying with applicable PRC labor-related laws may still subject us to late payment penalties. See “Risk Factors—Risks Relating to Doing Business in China—Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Eric Ya Shen	40	Chairman of the Board of Directors, Chief Executive Officer
Arthur Xiaobo Hong	39	Vice Chairman of the Board of Directors
Bin Wu	38	Director
Yu Xu	39	Director
Xing Peng	42	Director
Frank Lin	47	Director
Xing Liu	41	Director
Nanyan Zheng*	43	Independent Director Appointee
Kathleen Chien*	42	Independent Director Appointee
Donghao Yang	40	Chief Financial Officer
Alex Jing Jiang	42	Chief Operating Officer
Maggie Mei Chuan Hung	44	Vice President
Yizhi Tang	38	Vice President
Xianfeng Cai	42	General Manager of Shanghai Branch

*	Nanyan Zheng and Kathleen Chien have accepted our appointment to be our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Eric Ya Shen is our co-founder and has served as the chairman of our board of directors and chief executive officer since our inception in August 2008. He has over 18 years of experience in the distribution of consumer electronic products in domestic and overseas markets. Since 2001, Mr. Shen has served as the chairman of the board of directors of Guangzhou NEM Import and Export Co., Ltd., a company primarily engaging in the sales of consumer electronic and telecommunication products. Mr. Shen received an EMBA degree from Cheung Kong Graduate School of Business in 2010 and an associate degree in telecommunication from Shanghai Railway College in 1990.

Mr. Arthur Xiaobo Hong is our co-founder and has served as the vice chairman of our board of directors since our inception in August 2008. He has over 12 years of experience in the distribution of consumer electronic products in overseas markets. Mr. Hong has served as chairman of the board of directors of Société Europe Pacifique Distribution, a French company engaging in the distribution of consumer electronic products, since 1998. Mr. Hong graduated from Cheung Kong Graduate School of Business in 2010.

Mr. Bin Wu is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Wu is the director of several privately held companies in China. Mr. Wu received an EMBA degree from Cheung Kong Graduate School of Business in 2006 and a master’s and bachelor’s degree in physics from Lanzhou University in 1998 and 1996, respectively.

Mr. Yu Xu is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Xu is the director of several privately held companies in China. Mr. Xu graduated from Cheung Kong Graduate School of Business in 2009.

Mr. Xing Peng is an angel investor of our company and has served as our director since our inception in August 2008. Mr. Peng is the director of several privately held companies in China. Mr. Peng graduated from Cheung Kong Graduate School of Business in 2008.

Mr. Frank Lin has served as our director since January 2011. Mr. Lin was elected to our board of directors by DCM Entities under the provisions of our amended and restated shareholders’ agreement. Mr. Lin is a general partner of DCM, a technology venture capital firm. Prior to joining DCM in 2006, Mr. Lin was chief operating officer of SINA Corporation (NASDAQ: SINA). He co-founded SINA’s predecessor, SinaNet, in 1995 and later guided SINA through its listing on NASDAQ. Prior to founding SinaNet, Mr. Lin was a consultant at Ernst & Young Management Consulting Group. Mr. Lin had also held various marketing, engineering and managerial positions at Octel Communication Inc. and NYNEX. Mr. Lin currently serves on the board of directors of numerous DCM portfolio companies. Mr. Lin received an MBA degree from Stanford University and a bachelor’s degree in engineering from Dartmouth College.

Mr. Xing Liu has served as our director since January 2011. Mr. Liu was elected to our board of directors by Sequoia Entities under the provisions of our amended and restated shareholders’ agreement. Mr. Liu is a managing director of Sequoia Capital China. Prior to joining Sequoia Capital, Mr. Liu had over nine years of work experience in investment banking, technology and product development and consulting at Merrill Lynch, Xerox and GlobalSight, respectively. Mr. Liu received a master’s degree in computer engineering from Syracuse University, an MBA degree from The Wharton School of the University of Pennsylvania and a bachelor’s degree in management information systems from Fudan University.

Mr. Nanyan Zheng will serve as our independent director immediately prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zheng is currently the chief executive officer of 7 Days Groups Holdings Ltd., a leading national economy hotel chain based in China and listed on the New York Stock Exchange. Mr. Zheng co-founded 7 Days Groups Holdings Ltd. and has been serving as its chief executive officer since October 2004. From 2000 to October 2004, Mr. Zheng worked for Ctrip.com International Ltd., a NASDAQ-listed company and a leading travel service provider in China, and served as vice president and general manager of southern China, and later as vice president of marketing in charge of national marketing. During 2001, Mr. Zheng also worked for the computer center of the Economic and Trade Commission of Guangdong Province. Mr. Zheng received a bachelor’s degree from Sun Yat-Sen University in China.

Ms. Kathleen Chien will serve as our independent director immediately prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Chien is currently the chief operating officer and acting chief financial officer of 51job, Inc., a NASDAQ-listed provider of integrated human resource services in China, and an independent director of ChinaCache International Holdings Ltd., a NASDAQ-listed provider of content and application delivery network services in China. Ms. Chien joined 51job, Inc. in 1999 and served as its chief financial officer from 2004 to March 2009. Prior to joining 51job, Inc., Ms. Chien worked in the financial services and management consulting industries, including three years with Bain & Company in Hong Kong and two years with Capital Securities Corp. in Taiwan. During her tenure at Bain & Company, Ms. Chien was a consultant to a number of companies on strategic and marketing issues, including entry into the Chinese market and achieving cost and operating efficiencies. While at Capital Securities Corp., Ms. Chien completed a number of equity and equity-linked transactions, enabling Taiwanese companies to raise significant capital from the international capital markets. Ms. Chien received her bachelor’s degree in economics from the Massachusetts Institute of Technology and an MBA degree from the Walter A. Haas School of Business at University of California, Berkeley.

Mr. Donghao Yang has served as our chief financial officer since August 2011. Mr. Yang has held senior executive and managerial positions in various public and private companies, including serving as the chief finance officer of Synutra International Inc. (NASDAQ: SYUT) from May 2010 to August 2011, as the chief financial officer of Greater China of Tyson Foods, Inc. (NYSE: TSN) from March 2007 to April 2010, as a finance director of Asia Pacific of Valmont Industries, Inc. (NYSE: VMI) from October 2003 to March 2007, and as a director of China Minmetals Brazil Holding Limited from January 1999 to April 2001. Mr. Yang received an MBA degree from Harvard Business School in 2003 and a bachelor’s degree in international economics from Nankai University in 1993.

Mr. Alex Jing Jiang has served as our chief operating officer since February 2011. He has over 20 years of experience in China’s retail sector, including over five years of experience in e-commerce in China. Before joining our company, Mr. Jiang founded and served as a director of E-elephant Consulting Company Limited, a company focusing on consulting services in e-commerce and chain retail sectors in China, from 2008 to 2010.

Mr. Jiang served as a vice president of Dangdang.com from 2006 to 2007, responsible for the management of finance, human resource, administration and logistics. He served as a senior director of China Resources Vanguard Co. Ltd. from 2003 to 2006 and a manager of Carrefour from 1997 to 2003. Mr. Jiang received his bachelor’s degree in accounting from Chongqing Business School in 1991.

Ms. Maggie Mei Chuan Hung has served as vice president since October 2009. She has over 20 years of experience in merchandise retail. Prior to joining us, Ms. Hung served as a vice president of Grand Pacific Mall from 2003 to 2009. Ms. Hung worked as the general manager of Grand Ocean Department Store in Nanjing from 2002 to 2003, as the department manager of Pacific Sogo Department Store in Taipei from 1998 to 2002, and as the manager of Chongqing Pacific Department Store from 1997 to 1998. Ms. Hung received her bachelor’s degree from Ling Tung University in 1991.

Mr. Yizhi Tang has served as our vice president since September 2010. Mr. Tang has over 10 years of experience in the logistics industry. Prior to joining us, Mr. Tang served as an operating director of Best Logistics Technology Co., Ltd. from 2009 to 2010. From 2008 to 2009, Mr. Tang served as the head of logistics department of Tesco, responsible for the logistics in the northern China area. From 2006 to 2008, Mr. Tang worked as the senior director of the logistics department of Dangdang.com. Mr. Tang received a master’s degree from Sun Yat-Sen University in 2003 and a bachelor’s degree from Nanjing University of Aeronautics and Astronautics in 1997.

Mr. Xianfeng Cai has served as the general manager of our Shanghai branch since January 2011. Prior to joining us, Mr. Cai had served for over 18 years in various roles at IGA Distribution Pty. Ltd., a licensed grocery supermarkets chain in Melbourne, Australia. His last role was general manager responsible for IGA Distribution Pty. Ltd.’s daily business operations. Mr. Cai received a bachelor’s degree in commerce from University of Melbourne in 1992.

Board of Directors

Our board of directors will consist of nine directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration. Subject to our second amended and restated memorandum and articles of association, the directors may exercise all the powers of our company to borrow money, mortgage their undertaking, property and uncalled capital and issue debentures or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Upon the completion of this offering, we will establish three committees under the board of directors, namely the audit committee, the compensation committee and the nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ms. Kathleen Chien, Mr. Nanyan Zheng and Mr. Frank Lin. Ms. Kathleen Chien and Mr. Nanyan Zheng satisfy the “independence” requirements under Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Ms. Kathleen Chien will be the chair of our audit committee. We have determined that Ms. Kathleen Chien qualifies as an “audit committee financial expert.” The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Nanyan Zheng, Ms. Kathleen Chien and Mr. Frank Lin. Mr. Nanyan Zheng and Ms. Kathleen Chien satisfy the “independence” requirements under Section 303A of the Corporate Governance Rules of the New York Stock Exchange. Mr. Nanyan Zheng will be the chair of our compensation committee. The compensation committee assists the board in reviewing and approving compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our directors; and

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. Nanyan Zheng, Ms. Kathleen Chien and Mr. Xing Liu. Mr. Nanyan Zheng and Ms. Kathleen Chien satisfy the “independence” requirements under Section 303A of the Corporate Governance Rules of the New York Stock Exchange. Mr. Nanyan Zheng will be the chair of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regard to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors to us is breached.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or by the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his creditors; or (b) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay, as expressly required by the applicable law of the jurisdiction where the executive officer is based. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities that is inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer’s annual salary before the next annual salary review, or if otherwise approved by the board of directors.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us, and assist us in obtaining patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to (a) approach our clients, customers, contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (b) assume employment with or provide services to any of our competitors, or engage with, whether as principal, partner, licensor or otherwise, any of our competitors; or (c) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2011, we paid an aggregate of US$0.1 million in cash to our executive officers, and we did not pay any cash compensation to our non-executive directors. For stock incentive grants to our officers and directors, see “—Stock Incentive Plans.”

Stock Incentive Plans

2011 Stock Incentive Plan

In March 2011, we adopted our 2011 Stock Incentive Plan, or the 2011 Plan, in order to attract and retain the best available personnel, to provide additional incentives to employees, directors, officers, consultants and other eligible persons and to promote the success of our business. Under the 2011 Plan, the maximum number of shares may be granted is 7,350,000 ordinary shares. As of the date of this prospectus, options to acquire 7,191,418 ordinary shares have been granted under the 2011 Plan.

The following paragraphs summarize the terms of the 2011 Plan.

Plan Administration. The plan administrator is our board or a committee designated by our board.

Awards. We may grant options, restricted shares and restricted share units as well as other rights or benefits, such as share appreciation rights and dividend equivalent rights, under the 2011 Plan.

Award Agreement and Notice of Stock Option Award. Awards granted under the 2011 Plan are evidenced by an award agreement and, in the case of stock options, a notice of stock option award that sets forth the terms, conditions, and limitations for each grant.

Exercise Price. The exercise price of an award shall be determined by the administrator in accordance with the 2011 Plan.

Eligibility. We may grant awards other than incentive stock options to our employees, directors and consultants or those of our related entities. Incentive stock options may be granted only to employees of our company or a parent or a subsidiary of our company.

Term of the Awards. The term of each award grant shall be determined by the plan administrator and stated in the award agreement, provided that the term of incentive stock options shall not exceed 10 years from the date of grant. In the event of an incentive stock option granted to a grantee who, at the time the option is granted, owns shares representing more than 10% of the voting power of all classes of shares of our company or any parent or subsidiary of our company, the term of the incentive stock option shall be five years from the date of grant or such shorter term as may be provided in the award agreement.

Vesting Schedule. The vesting schedule is determined by the plan administrator and set forth in the notice of stock option award and award agreement. Except as unanimously approved by our board, awards granted under the 2011 Plan shall be subject to a minimum four-year vesting schedule calling for vesting no faster than the following: one-fourth of the total ordinary shares subject to the awards shall vest at the first anniversary of the vesting commencement date and one-forty-eighth of the total ordinary shares subject to the awards shall vest at the end of each month thereafter; provided that the awards shall not be exercised or released until the earlier of consumption of a qualified initial public offering or immediately prior to a change in control.

Transfer Restrictions. Incentive stock options may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other awards are transferable by will and by the laws of descent and distribution, and during the lifetime of the grantee, may be transferred to the extent and in the manner authorized by the plan administrator.

Termination of Employment or Service. In the event that an award recipient ceases employment with us or ceases to provide services to us, an award may be exercised following the termination of employment or service to the extent provided in the award agreement.

Termination and Amendment of the Plan. Unless terminated earlier, the 2011 Plan will terminate automatically in 2021. Our board has the authority to amend, suspend or terminate the plan subject to shareholder approval with respect to certain amendments. However, no suspension or termination shall adversely affect any rights under awards previously granted.

2012 Share Incentive Plan

In March 2012, we adopted our 2012 Share Incentive Plan in order to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The plan permits the grant of options to purchase our ordinary shares, restricted shares and restricted share units as deemed appropriate by the administrator under the plan. The maximum aggregate number of shares that may be issued pursuant to our 2012 Share Incentive Plan is 9,000,000, and the maximum aggregate number of shares that may be issued per calendar year is 1,500,000 from 2012 until the termination of this plan. As of the date of this prospectus, we have not granted any awards under this plan to our employees.

The following paragraphs describe the principal terms of our 2012 Share Incentive Plan:

Plan Administration. The plan will be administered by a committee of one or more directors to whom the board shall delegate the authority to grant or amend awards to participants other than any of the committee members. The committee will determine the provisions and terms and conditions of each award grant.

Awards and Award Agreement. We may grant options, restricted shares or restricted share units to our directors, employees or consultants under the plan. Awards granted under the plan will be evidenced by award agreements that set forth the terms, conditions and limitations for each award. These may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Option Exercise Price. The exercise price of an option shall be determined by the plan administrator and set forth in the award agreement. It may be a fixed price or a variable price related to the fair market value of our ordinary shares, to the extent not prohibited by applicable laws. Subject to certain limits set forth in the plan, the exercise price may be amended or adjusted in the absolute discretion of the plan administrator, whose determination shall be final, binding and conclusive. To the extent not prohibited by applicable laws or any exchange rule, a downward adjustment of the exercise prices of options shall be effective without the approval of the shareholders or the approval of the affected participants.

Eligibility. We may grant awards to our employees, directors and consultants or those of any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership or control interest, as determined by our plan administrator. Awards other than incentive share options may be granted to our employees, directors and consultants. Incentive share options may be granted only to employees of our company or a parent or a subsidiary of our company.

Term of the Awards. The term of each award grant shall be determined by our plan administrator, provided that the term shall not exceed 10 years from the date of the grant.

Vesting Schedule. In general, the plan administrator determines, or the award agreement specifies, the vesting schedule. Restricted shares granted under the plan will have either a three-year, a two-year or a one-year vesting schedule. We have the right to repurchase the restricted shares until they have vested.

Transfer Restrictions. Except as otherwise provided by the plan administrator, an award may not be transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution. The plan administrator may permit an award other than an incentive share option to be transferred to or exercised by certain persons related to the participant by express provision in the award or by an amendment to the award.

Corporate Transactions. Except as otherwise provided in an individual award agreement or any other written agreement entered into between a participant and us, our plan administrator may provide for one or more of the following in the event of a change of control or other similar corporate transaction: (i) the termination of each award outstanding under the plan at a specific time in the future, with each participant having the right to exercise the vested portion of the awards during a period of time as determined by the plan administrator; (ii) the termination of any award in exchange for an amount of cash equal to the amount that could have been obtained upon the exercise of the award; (iii) the replacement of an award with other rights or property selected by the plan administrator; (iv) the assumption of the award by our successor, parent or subsidiary, or the substitution of an award granted by our successor, parent or subsidiary, with appropriate adjustments; or (v) payment of an award in cash based on the value of our ordinary shares on the date of the corporate transaction plus reasonable interest on the award.

Amendment and Termination of the Plan. With the approval of our board, the plan administrator may amend, modify or terminate the plan at any time and from time to time. However, no amendment may be made without the approval of our shareholders to the extent that approval is required by applicable laws. The approval of our shareholders would also be required in the event that the amendment increased the number of shares available under our plan, permitted the plan administrator to extend the term of our plan or the exercise period for an option beyond ten years from the date of grant, or resulted in a material increase in benefits or a change in eligibility requirements, unless we decided to follow home country practice.

Grants

The following table summarizes, as of the date of this prospectus, the outstanding options we granted to our executive officers under the 2011 Plan that are exercisable within 60 days after the date of this prospectus. We have not granted any awards under the 2012 Share Incentive Plan as of the date of this prospectus.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration

Donghao Yang	*	2.52	August 30, 2011	August 29, 2021

Alex Jing Jiang	*	0.50	March 18, 2011	March 17, 2021

Maggie Mei Chuan Hung	* *	0.50 2.52	March 18, 2011 November 30, 2011	March 17, 2021 November 29, 2021

Yizhi Tang	* *	0.50 2.52	March 18, 2011 November 30, 2011	March 17, 2021 November 29, 2021

Xianfeng Cai	* *	0.50 2.52	March 18, 2011 November 30, 2011	March 17, 2021 November 29, 2021

*	Less than 1% of the total outstanding shares of our company.

As of the date of this prospectus, other individuals as a group hold options to purchase 2,513,030 ordinary shares of our company, with exercise prices of US$0.50, US$2.50 or US$2.52 per ordinary share.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming the automatic conversion of all of our preferred shares into ordinary shares, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below assume that (i) there are 75,124,458 ordinary shares outstanding as of the date of this prospectus on an as-converted basis, and (ii) 97,477,398 ordinary shares outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their option to purchase additional shares. Both calculations assume that each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, based on an assumed initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

Certain existing shareholders of our company, namely, the DCM Entities and the Sequoia Entities, and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of US$20 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to them. Accordingly, the figures in the table below do not reflect the possible purchase of ADSs in the offering by these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these shareholders or their affiliates purchase those ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers*:
Eric Ya Shen(1)	17,622,358	23.5	17,622,358	18.1
Arthur Xiaobo Hong(2)	13,563,810	18.1	13,563,810	13.9
Bin Wu(3)	5,544,181	7.4	5,544,181	5.7
Yu Xu(4)	4,752,155	6.3	4,752,155	4.9
Xing Peng(5)	4,752,155	6.3	4,752,155	4.9
Frank Lin(6)	14,387,453	19.2	14,387,453	14.8
Xing Liu(7)	—	—	—	—
Donghao Yang	—	—	—	—
Alex Jing Jiang	**	**	**	**
Maggie Mei Chuan Hung	**	**	**	**
Yizhi Tang	**	**	**	**
Xianfeng Cai	**	**	**	**
All directors and executive officers as a group	60,622,112	81.0	60,622,112	62.6

Principal Shareholders:
Elegant Motion Holdings Limited(8)	17,622,358	23.5	17,622,358	18.1
DCM Entities.(9)	14,387,453	19.2	14,387,453	14.8
Sequoia Entities(10)	14,502,346	19.3	14,502,346	14.9
High Vivacity Holdings Limited(11)	13,563,810	18.1	13,563,810	13.9
Rapid Prince Development Limited(12)	5,544,181	7.4	5,544,181	5.7
Advanced Sea International Limited(13)	4,752,155	6.3	4,752,155	4.9
Dynasty Mount Enterprises Limited(14)	4,752,155	6.3	4,752,155	4.9

*	Except for Mr. Frank Lin and Mr. Xing Liu, the business address of our directors and executive officers are c/o No. 20 Huahai Street, Liwan District, Guangzhou 510370, People’s Republic of China.

**	Less than 1% of our total outstanding shares.
(1)	Beneficially owned through Elegant Motion Holdings Limited, a British Virgin Islands company wholly owned by Mr. Shen.
(2)	Beneficially owned through High Vivacity Holdings Limited, a British Virgin Islands company wholly owned by Mr. Hong.
(3)	Beneficially owned through Rapid Prince Development Limited, a British Virgin Islands company wholly owned by Mr. Wu.
(4)	Beneficially owned through Advanced Sea International Limited, a British Virgin Islands company wholly owned by Mr. Xu.
(5)	Beneficially owned through Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly owned by Mr. Peng.
(6)	Represents ordinary shares issuable upon the conversion of (a) 10,762,390 series A preferred shares and 773,574 series B preferred shares owned by DCM V, L.P., (b) 262,610 series A preferred shares and 18,876 series B preferred shares owned by DCM Affiliates Fund V, L.P., and (c) 2,372,133 series B preferred shares owned by DCM Hybrid RMB Fund, L.P. Each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. DCM V, L.P., DCM Affiliates Fund V, L.P. and DCM Hybrid RMB Fund, L.P. are collectively referred to as DCM Entities. Mr. Lin is a director of our company named by DCM Entities. Mr. Lin disclaims beneficial ownership with respect to the shares held by DCM Entities, except to the extent of his pecuniary interest therein. The business address of Mr. Lin is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.
(7)	Mr. Liu is managing director of Sequoia Entities. The business address of Mr. Liu is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.
(8)	Elegant Motion Holdings Limited is a British Virgin Islands company wholly owned by Mr. Shen. The registered address of Elegant Motion Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(9)	Represents ordinary shares issuable upon the conversion of (a) 10,762,390 series A preferred shares and 773,574 series B preferred shares owned by DCM V, L.P., (b) 262,610 series A preferred shares and 18,876 series B preferred shares owned by DCM Affiliates Fund V, L.P., and (c) 2,372,133 series B preferred shares owned by DCM Hybrid RMB Fund, L.P. Each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. The general partner of DCM V, L.P. and DCM Affiliates Fund V, L.P. is DCM Investment Management V, L.P., whose general partner is DCM International V, Ltd. DCM International V, Ltd., through DCM Investment Management V, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Thomas Blaisdell and Peter W. Moran, the directors of DCM International V, Ltd. Each of the directors disclaims beneficial ownership of the shares held by DCM V, L.P. and DCM Affiliates Fund V, L.P., except to the extent of each person’s pecuniary interest therein. The business address of DCM V, L.P. and DCM Affiliates Fund V, L.P. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States. The general partner of DCM Hybrid RMB Fund, L.P. is DCM Hybrid RMB Fund Investment Management, L.P., whose general partner is DCM Hybrid RMB Fund International, Ltd. DCM Hybrid RMB Fund International, Ltd., through DCM Hybrid RMB Fund Investment Management, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Thomas Blaisdell, Jason Krikorian and Peter W. Moran, the directors of DCM Hybrid RMB Fund International, Ltd. Each of the directors disclaims beneficial ownership of the shares held by DCM Hybrid RMB Fund, L.P., except to the extent of each person’s pecuniary interest therein. The business address of DCM Hybrid RMB Fund, L.P. is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.
(10)	Represents ordinary shares issuable upon the conversion of (a) 7,700,044 series A preferred shares owned by Sequoia Capital China II, L.P., (b) 193,856 series A preferred shares owned by Sequoia Capital China Partners Fund II, L.P., (c) 1,293,600 series A preferred shares owned by Sequoia Capital China Principals Fund II, L.P., and (d) 5,002,084 series B preferred shares owned by Sequoia Capital 2010 CV Holdco, Ltd. Each Series A preferred share will convert into one ordinary share and each Series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. The general partner of Sequoia Capital China II, L.P., Sequoia Capital China Partners Fund II, L.P. and Sequoia Capital China Principals Fund II. L.P. is Sequoia Capital China Management II, L.P. Sequoia Capital 2010 CV Holdco., Ltd is wholly owned by Sequoia Capital China Venture 2010 Fund, L.P., Sequoia Capital China Venture 2010 Partners Fund, L.P. and Sequoia Capital China Venture 2010 Principals Fund, L.P. (collectively “SCC 2010 Venture Funds”). The SCC 2010 Venture Funds’ general partner is SC China Venture 2010 Management, L.P. The general partner of Sequoia Capital China Management II, L.P. and SC China Venture 2010 Management, L.P. is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, a company wholly owned by Mr. Neil Nanpeng Shen. Mr. Shen disclaims beneficial ownership of the shares held by Sequoia Entities, except to the extent of his pecuniary interest therein. The business address of Sequoia Entities is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.
(11)	High Vivacity Holdings Limited is a British Virgin Islands company wholly owned by Mr. Hong. The registered address of High Vivacity Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(12)	Rapid Prince Development Limited is a British Virgin Islands company wholly owned by Mr. Wu. The registered address of Rapid Prince Development Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(13)	Advanced Sea International Limited is a British Virgin Islands company wholly owned by Mr. Xu. The registered address of Advanced Sea International Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(14)	Dynasty Mount Enterprises Limited is a British Virgin Islands company wholly owned by Mr. Peng. The registered address of Dynasty Mount Enterprises Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding ordinary shares is held by record holders in the United States, and 11,025,000 series A preferred shares and 792,450 series B preferred shares are held by two record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

Our wholly-owned subsidiary, Vipshop China, has entered into a series of contractual arrangements with our consolidated affiliated entity, Vipshop Information, and its shareholders, which enable us to exercise effective control over Vipshop Information, receive substantially all of the economic benefits of Vipshop Information through service fees in consideration for the technical and consulting services provided by Vipshop China, and have an exclusive option to purchase all of the equity interests in Vipshop Information to the extent permitted under PRC laws, regulations and legal procedures. For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Affiliated Entity.”

Private Placements

Upon our incorporation in August 2010, we issued (a) 20,000 ordinary shares to Elegant Motion Holdings Limited, a British Virgin Islands company wholly-owned by Mr. Eric Ya Shen, (b) 12,500 ordinary shares to High Vivacity Holdings Limited, a British Virgin Islands company wholly-owned by Mr. Arthur Xiaobo Hong, (c) 7,500 ordinary shares to Rapid Prince Development Limited, a British Virgin Islands company wholly-owned by Mr. Bin Wu, (d) 5,000 ordinary shares to Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly-owned by Mr. Xing Peng, and (e) 5,000 ordinary shares to Advanced Sea International Limited, a British Virgin Islands company wholly-owned by Mr. Yu Xu.

In January 2011, we issued an aggregate of 47,765,000 ordinary shares to our five existing shareholders proportionally based on their respective percentage of equity interest in our company. In the same month, we issued and sold a total of 20,212,500 series A preferred shares for US$1.00 per share to our series A preferred shareholders for an aggregate consideration of US$20.2 million, including 11,025,000 series A preferred shares to several DCM Entities, and 9,187,500 series A preferred shares to several Sequoia Entities.

In April 2011, we issued a total number of 8,166,667 series B preferred shares for US$5.05 per share to our series B preferred shareholders for an aggregate consideration of US$41.2 million, including 3,164,583 series B preferred shares to several DCM Entities, and 5,002,084 series B preferred shares to a Sequoia Entity. In June 2011, we issued 198,106 ordinary shares to Elegant Motion Holdings Limited and 99,053 ordinary shares to High Vivacity Holdings Limited for an aggregate consideration of US$1.5 million (US$5.05 per share). In addition, we have granted to certain of our officers and employees options to purchase an aggregate of 5,305,888 ordinary shares as of the date of this prospectus. See “Description of Share Capital—History of Securities Issuances.”

Shareholders’ Agreement

In April 2011, in connection with the issuance and sale of our series B preferred shares, we and our shareholders entered into a revised shareholders’ agreement, which amended and restated the shareholders’ agreement we previously entered into with the investors of our series A preferred shares. See “Description of Share Capital—Shareholders’ Agreement.”

Transactions with Our Directors, Executive Officers and Shareholders

In 2008, we extended certain loans in an aggregate amount of US$10,915 to Mr. Eric Ya Shen, our chairman of the board and chief executive officer. All the loans were repaid in 2009.

Since our inception in August 2008 through December 31, 2011, our ordinary shareholders, namely, Eric Ya Shen, Arthur Xiaobo Hong, Bin Wu, Yu Xu and Xing Peng, provided certain loans to us for our daily business operations. All of these loans from our ordinary shareholders were unsecured and interest free. As of December 31, 2011, the outstanding loan balances due to shareholders amounted to US$2.9 million.

We also purchased products and goods from companies controlled by certain of our ordinary shareholders, namely, Eric Ya Shen, Bin Wu, Yu Xu and Xing Peng, in the amount of US$0.4 million, US$2.4 million and US$6.3 million for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively. All of the purchases were made at prices and on terms substantially similar to the prices and terms of purchases from unrelated suppliers. As of December 31, 2009, 2010 and 2011, the amounts due to companies controlled by our ordinary shareholders were US$0.5 million, US$1.7 million and US$0.8 million, respectively, which were unsecured and interest free. As of December 31, 2011, we also recorded an amount of US$2.1 million due from a related entity controlled by Yu Xu, one of our shareholders, representing prepayments related to purchases of goods.

Employment Agreements

We have entered into employment agreements with each of our executive officers. See “Management—Employment Agreements.”

Stock Incentives

In March 2011, we adopted our 2011 Stock Incentive Plan, or the 2011 Plan, in order to attract and retain qualified personnel, to provide additional incentives to employees, directors, officers, consultants and other eligible persons, and to promote the success of our business. Under the 2011 Plan, the maximum number of shares that may be granted is 7,350,000 ordinary shares. As of the date of this prospectus, options to acquire 7,191,418 ordinary shares have been granted under the 2011 Plan. In March 2012, we adopted our 2012 Share Incentive Plan, and we have not granted any award under this plan as of the date of this prospectus. See “Management—Stock Incentive Plans.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2011 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital, being US$50,000, is divided into 471,620,833 ordinary shares with a par value of US$0.0001 each and 28,379,167 preferred shares with a par value of US$0.0001 each, of which 20,212,500 preferred shares are designated as series A preferred shares and 8,166,667 preferred shares are designated as series B preferred shares. As of the date of this prospectus, there are 46,234,659 ordinary shares, 20,212,500 series A preferred shares and 8,166,667 series B preferred shares issued and outstanding. Immediately prior to the completion of this offering, each series A preferred share will convert into one ordinary share and each series B preferred share will convert into 1.0625 ordinary shares of our company, respectively, assuming the initial public offering price will be US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. Immediately after the completion of this offering, there will be 97,477,398 ordinary shares outstanding (or 100,830,338 ordinary shares if the option to purchase additional shares is exercised in full by the underwriters) outstanding, including a total of 28,889,799 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares.

Memorandum and Articles of Association

We have adopted a new memorandum and articles of association that will become effective immediately prior to the completion of this offering and will replace the current amended and restated memorandum and articles of association in its entirety. The following are summaries of material provisions of our post-IPO memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares. Each holder of our ordinary shares is entitled to one vote for each ordinary share held on matters submitted to a vote of shareholders.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or one or more shareholders holding at least 10% of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than 10% of our voting share capital. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice to shareholders of at least seven days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast in a general meeting, while a special resolution requires no less than two-thirds of the votes cast. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares and canceling any shares.

Transfer of Shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, has been paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares in accordance with the company law and the memorandum or articles of association of the company. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Share Register

In accordance with Section 48 of the Caymans Islands Companies Law, the register of members is prima facie evidence of legal title to the shares of the Company. Therefore, legal title to the shares of the company only passes upon entry being made in the register of members. Our directors will maintain one register of members, at the office of International Corporation Services Ltd., P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1106, Cayman Islands. We will perform the procedures necessary to register the shares in the register of members as required in “PART III – Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Law, and to ensure the entries on the register of members to be made without any delay.

There is no prohibition under the laws of the Cayman Islands on having only one registered shareholder. The depositary will be included in our register of members as the only holder of the ordinary shares underlying the ADSs in this offering.

The shares underlying the ADSs are not shares in bearer form, but rather are “non-negotiable” or “registered” shares. Hence in accordance with Section 166 of the Companies Law, the shares underlying the ADSs can only be transferred on the books of the company.

In the event that we fail to update our register of members, the recourse of investors is directly to the depositary under the terms of the deposit agreement, which is governed by New York law. The depositary will have recourse against us under the terms of the deposit agreement, and also will hold a certificate evidencing entry on the register of members of the depositary as the holder of shares underlying the ADSs. Further, Section 46 of the Companies Law provides for the recourse available to the shareholders in the case we fail to update its register of members. In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands, for the rectification of the register, and may ask us to pay all the costs and damages it may have sustained.

History of Securities Issuances

The following is a summary of our securities issuance during the past three years.

We were incorporated in the Cayman Islands on August 27, 2010, with an authorized share capital of US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each. Upon incorporation, we issued (a) 20,000 ordinary shares to Elegant Motion Holdings Limited, a British Virgin Islands company wholly-owned by Mr. Eric Ya Shen, (b) 12,500 ordinary shares to High Vivacity Holdings Limited, a British Virgin Islands company wholly-owned by Mr. Arthur Xiaobo Hong, (c) 7,500 ordinary shares to Rapid Prince Development Limited, a British Virgin Islands company wholly-owned by Mr. Bin Wu, (d) 5,000 ordinary shares to Dynasty Mount Enterprises Limited, a British Virgin Islands company wholly-owned by Mr. Xing Peng, and (e) 5,000 ordinary shares to Advanced Sea International Limited, a British Virgin Islands company wholly-owned by Mr. Yu Xu. In November 2010, we subdivided our share capital into 500,000,000 ordinary shares with a par value of US$0.0001 each, and redeemed and cancelled 499,990,000 ordinary shares owned by our then shareholders on a pro rata basis.

In January 2011, we issued an aggregate of 47,765,000 ordinary shares to our five existing shareholders proportionally based on their respective percentage of equity interest in our company. In the same month, we issued and sold a total of 20,212,500 series A preferred shares for US$1.00 per share to our series A preferred shareholders for an aggregate price of US$20,212,500, including 11,025,000 series A preferred shares to several

DCM Entities, and 9,187,500 series A preferred shares to several Sequoia Entities. In connection with the issuance of the series A preferred shares, we redeemed and cancelled 1,837,500 ordinary shares from Rapid Prince Development Limited.

In April 2011, we issued a total number of 8,166,667 series B preferred shares for US$5.05 per share to our series B preferred shareholders for an aggregate price of US$41,223,892, including 3,164,583 series B preferred shares to several DCM Entities, and 5,002,084 series B preferred shares to a Sequoia Entity.

In June 2011, we issued 198,106 ordinary shares to Elegant Motion Holdings Limited and 99,053 ordinary shares to High Vivacity Holdings Limited for US$5.05 per share.

In addition, we have granted to certain of our officers and employees options to purchase an aggregate of 7,191,418 ordinary shares as of the date of this prospectus. See “Management—Stock Incentive Plans.”

Shareholders’ Agreement

In connection with the issuance and sale of our series B preferred shares in April 2011, we and our shareholders entered into a shareholders’ agreement. Pursuant to the shareholders’ agreement, DCM Entities and Sequoia Entities, as our preferred shareholders, were granted certain rights, including customary veto rights, rights of participation, co-sale rights, drag-along rights, rights of first refusal, registration rights and the right to name certain two directors. In particular, one director shall be named by DCM Entities and the one director shall be named by Sequoia Entities. Our preferred shareholders were also granted conversion rights and liquidation rights with respect to the series A and series B preferred shares. Except for the registration rights, all of the rights of our preferred shareholders under the amended and restated shareholders’ agreement will terminate upon the completion of this offering. All of our outstanding preferred shares will be automatically converted into a total of 28,889,799 ordinary shares. However, based on an assumed initial public offering price of US$9.50 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, the proposed per ordinary share price of this offering will be lower than the per share purchase price of the series B preferred shares, which triggers the series B shareholders’ anti-dilution rights in connection with this offering. As a result of such anti-dilution rights, the conversion ratio between the series B preferred share and our ordinary share will be adjusted from one series B preferred share to one ordinary share to one series B preferred share to 1.0625 ordinary shares of our company upon the completion of the offering. The conversion ratio between the series A preferred share and our ordinary share will remain to be one-to-one. For additional details on the effect of this change on the conversion ratio between our Series B preferred shares and our ordinary shares, see “Dilution,” “Capitalization” and “Principal Shareholders.”

Registration Rights

Pursuant to our amended and restated shareholders’ agreement entered into in April 2011, we have granted certain registration rights to our preferred shareholders. Set forth below is a description of the registration rights granted under this agreement.

Demand Registration Rights. Holders of at least 30% of the registrable securities have the right to demand us to use reasonable efforts to file a registration statement covering all or a portion of registrable securities then outstanding if the anticipated gross receipts from the offering are to exceed US$7,500,000. We, however, are not obligated to effect a registration demand if, among other things, the registrable securities requested to be registered are less than 30% of all registrable securities then outstanding, or if we have already effected a registration within the six month period preceding the date of such request. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determine in good faith that filing of a registration will be materially detrimental to us, provided that we cannot exercise the deferral right more than once in any twelve-month period.

Piggyback Registration Rights. If we propose to file a registration statement with respect to an offering of securities of our company, we shall notify the holders of our registrable securities in writing and afford each such holder an opportunity to include in such registration statement all or portion of the registrable securities then held by such holder. We are not required to register any registrable securities in an underwritten offering unless these securities are included in the underwriting and their holders enter into an underwriting agreement in customary form with the underwriters selected by us. The underwriters may in good faith limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

Form F-3 Registration Rights. When we are eligible for use of Form F-3, holders of at least 30% of the registrable securities then outstanding have the right to request us to file a registration statement on Form F-3. We, however, are not obligated to file a registration statement on Form F-3 if the proposed aggregate price of the securities to be offered and sold under the requested registration is less than US$2 million, or if we have already effected two registrations within the twelve month period preceding the date of such request, other than a registration from which the registrable securities of such holders have been excluded. We have the right to defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determine in good faith that filing of such registration statement will be materially detrimental to us, provided that we cannot exercise the deferral right more than once in any twelve-month period.

Expenses of Registration. We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to the sale of registrable securities.

Differences in Corporate Law

The Companies Law is modeled after companies legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company and (b) such other authorization, if any, as is required by such constituent company’s memorandum and articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a non-Cayman Islands company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (a) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the non-Cayman Islands company and by the laws of the jurisdiction in which the non-Cayman Islands company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (b) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the non-Cayman Islands company in any jurisdictions; (c) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the non-Cayman Islands company, its affairs or its property or any part thereof; and (d) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the non-Cayman Islands company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the non-Cayman Islands company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the non-Cayman Islands company; (ii) that in respect of the transfer of any security interest granted by the non-Cayman Islands company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the non-Cayman Islands company; and (c) the laws of the jurisdiction of the non-Cayman Islands company with respect to the transfer have been or will be complied with; (iii) that the non-Cayman Islands company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant non-Cayman Islands jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which is more rigorous and takes longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than under the relevant statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability. In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Transactions with Directors. Under the Delaware General Corporation Law, or the DGCL, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (a) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by a vote of the shareholders; or (c) the transaction is fair to the company as of the time it is approved.

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our post-offering memorandum and articles of association, subject to any separate requirement for audit committee approval under the New York Stock Exchange rules or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company and for a proper purpose; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill, diligence and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our post-offering memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Majority Independent Board. A domestic U.S. company listed on the New York Stock Exchange must comply with the requirement that a majority of the board of directors must be comprised of independent directors as defined under New York Stock Exchange rules. As a Cayman Islands exempted company, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the New York Stock Exchange rules where there is no similar requirement under the laws of the Cayman Islands. However, we have no present intention to rely on home country practice with respect to our corporate governance matters, and we intend to comply with the New York Stock Exchange rules after the completion of this offering.

Shareholder Action by Written Consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by inclusion of such a restriction in its certificate of incorporation. Cayman Islands law and our post-offering articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. The DGCL does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings. With respect to shareholder proposals, Cayman law is essentially the same as Delaware law. The Companies Law does not provide shareholders with an express right to put forth any proposal before the annual meeting of the shareholders. However, depending on what is stipulated in a company’s articles of associations, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant notice provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders’ meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders’ meeting or put forth shareholder proposals through the depositary.

Our post-offering memorandum and articles of association allow our shareholders holding not less than one-third of our paid-up voting share capital to requisition a shareholders’ meeting. At such shareholders’ meeting, the shareholders who have requisitioned the meeting may put forth proposals, provided the details of such proposals are set forth in their notice requisitioning the meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, directors can be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by an amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns 15% or more of the corporation’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among others, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of perpetuating a fraud on the minority shareholders.

Amendment of Governing Documents. Under the DGCL, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our post-offering memorandum and articles of association may be amended by a special resolution of the shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime.

Under our post-offering memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents, except through their own dishonesty, willful default or fraud. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our post-offering memorandum and articles of association may also provide for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of two ordinary shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held in a segregated account. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sale—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us, as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

• Transfer of ADRs	US$1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your

ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 45 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or wilful misconduct;

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are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 11,176,470 ADSs representing approximately 22.9% of our ordinary shares in issue, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and although our ADSs have been approved for listing on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Our executive officers, directors and existing shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•

1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 223,529 shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional shares; and

•	the average weekly trading volume of our ADSs on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144 under the Securities Act, but without compliance with some of the restrictions, including the holding period, contained in Rule 144 under the Securities Act. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, People’s Republic of China and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Thorp Alberga, our special Cayman Islands counsel; to the extent that the discussion relates to matters of PRC tax law, it is the opinion of Han Kun Law Offices, our special PRC counsel; and to the extent that the discussion states definitive legal conclusions under United States federal income tax law as to the material U.S. federal income tax consequences of an investment in our ADSs or ordinary shares, and subject to the qualifications herein, it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special United States counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

PRC EIT Law

Under the PRC enterprise income tax (“EIT”) Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for EIT purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementation regulations of the EIT Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. A circular issued by the PRC State Administration of Taxation on April 22, 2009 (the “Circular”) provides that dividends and other income paid by certain foreign enterprises controlled by a PRC company or a PRC company group established outside of the PRC will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. The Circular specifies that certain foreign enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (a) the senior management and core management departments in charge of its daily operations function are mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) at least half of the enterprise’s directors with voting rights or senior management reside in the PRC. Although the Circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determining criteria set forth in the Circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We believe that we are not a PRC resident enterprise and therefore we are not subject to PRC EIT reporting obligations and the dividends paid by us to holders of our ADSs or ordinary shares will not be subject to PRC EIT law. However, if the PRC tax authorities determine we are a PRC resident enterprise for EIT purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and a 20% withholding tax from dividends we pay to our non-PRC individual shareholders , including the holders of our ADSs. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event we are treated as a PRC resident enterprise. See “Risk Factors—Risks Relating to Doing Business in China—Dividends payable to our foreign investors and gains on the sale of our ADSs or ordinary shares by our foreign investors may become subject to taxes under PRC tax laws.”

Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an “Indirect Transfer,” and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the foreign investor shall report this Indirect Transfer to the competent tax authority. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority concludes that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Circular 698 is retroactively effective from January 1, 2008. On March 28, 2011, the SAT released the SAT Public Notice (2011) No. 24, or SAT Public Notice 24, to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company; and the term “does not impose income tax” refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder, as defined below, that acquires our ADSs or ordinary shares in the offering and holds our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, pension plans, regulated investment companies, real estate investment trusts, cooperatives, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders that hold or will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, United States expatriates, persons liable for alternative minimum tax, or holders that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary of material United States federal income tax considerations does not discuss any state, local, or non-United States tax considerations. Each U.S. Holder is advised to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (c) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ADSs or ordinary shares are advised to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

The discussion below is written on the basis that the representations contained in the deposit agreement are true and all parties to such deposit agreement and any related agreement have been and will be in compliance with the terms in such agreements.

For United States federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to United States federal income tax.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a passive foreign investment company (“PFIC”), for United States federal income tax purposes for any taxable year, if either (a) 75% or more of its gross income for such year consists of certain types of “passive” income or (b) 50% or more its average quarterly assets as determined on the basis of fair market value during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is unclear, we treat Vipshop Information as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we consolidate this entity’s operating results in our consolidated financial statements. If it were determined, however, that we are not the owner of Vipshop Information for United States federal income tax purposes, we would likely be treated as a PFIC for the current taxable year or any future taxable year.

Assuming that we are the owner of Vipshop Information for United States federal income tax purposes, we believe that we primarily operate as an online commerce company in China. Based upon our current income and assets (taking into account the proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to become a PFIC, the determination of whether we will be or become a PFIC will depend in part upon the value of our ADSs and ordinary shares, of which we cannot control. Among other matters, if market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and our assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become a PFIC and our special United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. If we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Ordinary Shares” assumes that we will not be a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable years are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2013, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a certain holding period requirement is met (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date). Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs have been approved for listing on the New York Stock Exchange, which is an established securities market in the United States, and we expect our ADSs to be readily tradable on the New York Stock Exchange. Accordingly, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates.

There can be no assurance that our ADSs will be considered readily tradeable on an established securities market in the United States in later years.

In the event that we are deemed to be a PRC “resident enterprise” and are liable to tax under PRC EIT Law, we should be eligible for the benefits of the United States-PRC income tax treaty (the “U.S.-PRC Treaty”), which the Secretary of Treasury of the United States has determined is satisfactory for purposes of clause (a) above and which includes an exchange of information provision. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would generally be eligible for the reduced rate of taxation applicable to qualified dividend income whether or not such shares are readily tradable on an established securities market in the U.S. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends we pay with respect to the ordinary shares.

Dividends paid on our ADSs or ordinary shares generally will be treated as income from foreign sources for U.S. foreign tax credit purposes and generally will constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the PRC EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the foreign tax credit under its particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that we are deemed to be a “resident enterprise” under the PRC EIT Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the U.S.-PRC Treaty may elect to treat the gain as PRC source income. The deductibility of a capital loss may be subject to limitations. Each U.S. Holder is advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (a) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (b) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•

such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations as appropriate for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, if we are a PFIC, a U.S. Holder of “marketable stock” may make a mark-to-market election with respect to our ADSs, provided that the ADSs are regularly traded on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (a) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election.

If a U.S. Holder makes a mark-to-market election and we cease to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that we are not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must file an annual report containing such information as the United States Treasury Department may require and may be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisors concerning the United States federal income tax consequences of purchasing, holding, and disposing of ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

U.S. Holders may be subject to information reporting to the IRS with respect to an investment in the ADSs or ordinary shares, including, among others, IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation). Specific types of holders (as identified in the United States tax compliance rules) will be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Dividend payments with respect to our ADSs or ordinary shares and proceeds from the sale or other disposition of our ADSs or ordinary shares are not generally subject to United States backup withholding (provided that certification requirements are satisfied). Each U.S. Holder is advised to consult its tax advisors regarding the application of the United States information reporting and backup withholding rules to its particular circumstances.

Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. Holders, and who hold “specified foreign financial assets”, including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution”, whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. U.S. Holders who are individuals should consult their own tax advisors regarding their reporting obligations under this legislation.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C. and Deutsche Bank Securities Inc. are acting as joint book-running managers of this offering and as the representatives of the underwriters. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Oppenheimer & Co. Inc.

Total	11,176,470

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional shares described below.

Certain existing shareholders of our company, including the DCM Entities and the Sequoia Entities, and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of US$20 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Although we expect these shareholders to purchase these ADSs, indications of interest are not binding agreements or commitments to purchase. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders or their respective affiliates purchase ADSs in the offering.

The ADSs sold to our existing shareholders will be subject to the 180-day lock-up restrictions as described in “Shares Eligible for Future Sale—Lock-Up Agreements” and any ADSs purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$             per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Goldman, Sachs & Co.

The ADSs to be sold outside of the United States have not been registered under the Securities Act for their offer and sale as part of the initial distribution in the offering. These ADSs initially will be offered outside the United States in compliance with Regulation S under the Securities Act. These ADSs have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. This prospectus may be used in connection with resales of such ADSs in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,676,470 additional ADSs from us at the public offering price listed on the cover of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions

Total underwriting discounts and commissions to be paid to the underwriters represent     % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per ADS	No Exercise	Full Exercise
Discounts and commissions paid by us	US$	US$	US$

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, or offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. The restrictions described in the preceding paragraph do not apply to (A) the sale of the ADSs and the ordinary shares represented by such ADSs in this offering; (B) the issuance of ordinary shares or the grant of options to purchase ordinary shares under our stock incentive plans existing on the date of this prospectus; or (C) the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus.

Each of our directors, executive officers and existing shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, ADSs or any of our securities that are substantially similar to the ADSs or ordinary shares, or any options or warrants to purchase any of the ADSs or ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive the ADSs or ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, or disposition, or enter into any such transaction, swap, hedge, or other arrangement. The restrictions described above do not apply to (A) the sale of ordinary shares or the ADSs and the ordinary shares represented by such ADSs in this offering, if any, or (B) transfers pursuant to gifts, by will or intestacy where each transferee signs and delivers a similar lock-up agreement.

In addition, each of our directors, executive officers and existing shareholders has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The 180-day restricted period described in the preceding paragraphs will be extended if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, through a letter agreement, we will instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we otherwise instruct the depositary with the prior written consent of the representatives. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. The 180-day lock-up period may be extended under the circumstances described in the paragraph immediately preceding this paragraph.

New York Stock Exchange Listing

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “VIPS”.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Discretionary Sales

The underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

(b) you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada, except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made, and only through a dealer duly registered under the applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Dubai International Finance Centre. This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to containing the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel. In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

(a) a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b) a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c) an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d) a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e) a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f) a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g) an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h) a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i) an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j) an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan. The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea. The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds”, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, the underwriters have severally represented, warranted and agreed that (a) they have not offered or sold any of our ADSs or caused our ADSs to be made the subject of an invitation for subscription or purchase and it will not offer or sell any of our ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and (b) they have not circulated or distributed, and they will not circulate or distribute, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland. The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us. Except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the New York Stock Exchange listing fee, all amounts are estimates. A portion of the expenses will be reimbursed by the underwriters.

SEC registration fee	US$	15,466
FINRA filing fee		13,000
New York Stock Exchange listing fee		132,260
Printing expenses		350,000
Accounting fees and expenses		1,132,000
Legal fees and expenses		2,200,000
Miscellaneous		300,000

Total	US$	4,142,726

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Thorp Alberga with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2009, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 and the related financial statement schedule included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu is located at 35/F, One Pacific Place, 88 Queensway, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

VIPSHOP HOLDINGS LIMITED

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009, 2010 and 2011	F-3

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2011	F-4

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for each of the three years in the period ended December 31, 2011	F-5

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2011	F-6

Notes to the Consolidated Financial Statements	F-7

Schedule I - Vipshop Holdings Limited Condensed Financial Information as of December 31, 2010 and 2011 and for the period from August 27, 2010 to December 31, 2010 and the year ended December 31, 2011	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Vipshop Holdings Limited:

We have audited the accompanying consolidated balance sheets of Vipshop Holdings Limited and subsidiaries

(the “Group”) as of December 31, 2009, 2010 and 2011, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule in schedule I. These consolidated financial statements and the financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2009, 2010 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole , present fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

February 17, 2012

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for share data)

	As of December 31,
	2009	2010	2011	2011
	$	$	$	$
				Unaudited proforma (Note 2 (w))
ASSETS

CURRENT ASSETS
Cash and cash equivalents	287,720	1,111,091	44,954,778
Restricted deposits (Note 6)	—	—	14,214,585
Accounts receivable (Note 3)	436,765	1,372,709	4,150,664
Amounts due from related parties (Note 14(a))	—	—	2,101,853
Other receivables (Note 4)	44,883	645,812	9,410,481
Inventories	1,537,564	7,407,735	69,742,200
Advance to suppliers	277,114	4,973,356	12,626,286
Prepaid expenses	—	57,133	1,077,194

Total current assets	2,584,046	15,567,836	158,278,041

NON-CURRENT ASSETS

Property and equipment, net (Note 5)	154,969	1,366,546	9,148,162
Deposits for property, plant and equipment	—	195,022	—
Other assets	820	3,286	9,117

Total non-current assets	155,789	1,564,854	9,157,279

TOTAL ASSETS	2,739,835	17,132,690	167,435,320

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable (Including accounts payable of the VIE without recourse to the Company of $1,056,628, $8,303,801 and $2,243,711 as of December 31, 2009, 2010 and 2011, respectively)	1,056,628	8,303,801	88,020,376
Advance from customers (Including advance from customers of the VIE without recourse to the Company of $191,013, $2,308,574 and $15,378,465 as of December 31, 2009, 2010 and 2011, respectively)	191,013	2,308,574	15,381,357
Accrued expenses and other current liabilities (Note 7) (Including accounts payable of the VIE without recourse to the Company of $446,177, $3,641,419 and $11,825,417 as of December 31, 2009, 2010 and 2011, respectively)	446,177	3,641,419	26,666,502
Amounts due to related parties (Note 14(b)) (Including amounts due to related parties of the VIE without recourse to the Company of $2,591,571, $12,865,919 and 2,992,516 as of December 31, 2009, 2010 and 2011, respectively)	2,591,571	12,892,823	3,797,508
Deferred income (Entire amounts are liabilities of the VIE without recourse to the Company)	4,409	97,654	2,569,655
Bank borrowings (Note 6)	—	—	12,710,720

Total current liabilities	4,289,798	27,244,271	149,146,118

Total liabilities	4,289,798	27,244,271	149,146,118

COMMITMENTS AND CONTINGENCIES (NOTE 13)

EQUITY (DEFICIT):
Ordinary shares (US$0.0001 par value, 479,787,500 shares authorized and 47,775,000 shares issued and outstanding as of December 31, 2009 and 2010; US$0.0001 par value, 471,620,833 shares authorized and 46,234,659 shares issued and outstanding as of December 31, 2011)	4,778	4,778	4,624	7,462
Series A Preferred Shares (US$0.0001 par value; 20,212,500 shares authorized, issued and outstanding as of December 31, 2011)	—	—	20,113,898	—
Series B Preferred Shares (US$0.0001 par value; 8,166,667 shares authorized, issued and outstanding as of December 31, 2011)	—	—	41,147,021	—
Additional paid-in capital	145,805	145,805	124,341,953	185,600,034
Accumulated losses	(1,700,912)	(10,066,759)	(166,553,261)	(166,553,261)
Accumulated other comprehensive income (loss)	366	(195,405)	(765,033)	(765,033)

Total shareholders’ (deficit) equity	(1,549,963)	(10,111,581)	18,289,202	18,289,202

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	2,739,835	17,132,690	167,435,320	167,435,320

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars, except for share data)

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Net revenues	2,804,830	32,582,115	227,142,876
Cost of goods sold	(2,576,191)	(29,374,315)	(183,801,334)

Gross Profit	228,639	3,207,800	43,341,542

Fulfillment expenses (including shipping and handling expenses of $250,114, $4,318,131 and $29,416,463 for the years ended December 31, 2009, 2010 and 2011, respectively) (a)	(611,333)	(5,809,118)	(45,478,327)
Marketing expenses (a)	(303,509)	(2,438,066)	(15,253,325)
Technology and content expenses (a)	(103,235)	(562,120)	(5,516,361)
General and administrative expenses (a)	(650,786)	(2,843,583)	(84,575,539)
Other income	59,470	78,675	564,182

Total operating expenses	(1,609,393)	(11,574,212)	(150,259,370)

Loss from operations	(1,380,754)	(8,366,412)	(106,917,828)
Interest expenses	—	—	(494,509)
Interest income	47	564	122,437
Exchange gain	—	—	18,375

Loss before income taxes	(1,380,707)	(8,365,848)	(107,271,525)
Income tax expense (Note 11)	—	—	—

Net loss	(1,380,707)	(8,365,848)	(107,271,525)
Deemed dividend on issuance of Series A Preferred Shares	—	—	(49,214,977)

Net loss attributable to ordinary shareholders	(1,380,707)	(8,365,848)	(156,486,502)

Net loss per share (Note 12)
—Basic	(0.03)	(0.18)	(3.38)
—Diluted	(0.03)	(0.18)	(3.38)
Weighted average numbers of shares used in calculating net loss per share:
—Basic	47,775,000	47,775,000	46,255,574
—Diluted	47,775,000	47,775,000	46,255,574
Unaudited pro forma net loss per share on an as converted basis (note 2(w))
—Basic			(2.10)
—Diluted			(2.10)
Weighted average numbers of shares used in calculating unaudited pro forma net loss per share (note 2(w))
—Basic			74,634,741
—Diluted			74,634,741
(a) Share-based compensation during the related period:
Fulfillment expenses	—	—	(297,095)
Marketing expenses	—	—	(184,404)
Technology and content expenses	—	—	(729,420)
General and administrative expenses	—	—	(72,716,983)

	—	—	(73,927,902)

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

(In U.S. dollars, except for share data)

	Series A Preferred shares		Series B Preferred shares		Ordinary shares		Additional paid-in capital	Accumulated losses	Accumulated other comprehensive income (loss)	Total	Comprehensive loss
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount
		$		$		$	$	$	$	$	$
Balance as of January 1, 2009	—	—	—	—	47,775,000	4,778	145,805	(320,205)	(62)	(169,684)
Net loss	—	—	—	—	—	—	—	(1,380,707)	—	(1,380,707)	(1,380,707)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	428	428	428

Balance as of December 31, 2009	—	—	—	—	47,775,000	4,778	145,805	(1,700,912)	366	(1,549,963)	(1,380,279)

Net loss	—	—	—	—	—	—	—	(8,365,848)	—	(8,365,848)	(8,365,848)
Repayment from the shareholders	—	—	—	—	—	—	—	1	—	1	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(195,771)	(195,771)	(195,771)

Balance as of December 31, 2010	—	—	—	—	47,775,000	4,778	145,805	(10,066,759)	(195,405)	(10,111,581)	(8,561,619)

Net loss	—	—	—	—	—	—	—	(107,271,525)	—	(107,271,525)	(107,271,525)
Repurchase of ordinary shares	—	—	—	—	(1,837,500)	(184)	(1,837,316)	—	—	(1,837,500)	—
Issuance of ordinary shares	—	—	—	—	297,159	30	1,499,964	—	—	1,499,994	—
Issuance of Series A Preferred shares	20,212,500	20,113,898	—	—	—	—	—	—	—	20,113,898	—
Issuance of Series B Preferred shares	—	—	8,166,667	41,147,021	—	—	—	—	—	41,147,021	—
Registered capital contributions by shareholders of the VIE	—	—	—	—	—	—	1,390,621	—	—	1,390,621	—
Deemed dividend on issuance of Series A Preferred shares (Note 10)	—	—	—	—	—	—	49,214,977	(49,214,977)	—	—	—
Share-based compensation expenses	—	—	—	—	—	—	73,927,902	—	—	73,927,902	—
Foreign currency translation	—	—	—	—	—	—	—	—	(569,628)	(569,628)	(569,628)

Balance as of December 31, 2011	20,212,500	20,113,898	8,166,667	41,147,021	46,234,659	4,624	124,341,953	(166,553,261)	(765,033)	18,289,202	(107,841,153)

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for share data)

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	(1,380,707)	(8,365,848)	(107,271,525)
Adjustments to reconcile net income to net cash by operating activities:
Allowance for doubtful debts	—	49,042	—
Inventory write-down	31,672	2,601,368	1,694,336
Depreciation of property and equipment	41,320	103,193	1,368,824
Amortization of other assets	—	731	4,453
Loss on disposal of property and equipment	—	31,568	61,194
Impairment loss of property and equipment	—	—	437,725
Share-based compensation expenses	—	—	73,927,902
Changes in operating assets and liabilities:
Accounts receivable	(436,552)	(935,944)	(2,777,955)
Amounts due from related parties	10,915	—	(2,101,853)
Other receivables	(14,908)	(649,971)	(8,764,669)
Inventories	(1,502,829)	(8,471,539)	(64,028,801)
Advances to suppliers	(271,308)	(4,696,241)	(7,652,930)
Prepaid expenses	—	(57,133)	(1,020,061)
Accounts payable	1,051,407	7,247,173	79,716,575
Advances from customers	191,013	2,117,561	13,072,783
Accrued expenses and other current liabilities	433,445	3,195,242	23,025,083
Amounts due to related parties	475,917	1,164,032	(856,307)
Deferred income	4,409	93,245	2,472,001

Net cash (used in) from operating activities	(1,366,206)	(6,573,521)	1,306,775

Cash flows used in investing activities:
Purchase of property and equipment	(92,218)	(1,519,205)	(9,592,160)
Purchase of other assets	(821)	(3,128)	(9,989)
Proceed from disposal of property and equipment	—	—	3,178
Increase in restricted deposits	—	—	(14,214,585)

Net cash used in investing activities	(93,039)	(1,522,333)	(23,813,556)

Cash flows from financing activities:
Proceeds from registered capital contributions by shareholders of the VIE	—	—	1,390,621
Proceeds from bank borrowings	—	—	17,477,240
Repayment to bank borrowings	—	—	(4,766,520)
Loans from shareholders	1,734,203	9,137,220	1,470,635
Issuance of Series A Preferred shares (a)	—	—	10,503,138
Issuance of Series B Preferred shares	—	—	41,223,892
Issuance costs of Series A and Series B Preferred shares	—	—	(175,754)
Issuance of ordinary shares	—	1	1,499,994
Repurchase of ordinary shares	—	—	(1,837,500)

Net cash provided by financing activities	1,734,203	9,137,221	66,785,746
Effect of exchange rate changes	504	(217,996)	(435,278)

Net increase in cash and cash equivalents	275,462	823,371	43,843,687
Cash and cash equivalents at beginning of the period	12,258	287,720	1,111,091

Cash and cash equivalents at end of the period	287,720	1,111,091	44,954,778

(a)	Noncash financing activities: refer to note 10, US$9,709,643 of the Assigned Loan amount was settled with the accumulated shareholder loan due from the Company to the Chairman on February 21, 2011. The rest of the subscription price of US$10,503,138 was settled in cash.

The accompanying notes are an integral part of the consolidated financial statements.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

1.	Organization and principal activities

Vipshop Holdings Limited (the “Company”) was incorporated in the Cayman Islands on August 27, 2010 to be the holding company for a group of companies engaged in the provision of operating an online platform. The platform offers a wide selection of various famous branded discount products including apparel for women, men and children, fashion goods, cosmetics, home goods and other lifestyle products, through its website (http://www.vipshop.com/) in the People’s Republic of China (the “PRC”). At the time of its incorporation and through the date of the Reorganization as described below, the ownership interest of the Company was held by five individuals indirectly through their respective investment holding companies. These individuals are Mr. Eric Ya Shen, the Chairman and chief executive officer of the Company, Mr. Arthur Xiaobo Hong, the Vice Chairman of the Board of Directors of the Company (collectively, the “Founders”), and three other investors (the “Original Investors”). The Company, its subsidiaries and consolidated variable interest entity (“VIE”) are collectively referred to as the “Group”.

Guangzhou Vipshop Information Technology Co., Ltd. (“Guangzhou Vipshop” or the “VIE”) was incorporated in the PRC on August 22, 2008, to operate an online platform for sales of products. On the date of Reorganization, Guangzhou Vipshop are owned by the same five ultimate shareholders of the Company as described above, with the same respective percentage of ownership for each of the five ultimate shareholders.

To comply with PRC laws and regulations that restrict foreign owned enterprises from holding the licenses that are necessary for the operation of internet access, the distribution of online information and the conduct of online commerce, the Company entered into the following transactions (collectively, the “Reorganization”).

On October 22, 2010, the Company incorporated a wholly owned subsidiary, Vipshop International Holdings Limited in Hong Kong (“Vipshop HK”) as the intermediate holding company for Vipshop (China) Co., Ltd. (formerly known as Guangzhou Vipshop Computer Service Co. Ltd., the “WOFE”). The WOFE was incorporated on January 20, 2011 in the PRC as a wholly owned subsidiary of Vipshop HK with initial registered capital of RMB10 million (US$1.5 million). On the same day, the WOFE entered into the following agreements with Guangzhou Vipshop and each of its individual shareholders:

Power of Attorney Agreements: Each equity holder of Guangzhou Vipshop irrevocably authorized the WOFE to exercise the rights related to their shareholdings, including attending shareholders’ meetings and voting on their behalf on all matters, including but not limited to matters related to the transfer, pledge or disposition of their respective equity interests in Guangzhou Vipshop, and appointment of the executive directors and senior management of Guangzhou Vipshop. The WOFE is entitled to assign such rights to any other party at its own discretion without giving prior notice to the shareholders.

Exclusive Business Cooperation Agreement: The WOFE entered into an agreement with Guangzhou Vipshop to provide Guangzhou Vipshop with technical, consulting and information services. In considerations of these services, Guangzhou Vipshop shall pay the WOFE fees equal to 100% of its net income, the rate of service fees may be adjusted upon mutual discussions between the two parties. The WOFE is the exclusive provider of these services for a term of 10 years.

Equity Interest Pledge Agreements: Each equity holder of Guangzhou Vipshop pledged all their respective equity interests in Guangzhou Vipshop as security to ensure that Guangzhou Vipshop fully performs its obligations under the Exclusive Business Cooperation Agreement, and pays the consulting and service fees to the WOFE when the fees becomes due.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

Exclusive Option Agreements: Each equity holder of Guangzhou Vipshop granted the WOFE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase, their equity interest in Guangzhou Vipshop at the WOFE’s sole and absolute discretion to the extent permitted by the PRC laws. The purchase price is 10 Renminbi (“RMB”) (US$1.59); if appraisal is required by laws of the PRC at the time when the WOFE exercises the option, the parties shall negotiate in good faith, to make necessary adjustments to the purchase price based on the appraisal result to comply with applicable laws of the PRC.

On October 8, 2011, the WOFE entered into the following amended agreements with Guangzhou Vipshop and each of its individual shareholders to replace the respective original agreements entered into on January 20, 2011:

Amended and Restated Exclusive Business Cooperation Agreement: The WOFE entered into this agreement with Guangzhou Vipshop to provide Guangzhou Vipshop with technical, consulting and information services. This agreement replaced the original Exclusive Business Cooperation Agreement dated January 20, 2011. There was no significant change of terms from the original agreement except that the service fee to be paid by Guangzhou Vipshop to the WOFE in consideration of the services to be provided by the WOFE, shall equal to 100% of the net income of Guangzhou Vipshop, provided that the WOFE, at its sole discretion, shall have the right to adjust the rate of the service through written notice.

Amended and Restated Equity Interest Pledge Agreement: This agreement replaced the original Equity Interest Pledge Agreements entered into on January 20, 2011. There was no significant change of terms from the original agreement.

Amended and Restated Exclusive Option Agreement: This agreement replaced the original Exclusive Option Agreement entered into on January 20, 2011. There was no significant change of terms from the original agreement.

Exclusive Purchase Framework Agreement: The WOFE and Guangzhou Vipshop entered into in this agreement during the third quarter of fiscal 2011. Under this agreement, Guangzhou Vipshop agrees to purchase products or services exclusively from the WOFE or its subsidiaries. Guangzhou Vipshop and its subsidiaries must not purchase from any third party products or services which the WOFE is able to provide. Guangzhou Vipshop must pay the WOFE for its products an amount, which includes a service fee, based on the unit price and the quantity of the products ordered by Guangzhou Vipshop. The WOFE may terminate this agreement at any time by giving 15 days’ prior written notice. Guangzhou Vipshop has no right to terminate this agreement unless the WOFE commits gross negligence or fraud.

The Company participated significantly in the design of Guangzhou Vipshop. Based on the Power of Attorney Agreements dated January 20, 2011, which has not been subsequently amended, the Company has the ability to effectively control Guangzhou Vipshop through the WOFE. The Company is also able to receive a majority of the economic benefits of Guangzhou Vipshop, because of its ability to effectively determine the service fees payable by Guangzhou Vipshop to the WOFE under the Exclusive Business Cooperation Agreement and the Amended and Restated Exclusive Business Cooperation Agreement, and through the Exclusive Purchase Framework Agreement. Therefore, the Company has determined that it is the primary beneficiary of Guangzhou Vipshop and has consolidated its respective results for the periods presented. Other than Guangzhou Vipshop, the Company has no interest in any other variable interest entities.

The Reorganization has been accounted for as a recapitalization because there was no control or collaborative group established before or after the Reorganization, and the assets and liabilities were recorded at their historical costs. In August 2011, the WOFE incorporated a wholly owned subsidiary, Vipshop (Kunshan) E-Commerce Co., Ltd. (the “Vipshop Kunshan”). The Company, its subsidiaries and

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

variable interest entity are collectively referred to as the Group. Accordingly, the Group’s consolidated financial statements for the periods presented have been prepared by including the financial statements of the Company, Vipshop HK, the WOFE , Vipshop Kunshan and Guangzhou Vipshop.

Guangzhou Vipshop’s total assets, total liabilities, total (deficit) equity, net revenues, total operating expenses and net loss attributable to the Company are as follows:

	As of December 31,
	2009	2010	2011
	$	$	$
Total assets	2,739,835	17,132,109	60,721,481
Total liabilities	(4,289,798)	(27,217,367)	(35,009,764)

Total (deficit) equity	(1,549,963)	(10,085,258)	25,711,717

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Net revenues	2,804,830	32,582,115	226,291,723
Total operating expenses	(1,609,393)	(11,547,888)	(55,259,534)
Net loss	(1,380,707)	(8,339,525)	(26,409,424)

As of December 31, 2011, intercompany loans and trade current accounts of $515,550, $48,541,403, $5,142,675 respectively, had been made by Vipshop HK, the WOFE and Vipshop Kunshan to Guangzhou Vipshop for the purposes of financing the operations of Guangzhou Vipshop. The intercompany loans and trade current accounts were unsecured, interest-free and had no fixed repayment terms. There were no intercompany loans or trade current accounts made to Guangzhou Vipshop by the Company or its subsidiaries as of December 31, 2009 and 2010.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entity for which it is deemed the primary beneficiary. All intercompany accounts, transactions and unrealized profit and losses have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates. The Group’s management based their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

other sources. Significant accounting estimates reflected in the Group’s financial statements include inventory write-down, membership reward program liabilities, valuation allowance for deferred tax assets, valuations of ordinary shares on the issuance dates of Preferred Shares and valuations of stock-based awards on grant dates. Changes in facts and circumstances may result in revised estimates.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand demand deposits and highly liquid investments with maturity of less than three months.

Cash and cash equivalents are placed with financial institutions with high-credit ratings and quality.

(d)	Inventories

Inventory is stated at the lower of cost or market. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated market value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Group takes ownership, risks and rewards of the products purchased, but has arrangements to return unsold goods with certain vendors. Write downs are recorded in cost of goods sold in the consolidated statements of operations.

(e)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income (loss). Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture, fixtures and equipment	2 to 3 years
Leasehold improvements	Over the lease term
Motor vehicles	5 years

Direct and incremental costs related to the construction of assets, including costs under the construction contracts, duties and tariffs, equipment installation and shipping costs, are capitalized. Management estimates the residual value of its furniture, fixtures and equipment and motor vehicles to be 5%.

(f)	Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When these events occur, the Group assesses the recoverability of these long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the future undiscounted cash flow is less than the carrying amount of the assets,

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

the Group recognizes an impairment equal to the difference between the carrying amount and fair value of these assets. The Group recorded impairments in the amount of nil, nil and $437,725 for the years ended December 31, 2009, 2010 and 2011, respectively.

(g)	Revenue recognition

The Group recognizes revenue from the sale of apparel and accessories, home products, healthcare products and other merchandise through its online platform, including its internet website and cellular phone application. The Group recognizes revenue when persuasive evidence of an arrangement exists, products are delivered, the price to the buyer is fixed or determinable and collectability is reasonably assured.

The Group utilizes delivery service providers to deliver goods to its customers directly from its own warehouses. The Group estimates and defers revenue and the related product costs for goods that are in-transit to the customers.

The Group offers customers with an unconditional right of return for a period of seven days. The Group defers revenue until the return period expires if it does not have sufficient historical data related to such sales to reasonably estimate the amount of future returns. The Group recognizes revenue with provisions of estimated return when goods have been delivered to customers, if it has sufficient historical data related to such sales to reasonably estimate the amount of future returns. During the periods presented, the Group defers revenue until the return period expires.

Revenue was recorded on a gross basis, net of surcharges and value added tax of 17% of gross sales. Surcharges are sales related taxes representing the City Maintenance and Construction Tax and Education Surtax. The Group recorded revenue on a gross basis because the Group has the following indicators for gross reporting: it is the primary obligor of the sales arrangements, is subject to inventory risks of physical loss, has latitude in establishing prices, has discretion in suppliers’ selection and assumes credit risks on receivables from customers. The Group also retains some of general inventory risks despite its arrangements to return goods to some vendors within limited time periods.

Discount coupons membership reward program

The Group voluntarily provides discount coupons through certain co-operative websites or through public distributions during its marketing activities. These coupons are not related to prior purchases, and can only be utilized in conjunction with subsequent purchases on the Group’s platforms. These discount coupons are recorded as reduction of revenues at the time of use. The Group has established a membership reward program wherein customers earn one point for one RMB of purchase made on the Group’s platforms. Existing members may also receive extra reward points at the time of the first purchase by those customers referred by them. Membership reward points can be either exchanged into coupons to be used in connection with subsequent purchases, or exchanged into free gifts. These reward points generally expire on December 31 of the following year after the points have been earned, while the coupons expire three months after redemption. The Group accrues liabilities for the estimated value of the points earned and expected to be redeemed, which are calculated by applying an expected usage rate on all reward points outstanding if it has sufficient historical data to reasonably estimate the usage rate. The Group accrues liabilities for the estimated value of points earned for all outstanding reward points related to prior purchases at the end of each reporting period, if it does not have sufficient historical data to reasonably estimate the usage rate of these reward points. During the periods presented, the Group accrues for all reward points related to prior purchases outstanding at the end of each reporting period.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

These liabilities reflect management’s best estimate of the cost of future redemptions. During years ended December 31, 2009, 2010 and 2011, the Group recorded deferred revenue related to reward points earned from prior purchases of $4,409, $97,654 and $2,569,655, respectively.

The Group does not charge any membership fees from its registered members. New members who register on the Group’s platforms or existing members introducing new members to the Group’s website will be granted free membership reward points, which can be used to redeem coupons for future purchases. These reward points are not related to prior purchases and are recorded as reduction of revenues at the time of use.

Amounts collected by delivery service providers but not yet remitted to the Group are classified as accounts receivable on the consolidated balance sheets. Payments received in advance of delivery are classified as advances from customers. Revenues include fees charged to customers for shipping and handling expenses. The Company pays a fee to the delivery service provider and records such fee as shipping and handling expenses.

Advertising revenues

The Group offers enhanced advertising services for certain vendors on its website. These advertising revenues are recognized on a straight-line basis over the service periods, net of business tax of approximately 5% of service revenues.

(h)	Cost of goods sold

Cost of goods sold consists primarily of cost of merchandise sold and inventory write-down. The amounts of inventory write-down were $31,672, $2,601,368 and $1,694,336 for the years ended December 31, 2009, 2010 and 2011, respectively. Our cost of goods sold does not include shipping and handling expenses, payroll, bonus and benefits of logistic staffs or logistic centers rental expenses, therefore our cost of goods sold may not be comparable to other companies which include such expenses in their cost of goods sold.

(i)	Fulfillment expenses

Fulfillment expenses primarily consist of payroll, bonus and benefits of logistics staff, logistics centers rental expenses, shipping and handling expenses and packaging expenses.

(j)	Marketing expenses

Marketing expenses primarily consist of payroll, bonus and benefits of marketing staff, advertising costs, agency fees and costs for promotional materials.

The amounts of advertising expenses were $245,398, $1,994,348 and $14,562,477 for the years ended December 31, 2009, 2010 and 2011, respectively.

(k)	Technology and content expenses

Technology and content expenses primarily consist of payroll, bonus and benefits of the staff in the technology and system department, telecommunications expenses, model fees and photography expenses.

(l)	General and administrative expenses

General and administrative expenses primarily consist of payroll, bonus and benefit costs for retail and corporate employees, legal, finance, information systems, rental expenses and other corporate overhead costs.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

(m)	Foreign Currency Transactions and Translations

The functional currency of the Company and Vipshop HK are the United States dollar (“US dollar”). The functional currency of all the other subsidiaries and the variable interest entity is RMB. Foreign currency denominated monetary assets and liabilities have been translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies have been translated into the functional currency at the applicable rates of exchange prevailing on the date transactions occurred. Transaction gains and losses are recognized in the consolidated statements of operations.

The financial statements of the subsidiaries and the variable interest entity have been translated into US dollars for the purposes of consolidation. Assets and liabilities are translated into US dollars based on the rates of exchange existing on the balance sheet date. Equity accounts are translated at historical exchange rates. The statements of operations are translated using a weighted average rate for the period. Translation adjustments have been reported as a separate component of other comprehensive income.

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China foreign exchange trading system market. The Group’s cash and cash equivalents denominated in RMB amounted to $287,720, $1,110,510 and $44,478,829 at December 31, 2009, 2010 and 2011, respectively.

(n)	Income Taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Group is required to estimate its income taxes in each of the jurisdictions in which it operates. The Group accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(o)	Value added taxes

The Company’s PRC subsidiaries are subject to value added tax at a rate of 17% on proceeds received from customers, and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods that have generated the gross sales proceeds. The VAT balance is recorded either in other current liabilities or other current receivables on the face of consolidated balance sheets.

(p)	Comprehensive income (loss)

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. During the periods presented, comprehensive

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

income (loss) is reported in the consolidated statement of shareholder’s equity (deficit) and comprehensive income (loss), and other comprehensive income (loss) includes foreign currency translation adjustments.

(q)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, amounts due from related parties, other receivables and advances to suppliers. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality. Accounts receivable primarily comprise of amounts receivable from product delivery service providers. These amounts are collected from customers by the service providers when products are delivered. The Group conducts a credit evaluation of these service providers and generally requires a small amount of security deposit. Amounts due from related parties are prepayments related to purchases of goods from the entities controlled by shareholders of the Company. Due to the nature of the relationship, the Company considers there to be no collection risks in regard to amounts due from related parties. With respect to advances to product suppliers, the Group performs on-going credit evaluations of the financial condition of its suppliers. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific delivery service providers and other information.

(r)	Fair value of financial instruments

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1	applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2	applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, other current liabilities, amounts due from and to related parties and short term bank borrowings, approximate their fair values.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

(s)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of operations on a straight-line basis over the lease periods.

(t)	Share-based Compensation

Share-based payments make to employees, including employee stock options, ordinary shares transferred to employees with no consideration, and restricted shares issued to employees which the Company has a repurchase option, are recognized as compensation expenses over the requisite service periods. The Group measures the cost of employee services received in exchange for share-based compensation at the grant date fair value of the awards. The Company has elected to recognize compensation expense on a straight-line basis over the requisite service period for the entire award with graded vesting provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

(u)	Series A & B Convertible Preferred Shares

The Series A convertible preferred shares (“Series A Preferred Shares”) and the Series B convertible preferred shares (“Series B Preferred Shares”) are non-redeemable and classified as permanent equity and have been initially recorded at their fair value upon issuance.

(v)	Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. The Group has determined that its convertible Series A and B Preferred Shares participate in undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing earnings (loss) per share. Under this method, net income (loss) applicable to holders of ordinary shares is allocated on a pro rata basis to the ordinary and convertible Series A and B Preferred shares to the extent that each class may share in income (loss) for the period had it been distributed. Losses are not allocated to the participating securities. Diluted earnings (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method.

(w)	Unaudited Pro Forma Information

The unaudited pro forma balance sheet information as of December 31, 2011 assumes the conversion upon completion of the initial public offering of 20,212,500 Series A Preferred Shares and 8,166,667 Series B Preferred Shares of US$20,113,898 and US$41,147,021 outstanding as of December 31, 2011 respectively into ordinary shares. Each convertible preferred share is convertible into one ordinary share.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

The unaudited pro forma net loss share information for the year presented assumes all Series A and B Preferred shares to be outstanding and converted into ordinary shares of the Company from the beginning of the year presented.

(x)	Recent Changes in Accounting Standards

In May 2011, the FASB issued an authoritative pronouncement on fair value measurement. The guidance is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement principles in U.S. GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments, mainly including:

•

Highest-and-best-use and valuation-premise concepts for nonfinancial assets – the guidance indicates that the highest-and-best-use and valuation-premise concepts only apply to measuring the fair value of nonfinancial assets.

•

Application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk – the guidance permits an exception to fair value measurement principles for financial assets and financial liabilities (and derivatives) with offsetting positions in market risks or counterparty credit risk when several criteria are met. When the criteria are met, an entity can measure the fair value of the net risk position.

•

Premiums or discounts in fair value measure – the guidance states that “premiums or discounts that reflect size as a characteristic of the reporting entity’s holding (specifically, a blockage factor that adjusts the quoted price of an asset or a liability because the market’s normal daily trading volume is not sufficient to absorb the quantity held by the entity etc.) rather than as a characteristic of the asset or liability (for example, a control premium when measuring the fair value of a controlling interest are not permitted in a fair value measurement.”

•

Fair value of an instrument classified in a reporting entity’s shareholders’ equity – the guidance prescribes a model for measuring the fair value of an instrument classified in shareholders’ equity; this model is consistent with the guidance on measuring the fair value of liabilities.

•	Disclosures about fair value measurements – the guidance expands disclosure requirements, particularly for Level 3 inputs. Required disclosures include:

•

For fair value measurements categorized in level 3 of the fair value hierarchy: (1) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (2) a description of the valuation process in place (e.g., how the entity decides its valuation policies and procedures, as well as changes in its analyses of fair value measurements, from period to period), and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs.

•	The level in the fair value hierarchy of items that are not measured at fair value in the statement of financial position but whose fair value must be disclosed.

The guidance is to be applied prospectively and effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In June 2011, the FASB issued an authoritative pronouncement, Accounting Standards Update (“ASU”) 2011-05, to allow an entity the option to present the total of comprehensive income, the

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. For public entities, the amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In December 2011, the FASB issued a further authoritative pronouncement, ASU2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in ASU2011-05. Under the amendments in ASU 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in ASU 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. Due to the time required to properly make such a reassessment and to evaluate alternative presentation formats, the Board decided that it is necessary to reinstate the requirements for the presentation of reclassifications out of accumulated other comprehensive income that were in place before the issuance of Update 2011-05. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In December 2011, the FASB issued an authoritative pronouncement on disclosures about offsetting assets and liabilities. Under this pronouncement, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Group is in the process of evaluating the effect of adoption of this pronouncement.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

3.	Accounts Receivable

	As of December 31,
	2009	2010	2011
	$	$	$
Components of accounts receivable are as follows:
Delivery service providers (note)	436,765	1,372,709	4,094,082
Other customers	—	—	56,582
Less: allowance for doubtful debts	—	—	—

Total	436,765	1,372,709	4,150,664

The accounts receivable for more than 10% are as follows:

	As of December 31,
	2009	2010	2011
Delivery service provider A	11%	88%	35%
Delivery service provider B	76%	—	—
Delivery service provider C	—	—	36%

Note: For certain sales transactions, delivery service providers will collect payments from the Group’s customers upon delivery of goods, and remit such payments back to the Group on a periodic basis.

4.	Other Receivables

	As of December 31,
	2009	2010	2011
	$	$	$
Components of other receivables are as follows:
Deposits (Note)	34,574	633,867	2,369,131
Cash advanced to staff	—	37,878	163,682
VAT receivable	—	—	6,756,228
Others	10,309	23,109	121,440

Sub-total	44,883	694,854	9,410,481
Less: allowance for doubtful debts	—	(49,042)	—

Total	44,883	645,812	9,410,481

Note: Deposits consist of amounts paid to vendors for inventory, advertising, and rental deposits.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

5.	Property and Equipment, Net

	As of December 31,
	2009	2010	2011
	$	$	$
Cost
Furniture, fixtures and equipment	125,842	646,401	6,998,175
Leasehold improvements	37,605	639,753	1,372,451
Motor vehicles	35,748	227,811	2,235,981

Sub-total	199,195	1,513,965	10,606,607
Less: accumulated depreciation	(44,226)	(147,419)	(1,458,445)

Property and equipment, net	154,969	1,366,546	9,148,162

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Depreciation expenses were charged to:
Fulfillment expenses	—	—	352,921
Marketing expenses	—	—	2,128
Technology and content expenses	—	—	360,194
General and administrative expenses	41,320	103,193	653,581

	41,320	103,193	1,368,824

During the year ended December 31, 2011, the Group has recognized impairment loss of leasehold improvements in the amount of US$437,725. The amount has been charged to general and administrative expenses, as such loss relates to a leased office premise that has no future expected usage due to change of business plan.

6.	Bank borrowings

The Group had short term loans from banks in the total amount of US$12,710,720 outstanding as of December 31, 2011. The interest rates on the loans range from 105% to 120% of the benchmark interest rate quoted by the People’s Bank of China, the average interest rate was 7.11% for the period ended December 31, 2011. The restricted deposits of US$14,214,585 as of December 31, 2011 represent fixed guarantee deposits required by a bank for the loan and bank facility provided.

7.	Accrued Expenses and other current liabilities

	As of December 31,
	2009	2010	2011
	$	$	$
Accrued advertising expense	8,492	528,725	1,458,279
Accrued shipping and handling expenses	90,784	943,064	7,156,721
Accrued payroll	87,830	403,757	2,660,630
Social benefit provision	89,101	524,653	1,599,125
Deposits from delivery service providers	—	348,485	1,091,056
Other tax payable	152,121	801,307	10,383,025
Others	17,849	91,428	2,317,666

	446,177	3,641,419	26,666,502

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

8.	Employee Retirement Benefit

Full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to make contributions based on certain percentages of the employees’ basic salaries. Other than the contribution, there is no further obligation under these plans. The total contributions and accruals for such employee benefits was $109,378, $548,282 and $2,651,763 for the years ended December 31, 2009, 2010 and 2011, respectively.

9.	Distribution of Profit

Pursuant to laws applicable to entities incorporated in the PRC, the PRC subsidiaries are prohibited from distributing their statutory capital and are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds after offsetting accumulated losses from prior years, until the cumulative amount of such reserve fund reaches 50% of their registered capital. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other fund are at the discretion of the subsidiaries.

The general reserve is used to offset future extraordinary losses. A subsidiary may, upon a resolution passed by the shareholders, convert the general reserve into capital. The staff welfare and bonus reserve is used for the collective welfare of the employees of the subsidiary. The enterprise expansion reserve is for the expansion of the subsidiary’s operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of the retained earnings determined in accordance with Chinese law, and are not distributable as cash dividends to the Group.

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. As a result of accumulated losses as of December 31, 2009, 2010 and 2011, the Company’s PRC subsidiaries did not transfer a portion of their net assets either in the form of dividends, loans or advances.

10.	Capital Structure

On August 27, 2010, the Company was incorporated with authorized and issued share capital of $50,000 divided into 50,000 ordinary shares of par value of US$1.0 each to Mr. Eric Ya Shen, the Chairman and chief executive officer of the Company, Mr. Arthur Xiaobo Hong, the Vice Chairman of the Board of Directors of the Company (collectively, the “Founders”) and three other investors (the “Original Investors”).

On November 22, 2010, the Company subdivided its share capital into 500,000,000 shares at par value of US$0.0001 each. On the same day, the Company redeemed and cancelled 499,990,000 issued shares owned by the existing shareholders on a pro rata basis, at par value of US$0.0001 per share. As a result of these transactions, there were 10,000 issued and outstanding ordinary shares at par value of US$0.0001 per share.

Issuance of Series A Preferred Shares

In preparation for the issuance of the Company’s Series A Preferred Shares, the Series A Preferred Shares investors entered into three loans agreements with the Chairman of the Company on July 20, 2010, October 14,

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

2010 and December 17, 2010, with an aggregated amount of $9,709,643. Pursuant to these three loan agreements, the entire outstanding principals should be converted into the number of Series A Preferred Shares upon issuance of such shares. During 2010, the Chairman utilized the majority of the proceeds from these three loans to finance the operation of the Company through shareholder loans (refer to note 14).

On January 24, 2011, the Company, the Series A Preferred Share investors and the Chairman of the Company entered into the Loan Assignment and Assumption Agreement, pursuant to which the Chairman of the Company assigned the entire principal of the three loan agreements entered into with the Series A Preferred Shares investors to the Company (the “Assigned Loans”).

On January 31, 2011, the Company re-designated its authorized share capital of $50,000 divided into (a) 479,787,500 ordinary shares of par value of US$0.0001 each and (b) 20,212,500 Series A Preferred Shares of par value of US$0.0001 each. On the same day, the Company issued 47,765,000 ordinary shares to its five original investors in the same proportion of their existing ownership. As a condition to the closing of the Series A Preferred Shares subscription, the Company also repurchased 1,837,500 ordinary shares from one of its Original Investors, Rapid Prince Development Limited (“Rapid Prince”), a company wholly owned by Mr. Bin Wu at an aggregate purchase price of $1,837,500 and these shares were cancelled on the same day.

On January 31, 2011, the shareholders and directors of the Company also resolved to reserve 7,350,000 ordinary shares for future issuance under the employee stock incentive plan to be adopted by the Company (the “ESOP”).

On February 21, 2011, 20,212,500 Series A Preferred Shares of US$0.0001 each were issued to investors for $20,212,781 or US$1 each. Concurrently, the Company entered into a Convertible Loan Agreement with the Series A Preferred Share investors, also the lenders of the three Assigned Loans, which converted the entire assigned loan amounts into part of the subscription price for Series A Preferred Shares upon closing.

The Assigned Loan amount was settled with the accumulated shareholders loan due from the Company to the Chairman on February 21, 2011. The rest of the subscription price of US$10,503,138 was settled in cash on February 23, 2011.

Each Series A Preferred Share shall be convertible, at the option of the holder, at any time after the date of issuance, into one ordinary share of the Company, subject to certain anti-dilution adjustments such as share splits and combination, adjustment for ordinary share dividends and distributions, reorganization and mergers. Each Series A Preferred Share shall automatically be converted into ordinary shares of the Company upon the closing of an initial public offering of the Company in the United States or on a reputable stock exchange determined by the Company, with gross proceeds to the Company of not less than $30,000,000 (the “Qualified IPO”), or in the event that holders of two-thirds of the Series A Preferred Shares then outstanding elect to convert. Each Series A Preferred Share shall carry such number of votes as is equal to the number of votes of ordinary shares then issuable upon the conversion of such Series A Preferred Shares, and be entitled to dividend declared or paid on ordinary shareholders on an as-if-converted basis.

If a liquidation event occurs, the Series A Preferred Shares shall be entitled to receive out of the assets of the Company available for distribution to its members, prior and in preference to any distribution to ordinary shareholders, the amount of 120% of the Series A Preferred Shares subscription price, adjusted for certain anti-dilutive events, plus all declared but unpaid dividends and distribution on such Series A Preferred Shares. The Series A Preferred Shares are not redeemable at the option of the holders.

As another condition to the closing of the Series A Preferred Shares, the Founders and the Original Investors of the Company, entered into the Share Restriction Agreement with the Series A Preferred Share investors and the Company on February 21, 2011. Pursuant to which the Founders and the Original Investors are prohibited from

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

transferring, selling, assigning, pledging or disposing in any way their equity interest in the Company before such shares are vested. The shares held by the Founders shall be 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011; provided that the Founders remain full-time employees of the Group at the end of such month. A total of 18,632,250 unvested share were held by the Founders as of February 21, 2011. The shares held by the Original Investors, shall be 25% vested on February 21, 2012, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2012. The Company has the option to repurchase the ordinary shares held by the Founders in the event a Founder ceases to be a full-time employee of the Group for any reasons. The Company shall have an irrevocable and exclusive option to repurchase all the unvested shares held by Founders at par value, and all the shares (including vested shares) held by the Founders at fair market value. The Founders and the Original Investors also agreed not to transfer their equity interest in the Company during the 180 day period following the effective date of the Company’s first registration statement, or such shorter periods as may be requested by the managing underwriter. The Share Restriction Agreement shall terminate upon the closing of a Qualified IPO.

This Share Restriction Agreement between the Founders and the Company is be accounted for as a reverse stock split follow by the grant of a restricted stock award under a stock-based compensation plan. Accordingly, the Group measured the fair value of the unvested shares of the Founders at grant date and recognizes the whole amount as compensation expense (refer to note 15(b)).

As a result of all the above transactions, the Company has an authorized capital of US$50,000 divided into (a) 479,787,500 ordinary shares of a par value of US$0.0001 each, 45,937,500 of which have been issued and outstanding, and (b) 20,212,500 Series A Preferred Shares of par value of US$0.0001 each, all of which have been issued and outstanding. All ordinary shares and per share data have been retroactively restated, unless otherwise indicated, in the accompanying consolidated financial statements and notes to the financial statements for all periods presented to reflect the impact of the above transactions.

The Group recorded the initial carrying amount of the convertible non-redeemable Series A Preferred Shares as equity at US$20,113,898, which was the total proceed from the issuance of the shares offset by the direct costs of equity issuance of US$98,883.

The fair value of Series A Preferred Shares on issuance date of February 21, 2011 was determined to be US$3.75 per share, and the fair value of ordinary shares of the Company was determined to be US$3.43 per share on that day. Series A Preferred Shareholders paid approximately US$1.00 per share.

When estimating the fair values of the ordinary shares as of the issuance date. The Group first determined its enterprise value by means of a discounted cash flow analysis. The discounted cash flow derived by management considered the Group’s future business plan, specific business and financial risks, the stage of development of the Group’s operations and economic and competitive elements affecting the Group’s business, industry and market, and with reference to equity transactions of the Company. The Group then allocated the resulting enterprise value between the ordinary shares and Series A Preferred Shares. The fair values of the shares were determined with the assistance of an independent valuation firm.

The Company recognized a deemed dividend of US$49,214,977 for the beneficial conversion feature (“BCF”) the Series A Preferred Shareholders received, which is equal to the amount of the intrinsic value of the conversion feature. The intrinsic value was calculated at the commitment date of February 21, 2011, as the difference between the effective conversion price based on the proceeds received of approximately US$1.00 per share and the fair value of the ordinary shares of US$3.43 per share into which the Series A Preferred Shares are convertible, multiplied by the number of ordinary shares into which the Series A Preferred Shares is convertible.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

Issuance of Series B Preferred Shares

On April 11, 2011, in preparation for the closing of the subscription of the 8,166,667 Series B Preferred Shares, the Company re-designated its authorized capital of US$50,000 to be divided into (a) 471,620,833 ordinary shares of par value of US$0.0001 each, (b) 20,212,500 Series A Preferred Shares of par value of US$0.0001 each, and (c) 8,166,667 Series B Preferred Shares of par value of US$0.0001 each. All of the issued and outstanding 45,937,500 ordinary shares and 20,212,500 issued and outstanding Series A Preferred Shares remain unchanged. On the same date, 8,166,667 Series B Preferred Shares were issued to investors, for a total consideration of US$41,223,892 (approximately $5.05 per Series B Preferred Share).

Series B Preferred Shareholders have the same rights as Series A Preferred Shareholders as described above, except a different liquidation preference. If a liquidation event occurs, and the valuation of the liquidation event is more than RMB5 billion, the holders of the Series B Preferred Shares shall be entitled to receive on a pro rata basis, the RMB$100 million prior to any distribution to the holders of any other class of shares. After such distribution, the holders of the Series B Preferred Shares shall be entitled to receive the amount equal to 135% of the Series B Preferred Shares purchase price, plus all declared but unpaid dividends and distributions on such Series B Preferred Shares. Lastly, if there are still any assets or funds, then each holder of Series A Preferred Shares shall be entitled to receive their distribution at 120% of the Series A purchase price as described above.

On April 11, 2011, the Company also adopted the Second Amended and Restated Memorandum and Articles of Association, which raised the amount of the Qualified IPO to an offering with gross proceeds to the Company of not less than $150,000,000. Based on the Second Amended and Restated Memorandum and Articles of Association, each Series A and B Preferred Share shall be automatically converted into ordinary share upon the closing of a Qualified IPO or with the written consent of the holders of two-thirds of the Series A and B Preferred Shares then outstanding.

On April 11, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders, entered into the Amended and Restated Share Restriction Agreement (the “Amended SRA”) which superseded and replaced in its entirety the Share Restriction Agreement dated February 21, 2011 (the “Original SRA”). The Amended SRA included the Series B Preferred Shareholders as an addition party to the agreement, but did not change any of the significant terms of the Original SRA.

The Group recorded the initial carrying amount of the convertible non-redeemable Series B Preferred Shares as equity at US$41,147,021, which was the total proceed from the issuance of the shares offset by the direct costs of equity issuance of US$76,871.

The fair value of Series B Preferred Shares on issuance date of April 11, 2011 was determined to be US$5.04 per share, and the fair value of ordinary shares of the Company was determined to be US$3.79 per share on that day. Series B Preferred Shareholders paid approximately US$5.05 per share. Accordingly, there is no BCF related to the issuance of Series B Preferred Shares.

The Group determined the fair value of its Series B Preferred Shares and ordinary shares on April 11, 2011 using the same methodologies as its February 21, 2011 valuations described above.

Ordinary shares transactions in June 2011

On June 15, 2011, the Chairman and two of the Original Investors, collectively through their respective investment holding companies, transferred 215,431 ordinary shares to Rapid Prince at nil consideration, to correct for an unintended error in earlier share distributions.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

On the same date, Elegant Motion Holdings Limited (“Elegant Motion”), a company wholly-owned by the Chairman, transferred 1,521,007 ordinary shares of the Company to High Vivacity Holdings Limited (“High Vivacity”), a company wholly-owned by the Mr. Arthur Xiaobo Hong at nil consideration. This transaction was conducted to redistribute the Founders’ diluted shareholdings of the Company to align their original agreed upon shareholdings after taken into the effect of the dilutions incurred from the issuance of Series A and B Preferred Shares and the ESOP. As Mr. Arthur Xiaobao Hong is the Group’s Founder and has served as the Vice Chairman of the Board of Directors of the Group since its inception, the Company considers the transfer of 1,521,007 ordinary shares from Elegant Motion to High Vivacity a compensation for past services. Accordingly, the Group recognized a stock based compensation of US$6,205,709 on the date of grant based on the fair value of the Company’s ordinary share of US$4.08 per share on June 15, 2011, multiple by 1,521,007 ordinary shares transferred (refer to note 15(c)).

Further, the Company also issued 198,106 ordinary shares to Elegant Motion and 99,053 ordinary shares to High Vivacity at an aggregate price of US$1.5 million (approximately US$5.05 per share) on June 15, 2011.

Termination of the Amended SRA in December 2011

On December 8, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders, entered into the Termination Agreement to terminate the Amended SRA. Such termination of the Amended SRA shall be without prejudice to any rights, obligations or claims that have accrued and are outstanding as at the date of such termination. Such transaction is accounted for as a modification of the vesting conditions of the Founders’ restricted stock award (refer to note 15(b) for details).

11.	Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiary operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the year ended December 31, 2010 and 2011, if applicable.

People’s Republic of China

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax Law (“New Tax Law”) which became effective on January 1, 2008. Under the New Tax Law, domestically owned enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. While the New Tax Law equalizes the tax rates for FIEs and domestically-owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. The Group’s subsidiary and the variable interest entity in the PRC are all subject to the tax rate of 25% for the periods presented.

The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

the tax positions. At December 31, 2009, 2010 and 2011, the Group had no unrecognized tax benefits. The Group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 ($14,700) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

Income tax expense is comprised of:

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Current tax	—	—	—
Deferred tax	—	—	—

Total tax expenses	—	—	—

Under the New Tax Law, enterprises are classified as either resident or non-resident. A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its “de facto management organization” located within the PRC. Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its “de facto management organization” located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC. On December 6, 2007, the State Council of the PRC issued New Enterprise Income Tax Implementation Regulations on the New Taxation Law (“New EIT Implementation Regulations”). Under the New EIT Implementation Regulations, “de facto management organization” is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised. Under the New Tax Law and the New EIT Implementation Regulations, a resident enterprise’s global net income will be subject to a 25% enterprise income tax rate. Uncertainties exist with respect to how the New Tax Law and New EIT Implementation Regulations apply to the Group’s overall operations, and more specifically, with regard to tax residency status. On April 22, 2009, the State Administration of Taxation, or the SAT, issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that its legal entities organized outside of PRC should be treated as residents for New Tax Law purposes. Even if one or more of its legal entities organized outside of the PRC were characterized as PRC tax residents, none of them had profit; therefore, no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

A reconciliation of the income tax expense (credit) to loss before income tax computed by applying the PRC statutory income tax rate of 25% per the consolidated statements of operations is as follows:

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Loss before income tax	(1,380,707)	(8,365,848)	(107,271,525)
Computed income tax expense at PRC EIT tax rate	(345,177)	(2,091,462)	(26,817,881)
Effect of non-deductible expenses	980	118,881	19,532,656
Effect of different tax rates of a subsidiary operating in other jurisdictions	—	—	44,048
Change in valuation allowance	344,197	1,972,581	7,241,177

Actual income tax expenses	—	—	—

The principal components of deferred tax assets are as follows:

	As of December 31,
	2009	2010	2011
	$	$	$
Deferred tax assets:
Net operating loss carry forwards	377,513	1,077,107	6,411,543
Allowance for doubtful debts	—	12,260	12,857
Inventory write-down	7,918	650,342	394,082
Payroll payable and other accruals	22,275	269,499	1,561,864
Deferred revenue	15,430	532,350	1,584,985
Others	—	—	14,503
Foreign exchange	(83)	(50,314)	(343,023)
Less: valuation allowance	(423,053)	(2,395,634)	(9,636,811)

Total deferred tax assets	—	—	—

The cumulative amount of tax loss carried forward was US$1,510,052, US$4,308,437 and US$25,822,363 as of December 31, 2009, 2010 and 2011, respectively, for the Group’s certain subsidiaries and the variable interest entity in Hong Kong and the PRC. The loss carryover period in the PRC is generally five years, while the losses could be carried forward indefinitely in Hong Kong.

The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and the variable interest entity as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

Note: Foreign exchange represents the differences of exchange rate on balance sheet date used to translate the deferred tax assets balances and the weighted average rate used to translate the valuation allowance recognized during the period.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

12.	Net Loss Per Share

The Group had the following securities which could potentially dilute basic net loss per share in the future, but which were excluded from the computation of diluted net loss per share in the periods presented, as their effects would have been anti-dilutive.

	As of December 31,
	2009	2010	2011
Employee Stock Options	—	—	7,167,138
Series A Preferred Shares	—	—	20,212,500
Series B Preferred Shares	—	—	8,166,667

Basic net loss per share is based on the weighted average number of common shares outstanding during each period. For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on August 22, 2008.

The calculations of basic net and diluted loss per share are computed as follows:

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Numerator:
Net loss	(1,380,707)	(8,365,848)	(107,271,525)
Deemed dividend on issuance of Series A
Preferred Shares	—	—	(49,214,977)

Net loss attributable to ordinary shareholders	(1,380,707)	(8,365,848)	(156,486,502)

Denominator:
Weighted-average ordinary shares	47,775,000	47,775,000	46,255,574
Outstanding – basic and diluted
Basic net loss per share	(0.03)	(0.18)	(3.38)
Diluted net loss per share	(0.03)	(0.18)	(3.38)

The Series A and B Preferred shares are convertible participating securities but have not been included in the computation of basic net loss per share for the periods presented, as based on the contractual terms, Series A and B Preferred shareholders have no contractual obligation to share in the losses of the Company.

13.	Commitments and contingencies

Lease commitments and Other Arrangements

Operating Leases Agreements

The Group leases office space and certain equipment under non-cancellable operating lease agreements that expire at various dates through December 2020. Those lease agreements provide for periodic rental increases based on both contractual incremental rates and inflation rates adjustments over the leased periods. During the three years ended December 31, 2009, 2010 and 2011, the Company incurred rental expenses amounting to $163,378, $522,471 and $3,153,903, respectively.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

As of December 31, 2011, minimum lease payments under all non-cancellable leases were as follows:

$
Year ending December 31, 2012	5,623,636
Year ending December 31, 2013	5,883,499
Year ending December 31, 2014	4,822,772
Year ending December 31, 2015	3,672,999
Year ending December 31, 2016	2,329,610
Over December 31, 2016	9,368,467

Total minimum lease payments	31,700,983

Capital commitment

As of December 31, 2011, the Group had contracted for capital expenditures of $31,777.

Contingencies

The Group is subject to periodic legal or administrative proceedings in the ordinary course of business. The Group does not believe that any currently pending legal proceeding to which the Group is a party will have a material effect on its business or financial condition.

The Group has not made adequate social welfare payments as required under applicable PRC labor laws. Accrual for the amounts under-paid has been made in the reported periods and amounted to $89,101, $524,653 and $1,559,125 as of December 31, 2009, 2010 and 2011, respectively. However, accruals for the interest on underpayments and penalties that may be imposed by the relevant PRC government authorities have not been made in the financial statements as management considered that it is not probable the relevant PRC government authorities will impose any significant interests or penalties.

14.	Related Party Transactions

For the years ended December 31, 2009, 2010 and 2011, the Group entered into the following material related party transactions:

	1.1.2009 to 12.31.2009	1.1.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$	$
Purchase of goods	412,350	2,352,164	6,310,308

Details of the related party balances as of the end of the years presented on the consolidated balance sheets are as follows:

(a)	Amounts due from related parties

Amounts due from related parties as of December 31, 2009, 2010 and 2011 amounted to nil, nil and $2,101,853 respectively are prepayments related to purchases of goods from the entities controlled by shareholders of the Company.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

(b)	Amounts due to related parties

Amounts due to related parties are made up by shareholder loans and amounts due to companies controlled by shareholders.

Shareholders provided loans to the Group, which are mainly used for working capital purposes. The outstanding loan balances due to shareholders as of December 31, 2009, 2010 and 2011 amounted to $2,050,234, $11,187,454 and $2,948,446 respectively, were unsecured, interest free and repayable on demand. The shareholder loan amount of $7,869,899 and $578,809 as December 31, 2010 and 2011 respectively was mainly funded by the Chairman with the proceeds from the three loans from Series A and Series B Preferred Shares investors during the year ended December 31, 2010 as explained on Note 10, while the rest of the loans was funded by other shareholders. Refer to note 10 for details of assignment of the three loans.

The amounts due to companies controlled or significantly influenced by shareholders as of December 31, 2009, 2010 and 2011 amounted to $541,337, $1,705,369 and $849,062 respectively, and were unsecured and interest free. These amounts are all related to purchases of goods from companies controlled by shareholders.

15.	Share-based Payments

(a)	2011 stock incentive plan

In March 2011, the Company adopted the Vipshop Holdings Limited 2011 Stock Incentive Plan (the “2011 Plan”), which provide up to an aggregate of 7,350,000 ordinary shares of the Company as stock based compensation to employees, directors, officers and consultants and other eligible personal of the Group.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

As of December 31, 2011, a total of 7,167,138 share options were granted to executive officers and employees of the Group, with the following grant dates, vesting periods and exercise price:

Grant date	Exercise Price per share	Number of Options	Vesting period
	$
March 18, 2011	0.5	1,470,000	36% of the shares shall vest at the first anniversary of the grant date, and 1/36th of the total shares shall vest at the end of each month thereafter

March 18, 2011	0.5	183,750	29% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

March 18, 2011	0.5	735,000	37.5% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

March 18, 2011	0.5	735,000	56% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

March 18, 2011	0.5	367,500	33% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

March 28, 2011	0.5	945,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

July 10, 2011	0.5	50,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

August 30, 2011	2.52	819,638	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

November 30, 2011	2.52	551,250	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

November 30, 2011	2.50	1,310,000	25% of the shares shall vest at the first anniversary of the grant date, and 1/48th of the total shares shall vest at the end of each month thereafter

The expiration dates of the above options were 10 years from grant date, vesting is subject to the continuous services of the option holders to the Group, and post-termination exercise period was nine months. During any authorized leave of absence, the vesting of the option shall be suspended after the leave of absence exceeds a period of 90 days. Vesting of the option shall resume upon the option holders’ return to service to the Group. The vesting schedule shall be extended by the length of the suspension.

In the event of termination of the option holders’ continuous service for cause, the option holders’ right to exercise the option shall terminate concurrently, except otherwise determined by the plan administrator, and

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

the Company shall have the rights to repurchase all vested options purchased by the option holders at a discount price determined by the plan administrator. The stock option holders have waived any voting rights with regard to the shares and granted a power of attorney to the Board of Directors of the Company to exercise voting rights with respect to the shares.

The Company uses the Binomial model to determine the estimated fair value for each option granted issued using a retrospective valuation with the assistance of an independent valuation firm. The Group estimates that the forfeiture rate for key management and employees will be nil and 9% respectively. The assumptions used in determining the fair value of the share options were as follows:

Assumptions	Valuation as of March 18, 2011	Valuation as of March 28, 2011	Valuation as of July 10, 2011	Valuation as of August 30, 2011	Valuation as of November 30, 2011
Expected dividend yield	0%	0%	0%	0%	0%
Risk-free interest rate	3.725%	3.778%	4.127%	3.116%	2.853%
Expected Volatility	56.68%	56.53%	55.26%	54.99%	54.00%
Expected life	10 years	10 years	10 years	10 years	10 years
Exercise multiples	2.8 times	2.2 times	2.2 times	2.8 times	2.2 or 2.8 times*
Fair value of underlying ordinary shares	3.40	3.44	4.31	4.78	6.36

*	2.2 times multiple for 1,310,000 numbers of options granted to employees; 2.8 times multiple for 551,250 numbers of options granted to executive officers.

Notes:

(1)	Expected dividend yield:

The expected dividend yield was estimated by the Company based on its dividend policy over the expected life of the options.

(2)	Risk-free interest rate:

Risk-free interest rate was estimated based on the fair market yields of China International Government Bond as of the valuation dates with a maturity period close to the expected life of the options.

(3)	Expected volatility:

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected maturity period of the options.

(4)	Expected life:

As the Company did not have historical share option exercise experience, it estimated the expected life based on the term according to the option agreement.

(5)	Exercise multiples:

The expected exercise multiple is the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options.

As the Company did not have sufficient information of past employee exercise history, it estimated the exercise multiples based on researches conducted by Huddart and Lang (1995).

(6)	Fair value of underlying ordinary shares:

(i) When estimating the fair value of the ordinary shares on grant dates as of March 18, 2011 and March 28, 2011, the Group determined its enterprise value by means of a discounted cash flow analysis

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

using the retrospective approach, and when estimating the fair value of the ordinary shares on grant dates as of August 30, 2011 and November 30, 2011, the Group determined its enterprise price value by means of a discounted cash flow analysis using the contemporaneous approach. The discounted cash flow derived by management considered the Group’s future business plan, specific business and financial risks, the stage of development of the Group’s operations and economic and competitive elements affecting the Group’s business, industry and market, and with reference to equity transactions of the Company. The Group then allocated the resulting enterprise value between the ordinary shares and Series A Preferred Shares. The fair values of the shares were determined with the assistance of an independent valuation firm.

(ii) The Group attributed the ordinary shares underlying the options granted on July 10, 2011 at an estimated fair value of $4.31 per share, determined based on the linear relationship between the fair value of the ordinary shares as of June 15, 2011 and the fair value of the ordinary shares as of August 30, 2011.

For the year ended December 31, 2011, the share option movements were as follows:

	Options Outstanding	Weighted average exercise price per share	Weighted average remaining contractual life per share	Weighted Average fair value at date	Weighted average intrinsic value per option	Aggregate intrinsic value
		$	$	$	$	$
As of January 1, 2009, 2010 and 2011	—	—	—	—	—	—
Granted during the period	7,167,138	1.25	3.61 years	3.40	3.09	22,119,207

Outstanding as of December 31, 2011	7,167,138	1.25	3.06 years

Vested and exercisable as of December 31, 2011	—	—	—

For the year ended December 31, 2009, 2010 and 2011, the Group recognized share-based payment expenses of $nil, $nil and $3,813,576 in connection with the share options granted to employees, respectively.

As of December 31, 2011, there was $19,767,597 unrecognized compensation cost related to unvested share options granted to executive and employees of the Group. The unvested share options expense relating to the stock options of the Group is expected to be recognized over a weighted-average period of 3.06 years on a straight-line basis schedule.

As of December 31, 2011, the number of options vested, forfeited and exercised was nil.

(b)	Founders’ unvested shares

As described on note 10, the Founders’ unvested ordinary shares pursuant to the Share Restricted Agreement dated February 21, 2011 and the Amended SRA dated April 11, 2011, were measured at grant date fair value and to be recognized as compensation expense over the vesting periods. The shares held by the Founders shall be 40% vested immediately, with the remaining shares to be vested in 36 equal and continuous monthly installments for each month starting from February 21, 2011; provided that the Founders remain full-time employees of the Group at the end of such month. The

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

Company has the option to repurchase the ordinary shares held by the Founders in the event a Founder ceases to be a full-time employee of the Group for any reasons. The Company shall have an irrevocable and exclusive option to repurchase all the unvested shares held by Founders at par value, and all the shares (including vested shares) held by the Founders at fair market value.

Before the Founders’ unvested shares were vested and released from the repurchase rights, the Founders shall be entitled to all rights and privileges as shareholders of the ordinary shares, including voting rights and dividends. Therefore, these unvested shares were considered participating securities for the purpose of earnings (loss) per share calculation.

On December 8, 2011, the Company, the Founders, the Original Investors, Series A and B Preferred Shareholders entered into the Termination Agreement to terminate the Amended SRA. This transaction in substance accelerated the vesting terms of services provided by the Founders related to their restricted stock awards, from the original vesting terms to December 8, 2011. Accordingly, this transaction was accounted for as a modification of the vesting conditions, and all unrecognized share-based compensation expense related to the Founders’ unvested shares as of December 8, 2011 was expensed to profit or loss on that day.

For the year ended December 31, 2011, the Group recorded share-based compensation expense of $63,908,618 related to the unvested shares of the Founders.

(c)	Ordinary shares transferred to the Vice Chairman of the Board of Directors

On June 15, 2011, Elegant Motion, a company wholly-owned by the Chairman, transferred 1,521,007 ordinary shares to High Vivacity, a company wholly-owned by Mr. Hong, who is an employee and vice chairman of the board of directors of the Company. The transfer of shares was intended to compensate Mr. Hong’s contribution for his services as an employee of the Company. In conjunction with the Reorganization of the Company that took place in 2011, Mr. Shen determined the number of ordinary shares and executed the share transfer on June 10, 2011. The Company considers June 10, 2011 as the grant date of the share award. Accordingly, the transaction was recognized as share-based compensation for past services of Mr. Arthur Xiaobo on the grant date. The Group recognized a share-based compensation of US$6,205,708 on June 15, 2011, based on the fair value of the Company’s ordinary share of US$4.08 per share on that date multiple by 1,521,007 ordinary shares transferred.

The following table summarizes information regarding the ordinary shares granted during the year ended December, 31 2011 as share-based compensation:

	Number of ordinary shares	Weighted average granted date fair value (A)
Ordinary shares granted as share-based compensation outstanding as of January 1, 2011	—	—
Granted (note 15(b))	18,632,250	3.43
Granted (note 15(c))	1,521,007	4.08
Vested	(20,153,257)

Outstanding as of December 31, 2011	—

Note A: The fair value of ordinary shares are determined using the same methodologies as described in note 15(a) footnote 6(i), with the assistance of an independent valuation firm.

VIPSHOP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share data)

16.	Segment information

The Group has only one reportable segment, which is the product distribution and offering of goods on its online platforms. The Group’s chief operating decision-maker (“CODM”) has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Group. The Group’s net revenues are all generated from customers in the PRC. Hence, the Group operates and manages its business without segments. All the property, plant and equipment of the Group are located at the PRC.

Product revenues: relate to sales of apparel, shoes and bags and other products.

Advertising revenues: relate to advertising services provided to certain vendors of the Group.

Revenues from different product groups and services are as follow:

For the year ended December 31, 2011
$
Product revenues
Apparel	92,954,694
Shoes and bags	31,673,858
Other goods	101,663,171

226,291,723
Advertising revenues	851,153

Total net revenues	227,142,876

Information about product categories for the years ended December 31, 2009 and 2010 has not been presented because it is impracticable to do so.

17.	Liquidity Risk

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows. Management also monitors the amounts due to related parties and short term bank borrowings as a means of short term financing.

The Group has been generating cash outflows in operating activities for the years ended December 31, 2009 and 2010 presented because the Group is still in the growing stage of its business. The Group has generated cash inflow for the year ended December 31, 2011 and has net current assets in the amount of $9,131,923 as of December 31, 2011, mainly due to growth in the business, improvements in working capital management and the issuance of Series A and B Preferred Shares in 2011 as disclosed in note 10. In opinion of the management, with the Group’s current cash position, the Group has the ability to continue and meet its financial obligations as they become due and to operate on a going concern basis in the next twelve months from December 31, 2011.

Vipshop Holdings Limited

Schedule I - Condensed Financial Information

Statements of Operations

(In U.S. dollars, except for share data)

	8.27.2010 to 12.31.2010	1.1.2011 to 12.31.2011
	$	$
General and administrative expenses	—	(73,927,902)

Loss from operations	—	(73,927,902)
Equity in losses of subsidiaries and a variable interest entity	(6,657,478)	(33,343,623)

Net loss	(6,657,478)	(107,271,525)
Deemed dividend on issuance of Series A Preferred Shares	—	(49,214,977)

Net loss attributable to ordinary shareholders	(6,657,478)	(156,486,502)

Vipshop Holdings Limited

Schedule I - Condensed Financial Information

Balance Sheets

(In U.S. dollars, except for share data)

	As of December 31,
	2010	2011
	$	$
ASSETS
NON-CURRENT ASSETS
Amount due from a subsidiary	—	18,289,203

TOTAL ASSETS	—	18,289,203

LIABILITIES AND EQUITY (DEFICIT)
Investments in subsidiaries and a variable interest entity	10,111,580	—
Amount due to a shareholder	1	1

Total liabilities	10,111,581	1

EQUITY (DEFICIT):
Ordinary shares (US$0.0001 par value, 479,787,500 shares authorized and 47,775,000 shares issued and outstanding as of December 31, 2009 and 2010; US$0.0001 par value, 471,620,833 shares authorized and 46,234,659 shares issued and outstanding as of December 31, 2011)	4,778	4,624
Series A Preferred Shares (US$0.0001 par value; 20,212,500 shares authorized, issued and outstanding as of December 31, 2011 )	—	20,113,898
Series B Preferred Shares (US$0.0001 par value; 8,166,667 shares authorized, issued and outstanding as of December 31, 2011)	—	41,147,021
Additional paid-in capital	145,805	124,341,953
Accumulated losses	(10,066,759)	(166,553,261)
Accumulated other comprehensive loss	(195,405)	(765,033)

Total shareholders’ (deficit) equity	(10,111,581)	18,289,202

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	—	18,289,203

Vipshop Holdings Limited

Schedule I - Condensed Financial Information

Statement of Shareholders’ Equity (Deficit) and

Comprehensive Income

(In U.S. dollars, except for share data)

	Series A Preferred shares		Series B Preferred shares		Ordinary shares
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	Additional paid-in capital	Accumulated losses	Accumulated other comprehensive loss	Total	Comprehensive loss
		$		$		$	$	$		$
Balance as of August 27, 2010	—	—	—	—	47,775,000	4,778	145,805	(3,409,281)	(39,903)	(3,298,601)
Net loss	—	—	—	—	—	—	—	(6,657,478)	—	(6,657,478)	(6,657,478)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(155,502)	(155,502)	(155,502)

Balance as of December 31, 2010	—	—	—	—	47,775,000	4,778	145,805	(10,066,759)	(195,405)	(10,111,581)	(6,812,980)

Net loss	—	—	—	—	—	—	—	(107,271,525)	—	(107,271,525)	(107,271,525)
Repurchase of ordinary shares	—	—	—	—	(1,837,500)	(184)	(1,837,316)	—	—	(1,837,500)	—
Issuance of ordinary shares	—	—	—	—	297,159	30	1,499,964	—	—	1,499,994	—
Issuance of Series A Preferred shares	20,212,500	20,113,898	—	—	—	—	—	—	—	20,113,898	—
Issuance of Series B Preferred shares	—	—	8,166,667	41,147,021	—	—	—	—	—	41,147,021	—
Registered capital contribution by shareholders of the VIE	—	—	—	—	—	—	1,390,621	—	—	1,390,621	—
Deemed dividend on issuance of Series A Preferred shares	—	—	—	—	—	—	49,214,977	(49,214,977)	—	—	—
Share-based compensation expenses	—	—	—	—	—	—	73,927,902	—	—	73,927,902	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(569,628)	(569,628)	(569,628)

Balance as of December 31, 2011	20,212,500	20,113,898	8,166,667	41,147,021	46,234,659	4,624	124,341,953	(166,553,261)	(765,033)	18,289,202	(107,841,153)

VIPSHOP HOLDINGS LIMITED

NOTE TO SCHEDULE I

(In U.S. dollars, except for share or per share data)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2009, 2010 and 2011, $145,804, $145,804 and $34,351,666 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of Vipshop Holdings Limited (“Parent Company”) has been presented.

No cash dividend was declared or paid by the Parent Company since its incorporation as of August 27, 2010.

Basis of preparation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in its consolidated financial statements, except that the Parent Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. Accordingly, the condensed financial information presented herein represents the financial information of the Parent Company.

The Parent Company was incorporated on August 27, 2010, accordingly, the amount of investments in subsidiaries and a variable interest entity at inception was assumed to be the accumulated losses and other comprehensive losses incurred by its subsidiaries and the variable interest entity up to that date.

No cash flow statement has been presented as the Parent Company has no cash transactions for all the years presented.

Vipshop Holdings Limited

11,176,470 American Depositary Shares

Representing 22,352,940 Ordinary Shares

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities

Piper Jaffray & Co.	Oppenheimer & Co.

Through and including                      , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotment or subscription.

Prospectus dated                     , 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which will be filed as Exhibit 10.10 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Type of Securities
Elegant Motion Holdings Limited	August 27, 2010 January 31, 2011	20,000 19,105,840	Nil Nil	Ordinary Shares Ordinary Shares
High Vivacity Holdings Limited	August 27, 2010 January 31, 2011	12,500 11,941,150	Nil Nil	Ordinary Shares Ordinary Shares
Rapid Prince Development Limited	August 27, 2010 January 31, 2011	7,500 5,327,590	Nil Nil	Ordinary Shares Ordinary Shares
Dynasty Mount Enterprises Limited	August 27, 2010 January 31, 2011	5,000 4,776,460	Nil Nil	Ordinary Shares Ordinary Shares
Advanced Sea International Limited	August 27, 2010 January 31, 2011	5,000 4,776,460	Nil Nil	Ordinary Shares Ordinary Shares
DCM V, L.P.	January 31, 2011 April 11, 2011	10,762,390 773,574	US$10,762,390 US$3,904,865	Series A Preferred Shares Series B Preferred Shares
DCM Affiliates Fund V, L.P.	January 31, 2011 April 11, 2011	262,610 18,876	US$262,610 US$95,283	Series A Preferred Shares Series B Preferred Shares
Sequoia Capital China II, L.P.	January 31, 2011	7,700,044	US$7,700,044	Series A Preferred Shares
Sequoia Capital China Partners Fund II, L.P.	January 31, 2011	193,856	US$193,856	Series A Preferred Shares
Sequoia Capital China Principals Fund II, L.P.	January 31, 2011	1,293,600	US$1,293,600	Series A Preferred Shares
DCM VI, L.P.	April 11, 2011	2,372,133	US$11,974,108	Series B Preferred Shares
Sequoia Capital 2010 CV Holdco, Ltd.	April 11, 2011	5,002,084	US$25,249,636	Series B Preferred Shares
Elegant Motion Holdings Limited	June 15, 2011	198,106	US$1,000,000	Ordinary Shares
High Vivacity Holdings Limited	June 15, 2011	99,053	US$500,000	Ordinary Shares
Certain officers and employees as a group	March 18, 2011 to February 1, 2012	Options to purchase 7,191,418 ordinary shares	Past and future services to our company	Option to Purchase Ordinary Shares

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See the Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document upon such date of first use.

(4)	For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on March 22, 2012.

Vipshop Holdings Limited

By:	/s/ Eric Ya Shen
	Name:	Eric Ya Shen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on March 22, 2012.

Signature	Title

/s/ Eric Ya Shen Eric Ya Shen	Chairman and Chief Executive Officer (principal executive officer)

* Arthur Xiaobo Hong	Director

* Bin Wu	Director

* Yu Xu	Director

* Xing Liu	Director

* Xing Peng	Director

* Frank Lin	Director

/s/ Donghao Yang Donghao Yang	Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Eric Ya Shen
Name:	Eric Ya Shen
Attorney-in-fact

Signature of authorized representative in the United States

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Vipshop Holdings Limited, has signed this Registration Statement or amendment thereto in New York, on March 22, 2012.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name: Kate Ledyard
Title: Manager Law Debenture Corporate Service Inc.

Vipshop Holdings Limited

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect

3.2†	Form of Post-offering Memorandum and Articles of Association of the Registrant as effective upon the completion of this offering

4.1†	Form of Ordinary Share Certificate

4.2†	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

4.3†	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Amended and Restated Shareholders’ Agreement, dated April 11, 2011, among the Registrant, its Ordinary Shareholders and Preferred Shareholders and Other Parties thereto

4.5†	Share Subscription Agreement, dated April 11, 2011, among the Registrant, its Ordinary Shareholders and the Series B Preferred Shareholders and Other Parties thereto

5.1	Opinion of Thorp Alberga, the Cayman Islands Legal Counsel to the Registrant, regarding the validity of the Ordinary Shares being registered

8.1	Opinion of Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.3	Opinion of Han Kun Law Offices regarding certain PRC tax matters

10.1†	2011 Stock Incentive Plan

10.2†	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.3†	English translation of the Loan Contract between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and China Merchants Bank, Shenzhen Keyuan Sub-Branch dated as of June 30, 2011

10.4†	English translation of the Loan Contract between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and China Merchants Bank, Shenzhen Keyuan Sub-Branch dated as of May 27, 2011

10.5†	Amended and Restated Exclusive Business Cooperation Agreement between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and Guangzhou Vipshop Information Technology Co., Ltd.

10.6†	Amended and Restated Equity Interest Pledge Agreement among Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.), Guangzhou Vipshop Information Technology Co., Ltd. and its Shareholders

10.7†	Amended and Restated Exclusive Option Agreement among Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.), Guangzhou Vipshop Information Technology Co., Ltd. and its Shareholders

10.8†	Powers of Attorney by the Shareholders of Guangzhou Vipshop Information Technology Co., Ltd.

Exhibit Number	Description of Document

10.9†	English translation of the Exclusive Purchase Framework Agreement between Guangzhou Vipshop Computer Service Co., Ltd. (now Vipshop (China) Co., Ltd.) and Guangzhou Vipshop Information Technology Co., Ltd.

10.10†	Form of Indemnification Agreement for Officers and Directors

10.11†	2012 Share Incentive Plan

21.1†	Subsidiaries of the Registrant

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Thorp Alberga (included in Exhibit 5.1 and Exhibit 8.1)

23.3	Consent of Han Kun Law Offices (included in Exhibit 8.3 and Exhibit 99.2)

23.4†	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2)

23.6†	Consent of Nanyan Zheng

23.7†	Consent of Kathleen Chien

24.1†	Powers of Attorney (included on the signature page of this registration statement)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Han Kun Law Offices regarding certain PRC legal matters

†	Previously filed.